 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-298761
MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
To the Shareholders of Finward Bancorp
On behalf of the board of directors of Finward Bancorp (“Finward”), we are pleased to enclose the accompanying proxy statement/prospectus relating to the proposed acquisition of Finward by First Financial Bancorp. (“First Financial”). We are requesting that you take certain actions as a holder of Finward common stock (a “Finward shareholder”).
On July 21, 2026, First Financial and Finward entered into an Agreement and Plan of Merger (the “merger agreement”). Under the merger agreement, Finward will merge with and into First Financial, with First Financial as the surviving corporation in the merger (the “merger”). Immediately following the merger, Peoples Bank (“Peoples Bank”), an Indiana state-chartered bank and a wholly owned subsidiary of Finward, will merge with and into First Financial Bank, an Ohio state-chartered bank and a wholly owned subsidiary of First Financial, with First Financial Bank as the surviving bank (the “bank merger”).
At the effective time of the merger (the “effective time”), Finward shareholders will receive 1.35 First Financial common shares for each share of Finward common stock they own. Based on the closing price of First Financial’s common shares on the Nasdaq Stock Market LLC (“Nasdaq”), on July 20, 2026, the last trading day before the public announcement of the merger, the exchange ratio represented approximately $47.90 in value for each share of Finward common stock, representing merger consideration of approximately $208.3 million on an aggregate basis.
The value of the First Financial common shares at the time of the completion of the merger could be greater than, less than or the same as the value of First Financial common shares on the date of the accompanying proxy statement/prospectus. We urge you to obtain current market quotations of First Financial common shares (Nasdaq trading symbol “FFBC”) and Finward common stock (Nasdaq trading symbol “FNWD”).
We expect the merger will qualify as a reorganization for U.S. federal income tax purposes. Accordingly, holders generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of Finward common stock for First Financial common shares in the merger, except with respect to any cash received by Finward shareholders in lieu of fractional First Financial common shares.
Based on the number of shares of Finward common stock outstanding as of September 22, 2026, First Financial expects to issue approximately 5.87 million First Financial common shares to Finward shareholders in the aggregate in the merger. We estimate that First Financial shareholders will own approximately 95% and former Finward shareholders will own approximately 5% of the common shares of First Financial following the completion of the merger.
Finward will hold a special meeting of its shareholders in connection with the merger. At the special meeting, in addition to other business, Finward will ask its shareholders to consider and vote upon the merger and the other transactions contemplated by the merger agreement. Information about the special meeting and the merger is contained in this document. You are urged to read this document, including the annexes, exhibits and any prior filings referenced herein and filed by either of the parties with the Securities and Exchange Commission, carefully and in its entirety.
The special meeting will be held completely as a virtual meeting of shareholders on November 2, 2026 at 9:00 a.m., Central Time.
The Finward board of directors unanimously recommends that shareholders vote “FOR” each of the proposals to be considered at the special meeting.
This proxy statement/prospectus provides you with detailed information about the merger agreement and the merger. It also contains or references information about First Financial and Finward and certain related matters. You are encouraged to read this proxy statement/prospectus carefully and in its entirety, including the annexes, exhibits and any prior filings referenced herein and filed by either of the parties with the Securities and Exchange Commission. In particular, you should read the “Risk Factors” section beginning on page 20 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you. You can also obtain information about First Financial and Finward from documents that have been filed with the Securities and Exchange Commission that are incorporated into this proxy statement/prospectus by reference.
On behalf of the Finward board of directors, thank you for your prompt attention to this important matter.
Sincerely,
By:

Benjamin Bochnowski
President and Chief Executive Officer Finward Bancorp

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.
The securities that First Financial is offering through this document are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either First Financial or Finward, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
This proxy statement/prospectus is dated September 28, 2026, and is first being mailed to Finward shareholders on or about September 28, 2026.

ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates important business and financial information about First Financial and Finward from documents that are not included in or delivered with this proxy statement/prospectus. This information is described on page 101 under the heading “Where You Can Find More Information.” You can obtain free copies of this information by writing or calling:
First Financial Bancorp. 255 East Fifth Street, Suite 700 Cincinnati, Ohio 45202 Telephone: (877) 322-9530 Attention: Investor Relations	Finward Bancorp 9204 Columbia Avenue Munster, Indiana 46321 Telephone: (219) 836-4400 Attention: Investor Relations
You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than October 26, 2026, in order to receive them before the special meeting.
No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated September 28, 2026, and you should assume that the information in this proxy statement/prospectus is accurate only as of such date. You should assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of the date of such incorporated document. Neither the mailing of this proxy statement/prospectus to Finward shareholders nor the issuance by First Financial of shares of First Financial common shares in connection with the merger will create any implication to the contrary. This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in, or incorporated by reference into, this proxy statement/prospectus regarding First Financial has been provided by First Financial and information contained in, or incorporated by reference into, this proxy statement/prospectus regarding Finward has been provided by Finward.
See “Where You Can Find More Information” beginning on page 101 of this proxy statement/prospectus for further information.

Finward Bancorp
9204 Columbia Avenue
Munster, Indiana 46321
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Finward shareholders:
On July 21, 2026, Finward Bancorp, an Indiana corporation (“Finward”), and First Financial Bancorp., an Ohio corporation (“First Financial”), entered into an Agreement and Plan of Merger (as may be amended, modified or supplemented from time to time in accordance with its terms, the “merger agreement”). A copy of the merger agreement is attached as Annex A to the accompanying proxy statement/prospectus.
NOTICE IS HEREBY GIVEN that a special meeting of Finward shareholders (the “special meeting”) will be held virtually on November 2, 2026 at 9:00 a.m., Central Time. You may attend the meeting online, submit questions, and vote your shares electronically during the meeting via the internet at www.virtualshareholdermeeting.com/FNWD2026SM. To enter the special meeting, you will need the 16-digit control number that is printed in the box marked by the arrow on the accompanying proxy card.
At the special meeting, Finward shareholders will be asked to consider and vote on the following matters:
•
A proposal to approve the transactions contemplated by the merger agreement, including the merger (the “merger”) of Finward with and into First Financial (collectively, the “merger proposal”); and

•
A proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger proposal, or to ensure that any supplement or amendment to the accompanying proxy statement/prospectus is timely provided to Finward shareholders (the “adjournment proposal”).

Approval of the merger proposal is required to complete the transactions contemplated in the merger agreement. Approval of the merger proposal requires the affirmative vote by the holders of a majority of outstanding shares of Finward common stock entitled to vote.
As more fully described in the “Questions and Answers” and “The Special Meeting” sections of the accompanying proxy statement/prospectus, you are entitled to attend the special meeting if, as of the close of business on September 22, 2026 you held shares of Finward common stock registered in your name (a “record holder”), or you held shares in “street name” through a bank, broker, trustee or other nominee (a “beneficial owner”). Both record holders and beneficial owners will be able to attend the special meeting, ask questions and vote during the meeting. See the “Questions and Answers” section of the accompanying proxy statement/prospectus for more information.
The board of directors of Finward fixed the close of business on September 22, 2026 as the record date for the special meeting. Only holders of record of Finward common stock as of the close of business on the record date for the special meeting are entitled to notice of the special meeting or any adjournment or postponement thereof.
Under Indiana law, Finward shareholders are not entitled to appraisal rights with respect to the proposed merger.
The Finward board of directors unanimously recommends that Finward shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal.

Your vote is important.
Whether or not you plan to attend the special meeting, we urge you to please promptly complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or authorize the individuals named on the accompanying proxy card to vote your shares by calling the toll-free telephone number or by using the internet as described in the instructions included with the accompanying proxy card. If your shares are held in the name of a bank, broker, trustee or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker, trustee or other nominee.
If you have any questions regarding the accompanying proxy statement/prospectus, you may contact Finward’s proxy solicitor at:
Advantage Proxy, Inc.
Attention: Karen Smith
Toll-Free: (877) 870-8565
Collect: (206) 870-8565
Email: ksmith@advantageproxy.com
By Order of the Board of Directors
Benjamin Bochnowski
President and Chief Executive Officer
Finward Bancorp
September 28, 2026

i

ii

iii

CERTAIN DEFINITIONS
Certain abbreviations and terms used in the text and notes of this proxy statement/prospectus are defined below:
•
“Finward” refers to Finward Bancorp, an Indiana corporation

•
“Finward board of directors” refers to the board of directors of Finward

•
“Finward bylaws” refers to the amended and restated by-laws of Finward

•
“Finward articles” refers to the restated articles of incorporation of Finward

•
“Finward common stock” refers to the common stock of Finward, no par value

•
“Finward shareholders” refers to holders of shares of Finward common stock

•
“First Financial Bank” refers to First Financial Bank, an Ohio state-chartered bank and a wholly owned subsidiary of First Financial

•
“First Financial” refers to First Financial Bancorp., an Ohio corporation

•
“First Financial articles” refers to the amended and restated articles of incorporation of First Financial

•
“First Financial board of directors” refers to the board of directors of First Financial

•
“First Financial regulations” refers to the second amended and restated regulations of First Financial

•
“First Financial common shares” refers to the common shares of First Financial, no par value

•
“First Financial preferred shares” refers to the preferred shares of First Financial, with or without par value, as determined in accordance with the First Financial articles

•
“First Financial shareholders” refers to holders of First Financial common shares both prior to and following the completion of the merger

•
“Peoples Bank” refers to Peoples Bank, an Indiana state-chartered bank and a wholly owned subsidiary of Finward

•
“special meeting” refers to the special meeting of Finward shareholders to be held virtually on November 2, 2026 to consider and vote on the merger proposal and the adjournment proposal

QUESTIONS AND ANSWERS
The following are some questions that you may have about the merger and the special meeting, and brief answers to those questions. You are urged to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger or the special meeting. Additional important information is also contained in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 101.
Q:
Why am I receiving this proxy statement/prospectus?

A:
You are receiving this proxy statement/prospectus because First Financial and Finward entered into an Agreement and Plan of Merger, dated July 21, 2026 (as may be amended, modified or supplemented from time to time in accordance with its terms, the “merger agreement”), pursuant to which Finward will merge with and into First Financial, with First Financial as the surviving corporation (the “merger”). Immediately following the merger, Peoples Bank will merge with and into First Financial Bank, with First Financial Bank as the surviving bank (the “bank merger”), and the separate existence of Peoples Bank will cease. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus and is incorporated by reference herein. In this proxy statement/prospectus, the closing of the merger is referred to as the “closing” and the date on which the closing occurs is referred to as the “closing date.”

To complete the merger, among other things, Finward shareholders must approve the merger and other transactions contemplated by the merger agreement (the “merger proposal”).
Finward is holding the special meeting to obtain shareholder approval of the merger proposal. In addition, Finward shareholders will be asked to approve a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger proposal or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to Finward shareholders (the “adjournment proposal”).
This document is also a prospectus that is being delivered to Finward shareholders because, in connection with the merger, First Financial is offering First Financial common shares to Finward shareholders in exchange for Finward common shares pursuant to the merger agreement.
This proxy statement/prospectus contains important information about the merger agreement, the merger and the proposals being voted on at the special meeting. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares of common stock voted by proxy without attending the meeting. Even if you plan to attend the special meeting, Finward encourages you to authorize a proxy to vote your shares in advance. Authorizing a proxy to vote your shares in advance of the meeting does not prevent you from voting your shares during the meeting because you may subsequently revoke your proxy. Your vote is important, and you are encouraged to submit your proxy as soon as possible.
Q:
What will happen in the merger?

A:
In the merger, Finward will merge with and into First Financial, with First Financial as the surviving corporation. In the bank merger, Peoples Bank will merge with and into First Financial Bank, with First Financial Bank as the surviving bank.

After the effective time, (i) Finward will no longer be a public company and will cease to exist, (ii) Finward common stock will be delisted from Nasdaq and will cease to be publicly traded and (iii) Finward common stock will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). See the information provided in the section entitled “The Merger Agreement — Structure of the Merger” beginning on page 61 and the merger agreement for more information about the merger.

Q:
When and where will the special meeting take place?

A:
The special meeting will be held virtually on November 2, 2026, at 9:00 a.m., Central Time. You may attend the meeting online, submit questions, and vote your shares electronically during the meeting via the internet at www.virtualshareholdermeeting.com/FNWD2026SM. To enter the special meeting, you will need the 16-digit control number that is printed in the box marked by the arrow on the accompanying proxy card.

Even if you plan to attend the special meeting, we recommend that you authorize a proxy to vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the special meeting.
Q:
What matters will be considered at the special meeting?

A:
At the special meeting, Finward shareholders will be asked to consider and vote on the following proposals:

•
Proposal 1:   The merger proposal; and

•
Proposal 2:   The adjournment proposal.

In order to complete the merger, among other things, Finward shareholders must approve the merger proposal. The approval of the adjournment proposal is not a condition to the obligations of First Financial or Finward to complete the merger.
Q:
What will Finward shareholders receive in the merger?

A:
Under the terms and subject to the conditions set forth in the merger agreement, each share of Finward common stock issued and outstanding immediately prior to the effective time of the merger (the “effective time”), except for shares of Finward common stock owned by Finward or First Financial (other than shares of Finward common stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties, or (ii) held, directly or indirectly, by Finward or First Financial in respect of debts previously contracted) will be converted into the right to receive 1.35 (the “exchange ratio”) First Financial common shares (the “merger consideration”).

First Financial will not issue any fractional First Financial common shares in the merger. Finward shareholders who would otherwise be entitled to a fraction of a First Financial common share in the merger will instead receive an amount in cash (rounded to the nearest cent) determined by multiplying the average closing sale price per First Financial common share on Nasdaq as reported by The Wall Street Journal for the consecutive period of five full trading days ending on the day preceding the closing date (the “First Financial closing share value”) by the fraction of a First Financial common share (after taking into account all shares of Finward common stock held by such holder immediately prior to the effective time and rounded to the nearest thousandth when expressed in decimal form) that such shareholder would otherwise be entitled to receive.
Q:
Will the value of the merger consideration change between the date of this proxy statement/prospectus and the time the merger is completed?

A:
Yes. Although the number of First Financial common shares that Finward shareholders will receive is fixed, the value of the merger consideration will fluctuate between the date of this proxy statement/prospectus and the completion of the merger based upon the market value for First Financial common shares. Any fluctuation in the market price of First Financial common shares will change the value of the First Financial common shares that Finward shareholders will receive. Neither First Financial nor Finward is permitted to terminate the merger agreement as a result of any increase or decrease in the market price of First Financial common shares or Finward common stock.

Q:
How will the merger affect Finward’s 401(k) plan?

A:
The merger agreement provides that Finward will cause Finward’s 401(k) plan to be terminated effective as of the day immediately prior to the effective time and contingent upon the occurrence of the closing. Finward will provide First Financial with evidence that such plan has been terminated not later than two business days immediately preceding the effective time, and any continuing employees will be eligible to participate, effective as of the effective time or as soon as administratively practicable thereafter, in a 401(k) plan sponsored or maintained by First Financial or one of its subsidiaries. First Financial and Finward will take any and all actions as may be required, including amendments to Finward’s 401(k) plan and/or First Financial’s 401(k) plan, to permit the continuing employees to make rollover contributions to First Financial’s 401(k) plan of “eligible rollover distributions” (within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”)) from Finward’s 401(k) plan in the form of cash, notes (in the case of loans) or a combination thereof.

Q:
How does the Finward board of directors recommend that I vote at the special meeting?

A:
The Finward board of directors unanimously recommends that you vote “FOR” the merger proposal, and “FOR” the adjournment proposal.

In considering the recommendations of the Finward board of directors, Finward shareholders should be aware that Finward directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of Finward shareholders generally. For a more complete description of these interests, see the information provided in the section entitled “The Merger — Interests of Certain Finward Directors and Executive Officers in the Merger” beginning on page 53.
Q:
Who is entitled to vote at the special meeting?

A:
The record date for the special meeting is September 22, 2026. All Finward shareholders who hold shares of Finward common stock at the close of business on the record date for the special meeting are entitled to receive notice of, and vote at, the special meeting.

Each holder of Finward common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of Finward common stock that such holder owned of record as of the record date. As of September 22, 2026, there were 4,330,893 shares of Finward common stock outstanding.
Attendance at the special meeting is not required to vote. See below and the section entitled “The Special Meeting — Proxies” beginning on page 28 for instructions on how to vote your shares of Finward common stock without attending the special meeting.
Q:
What constitutes a quorum for the special meeting?

A:
The presence at the special meeting, either by virtual attendance via the internet or by proxy, of holders of a majority of the shares of Finward common stock that are outstanding and entitled to vote as of the record date will constitute a quorum for the transaction of business at the special meeting. Abstentions and broker non-votes are considered present at the special meeting and are counted in determining whether or not a quorum is present.

Q:
What vote is required for the approval of each proposal at the special meeting?

A:
Proposal 1: Merger proposal.   Approval of the merger proposal requires the affirmative vote by the holders of a majority of outstanding shares of Finward common stock entitled to vote on the merger proposal (the “requisite Finward vote”). If a Finward shareholder is present at the special meeting and abstains from voting, responds by proxy with an “ABSTAIN,” fails to submit a proxy or vote at the special meeting or fails to instruct his, her or its bank, broker, trustee or other nominee how to vote with respect to the merger proposal, it will have the same effect as a vote “AGAINST” the merger proposal.

Proposal 2: Adjournment proposal.   Approval of the adjournment proposal requires that votes cast in favor of the adjournment proposal exceed votes cast opposing the adjournment proposal. If a Finward shareholder is present at the special meeting and abstains from voting, or responds by proxy with an “ABSTAIN,” is not present at the special meeting and does not respond by proxy or does not provide his, her or its bank, broker, trustee or other nominee with instructions with respect to the adjournment proposal, it will have no effect on the outcome of the adjournment proposal.
Q:
How can I attend and vote at the special meeting?

A:
Record Holders.   The special meeting will be completely virtual and will be held at the time and internet address mentioned in the proxy card included with these materials. If you are a shareholder of record, you may attend the meeting online and vote your shares electronically during the meeting via internet at www.virtualshareholdermeeting.com/FNWD2026SM. To enter the special meeting, you will need the 16-digit control number that is printed in the box marked by the arrow on the accompanying proxy card and you should follow the instructions provided when you login. However, we encourage you to vote in advance by proxy card even if you plan to attend the online meeting.

Beneficial Owners.   If you hold shares in a brokerage or other account in “street name,” you are a “beneficial owner,” and your shares may be voted at the special meeting. If you wish to attend the special meeting, you must obtain a legal proxy and follow the instructions from the bank, broker, trustee or other nominee.
Additional information on attending the special meeting can be found under the section entitled “The Special Meeting — Attending the Special Meeting” on page 28.
Q:
How can I vote my shares without attending the special meeting?

A:
Whether you hold your shares directly as the holder of record of Finward common stock or beneficially in “street name,” you may direct your vote by proxy without attending the special meeting.

If you are a record holder of Finward common stock, you can authorize a proxy to vote your shares via the internet, by telephone or by mail by following the instructions provided on the enclosed proxy card. If you hold shares beneficially in “street name” as a beneficial owner of Finward common stock, you should follow the voting instructions provided by your bank, broker, trustee or other nominee.
Additional information on voting procedures can be found under the section entitled “The Special Meeting — Attending the Special Meeting” on page 28.
Q:
What do I need to do now prior to the special meeting?

A:
After carefully reading and considering the information contained in this document, including its annexes and the information incorporated by reference herein, please vote your shares as soon as possible, even if you plan on attending the special meeting.

Please respond by completing, signing and dating the accompanying proxy card and returning it in the enclosed postage-paid envelope, or by submitting your proxy by telephone or through the internet, as soon as possible so that your shares may be represented at the special meeting. Please note that if you are a beneficial owner with shares held in “street name,” you should follow the voting instructions provided by your bank, broker, trustee or other nominee.
Q:
If I am a beneficial owner with my shares held in “street name” by a bank, broker, trustee or other nominee, will my bank, broker, trustee or other nominee vote my shares for me?

A:
No. Your bank, broker, trustee or other nominee cannot vote your shares without instructions from you. You should instruct your bank, broker, trustee or other nominee how to vote your shares in accordance with the instructions provided to you. Please check the voting instruction form used by your bank, broker, trustee or other nominee.

Q:
What is a “broker non-vote”?

A:
Banks, brokers, trustees and other nominees who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers, trustees and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine” without specific instructions from the beneficial owner.

A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at the special meeting will be “non-routine” matters, and, as such, Finward does not expect any broker non-votes at the special meeting and does not expect any broker non-votes to count towards the special meeting quorum. If your bank, broker, trustee or other nominee holds your shares of Finward common stock in “street name,” such entity will vote your shares of Finward common stock only if you provide instructions on how to vote by complying with the instructions provided to you by your bank, broker, trustee or other nominee with this proxy statement/prospectus.
If you are a beneficial owner of Finward common stock and you do not instruct your bank, broker, trustee or other nominee on how to vote your shares of Finward common stock:
•
Merger proposal:   Your bank, broker, trustee or other nominee may not vote your shares on the merger proposal, which broker non-votes, if any, will have the same effect as a vote “AGAINST” the merger proposal.

•
Adjournment proposal:   Your bank, broker, trustee or other nominee may not vote your shares on the adjournment proposal, which broker non-votes, if any, will have no effect on the outcome of the adjournment proposal.

Q:
What if I fail to vote or abstain?

A:
An abstention occurs when a Finward shareholder attends the special meeting and does not vote or returns a proxy with an “ABSTAIN” instruction.

•
Merger proposal:   An abstention will have the same effect as a vote “AGAINST” the merger proposal. If a Finward shareholder is not present at the special meeting and does not respond by proxy, it will also have the same effect as a vote “AGAINST” the merger proposal.

•
Adjournment proposal:   An abstention will have no effect on the outcome of the adjournment proposal. If a Finward shareholder is not present at the special meeting and does not respond by proxy, it will have no effect on the outcome of the adjournment proposal.

Q:
Why is my vote important?

A:
If you do not vote, it will be more difficult for Finward to obtain the necessary quorum to hold the special meeting and to obtain the shareholder approval that its board of directors is recommending and seeking. Approval of the merger proposal requires the affirmative vote by the holders of a majority of outstanding shares of Finward common stock entitled to vote. Your failure to submit a proxy or vote via the internet at the special meeting, or failure to instruct your bank, broker, trustee or other nominee how to vote, will prevent your shares of Finward common stock from being counted towards the quorum for the special meeting.

The Finward board of directors unanimously recommends that you vote “FOR” the merger proposal and “FOR” the adjournment proposal to be considered at the special meeting.

Q:
What will happen if I return my proxy card without indicating how to vote?

A:
If you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of Finward common stock represented by your proxy will be voted as recommended by the Finward board of directors with respect to such proposals.

Q:
Can I change my vote after I have delivered my proxy or voting instruction card?

A:
If you directly hold shares of Finward common stock in your name as a record holder, you can change your vote at any time before your proxy is voted at the special meeting. You can do this by:

•
submitting a written statement that you would like to revoke your proxy to the corporate secretary of Finward that is received by the corporate secretary prior to the start of the special meeting;

•
properly signing and returning a proxy card with a later date;

•
attending the special meeting, notifying the corporate secretary and voting electronically at the special meeting; or

•
authorizing a proxy by telephone or the internet at a later time.

If you are a beneficial owner and your shares are held by a bank, broker, trustee or other nominee, you may change your vote before your proxy is voted at the special meeting by:
•
contacting your bank, broker, trustee or other nominee; or

•
attending the special meeting via the internet, notifying the corporate secretary and voting electronically at the special meeting.

Q:
Will Finward be required to submit the merger proposal to its shareholders even if the Finward board of directors has withdrawn, modified or qualified its recommendation?

A:
Yes. Unless the merger agreement is terminated before the special meeting, Finward is required to submit the merger proposal to its shareholders even if the Finward board of directors has withdrawn, modified or qualified its recommendation.

Q:
Are Finward shareholders entitled to appraisal rights?

A:
No. Finward shareholders are not entitled to appraisal rights under the applicable provisions of the Indiana Business Corporation Law (“IBCL”). For more information, see the section entitled “The Merger — No Appraisal or Dissenters’ Rights in the Merger” beginning on page 60.

Q:
Are there any risks that I should consider in deciding whether to vote for the approval of the merger proposal, or the other proposals to be considered at the special meeting?

A:
Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 20. You also should read and carefully consider the risk factors of First Financial and Finward contained in the documents that are incorporated by reference into this proxy statement/prospectus.

Q:
What are the material U.S. federal income tax consequences of the merger to Finward shareholders?

A:
The merger has been structured to qualify as a reorganization for federal income tax purposes, and it is a condition to the respective obligations of First Financial and Finward to complete the merger that each of First Financial and Finward receives a legal opinion to the effect that the merger will so qualify. Accordingly, holders generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of Finward common stock for First Financial common shares in the merger, except with respect to any cash received by Finward shareholders in lieu of fractional First Financial common shares. You should be aware that the tax consequences to you of the merger may depend upon your individual situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this proxy statement/prospectus. You should therefore consult with your tax advisor for a full understanding of the tax consequences to you of the merger. For a more complete discussion of the material U.S. federal income tax consequences of the merger, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 77.
Q:
When is the merger expected to be completed?

A:
First Financial and Finward expect to complete the merger in the fourth quarter of 2026 or early in the first quarter of 2027. However, neither First Financial nor Finward can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion is subject to conditions and factors outside the control of both companies. Finward must first obtain the approval of its shareholders for the merger proposal. First Financial and Finward must also obtain requisite regulatory approvals and satisfy certain other closing conditions. First Financial and Finward expect the merger to be completed promptly once First Financial and Finward have obtained Finward shareholder approval, obtained requisite regulatory approvals and satisfied certain other closing conditions as provided in the merger agreement.

Q:
What are the conditions to complete the merger?

A:
The obligations of First Financial and Finward to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including the receipt of requisite regulatory approvals and the expiration of all statutory waiting periods without the imposition of any materially burdensome regulatory condition, the receipt of certain tax opinions, the delivery of a FIRPTA certificate by Finward, approval by Finward shareholders of the merger proposal, authorization for listing on Nasdaq the First Financial common shares to be issued in the merger, the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, the absence of legal restraint prohibiting the merger, the accuracy of the representations and warranties made in the merger agreement subject to certain materiality qualifications and the absence of any material adverse effect with respect to First Financial or Finward. For more information, see “The Merger Agreement — Conditions to Complete the Merger” beginning on page 73.

Q:
What happens if the merger is not completed?

A:
If the merger is not completed, Finward shareholders will not receive any consideration for their shares of Finward common stock in connection with the merger. Instead, Finward will remain an independent public company and Finward common stock will continue to be listed and traded on Nasdaq. In addition, if the merger agreement is terminated in certain circumstances, a termination fee of $9.0 million will be payable by Finward to First Financial. See “The Merger Agreement — Termination Fee” beginning on page 75 for a more detailed discussion of the circumstances under which a termination fee will be required to be paid.

Q:
What happens if I sell my shares after the record date but before the special meeting?

A:
The record date is earlier than the date of the special meeting, and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of Finward common stock after the record date but before the date of the special meeting, you will retain your right to vote at the special meeting, but you will not have the right to receive the merger consideration to be received by Finward shareholders in connection with the merger. In order to receive the merger consideration, you must hold your shares of Finward common stock through the effective time of the merger.

Q:
Should I send in my stock certificates now?

A:
No. Please do not send in your stock certificates with your proxy. After the merger is completed, Computershare, Inc. and Computershare Trust Company, N.A., as the exchange agent designated by First Financial and mutually acceptable to Finward (the “exchange agent”), will send you instructions for exchanging Finward stock certificates for the consideration to be received in the merger. See “The Merger Agreement — Exchange of Shares” beginning on page 63.

Q:
What should I do if I hold my shares of Finward common stock in book-entry form?

A:
If your shares of Finward common stock are held in book-entry form, you are not required to take any additional action in connection with the exchange of your shares of Finward common stock for the merger consideration at the effective time. After the completion of the merger, shares of Finward common stock held in book-entry form will automatically be exchanged for the merger consideration.

Q:
What should I do if I receive more than one set of voting materials for the special meeting?

A:
If you are a beneficial owner and hold shares of Finward common stock in “street name” and also are a record holder and hold shares directly in your name or otherwise or if you hold shares of Finward common stock in more than one brokerage account, you may receive more than one set of voting materials relating to the special meeting.

Record Holders.   For shares held directly, please complete, sign, date and return each proxy card (or authorize a proxy to vote your shares by telephone or the internet as provided on each proxy card) or otherwise follow the voting instructions provided in this proxy statement/prospectus in order to ensure that all of your shares of Finward common stock are voted.
Beneficial Owners.   For shares held in “street name” through a bank, broker, trustee or other nominee, you should follow the procedures provided by your bank, broker, trustee or other nominee in order to vote your shares.
Q:
Who can help answer my questions?

A:
If you have any questions about the merger or how to submit your proxy or voting instruction card, or if you need additional copies of this document or the enclosed proxy card or voting instruction card, you should contact Finward’s proxy solicitor, Advantage Proxy, Inc., Attn: Karen Smith, President and CEO, at (877) 870-8565 (toll-free) or (206) 870-8565 (collect), or by email at ksmith@advantageproxy.com.

Q:
Where can I find more information about First Financial and Finward?

A:
You can find more information about First Financial and Finward from the various sources described under “Where You Can Find More Information” beginning on page 101.

Q:
What is householding and how does it affect me?

A:
The SEC permits companies to send a single set of proxy materials to any household at which two or more shareholders reside, unless contrary instructions have been received, but only if the applicable shareholders provide advance notice and follow certain procedures. In such cases, each shareholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of Finward common stock held through brokerage firms. If your family has multiple accounts holding Finward common stock, you may have already received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement/prospectus. The broker will arrange for delivery of a separate copy of this proxy statement/prospectus promptly upon your written or oral request. You may decide at any time to revoke your decision to household and thereby receive multiple copies.

SUMMARY
This summary highlights selected information in this proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the other documents referenced herein for a more complete understanding of the matters being considered at the special meeting. In addition, First Financial and Finward incorporate by reference important business and financial information about each company into this proxy statement/prospectus. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 101 of this proxy statement/prospectus.
Information about the Companies (page 33)
First Financial
First Financial is a financial holding company headquartered in Cincinnati, Ohio. First Financial primarily operates through First Financial Bank, an Ohio state-chartered commercial bank with 151 full service banking centers at June 30, 2026.
First Financial provides banking and financial services products to business and retail clients through its six lines of business: Commercial, Retail Banking, Mortgage Banking, Wealth Management, Investment Commercial Real Estate and Commercial Finance. The Commercial Finance business lends to targeted industry verticals and has a national geographic footprint. Wealth Management, operating under the brand of Yellow Cardinal Advisory Group, had $4.6 billion in assets under management as of June 30, 2026, and provides the following services: financial planning, investment management, trust administration, estate settlement, business succession planning services, brokerage services and retirement planning.
As of June 30, 2026, First Financial had $22.4 billion in assets, $13.7 billion in loans, $17.6 billion in deposits and $3.0 billion in shareholders’ equity.
First Financial common shares are traded on Nasdaq under the symbol “FFBC.” The principal executive offices of First Financial are located at 255 East Fifth Street, Suite 700, Cincinnati, Ohio, 45202, and its telephone number is (877) 322-9530.
Finward
Finward is a financial holding company headquartered in Munster, Indiana. Finward primarily operates through Peoples Bank, an Indiana state-chartered bank. Peoples Bank provides a wide range of personal, business, electronic and wealth management financial services from its 24 locations in Lake and Porter Counties in Northwest Indiana and Chicagoland. The website ibankpeoples.com provides information on Peoples Bank’s products and services, and Finward’s investor relations.
As of June 30, 2026, Finward had $2.0 billion in assets, $1.5 billion in loans, $1.7 billion in deposits and $178.3 million in shareholders’ equity.
Finward’s common stock is traded on Nasdaq under the symbol “FNWD.” The principal executive offices of Finward are located at 9204 Columbia Avenue, Munster, Indiana 46321, and its telephone number is (219) 836-4400.
The Merger and the Merger Agreement (page 34)
The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. You are encouraged to read the merger agreement carefully and in its entirety, as it is the primary legal document that governs the merger.
Pursuant to the terms and subject to the conditions set forth in the merger agreement, at the effective time, Finward will merge with and into First Financial, with First Financial as the surviving corporation in the merger. The merger agreement further provides that at a date and time following the merger as determined by First Financial, the bank merger will occur in which Peoples Bank will merge with and into

First Financial Bank, with First Financial Bank as the surviving bank. Following the merger, Finward common stock will be delisted from Nasdaq, deregistered under the Exchange Act and cease to be publicly traded.
Merger Consideration (page 62)
Each share of Finward common stock issued and outstanding immediately prior to the effective time, except for certain shares owned by First Financial or Finward, will be converted into the right to receive 1.35 First Financial common shares. The exchange ratio will be adjusted appropriately in the event of stock splits, recapitalizations, stock dividends, or similar changes. Finward shareholders who would otherwise be entitled to a fraction of a First Financial common share in the merger will instead receive, for the fraction of a share, an amount in cash (rounded to the nearest cent) based on the First Financial closing share value.
First Financial common shares are listed on Nasdaq under the symbol “FFBC,” and Finward common stock is listed on Nasdaq under the symbol “FNWD.” The following table shows the closing sale prices of First Financial common shares and Finward common stock as reported on Nasdaq on July 20, 2026, the last trading day before the public announcement of the merger agreement, and on September 25, 2026, the last practicable trading day before the date of this proxy statement/prospectus. This table also shows the implied value of the merger consideration to be issued in exchange for each share of Finward common stock, which was calculated by multiplying the closing price of First Financial common shares on those dates by the exchange ratio of 1.35.
	First Financial Common Shares	Finward Common Stock	Implied Value of One Share of Finward Common Stock
July 20, 2026	$35.48	$36.63	$47.90
September 25, 2026	$32.40	$43.24	$43.74
Based on the number of shares of Finward common stock outstanding as of the record date, First Financial expects to issue approximately 5.87 million First Financial common shares to Finward shareholders upon completion of the merger, which will result in current Finward shareholders owning approximately 5% of the outstanding First Financial common shares.
For more information on the exchange ratio, see the section entitled “The Merger — Terms of the Merger” beginning on page 34 and “The Merger Agreement — Merger Consideration” beginning on page 62.
Material U.S. Federal Income Tax Consequences of the Merger (page 77)
The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to the respective obligations of First Financial and Finward to complete the merger that each of First Financial and Finward receives a legal opinion to that effect. Accordingly, assuming the receipt and accuracy of these opinions, a holder who receives solely First Financial common shares (or receives First Financial common shares and cash solely in lieu of a fractional share) in exchange for shares of Finward common stock in the merger generally will not recognize any gain or loss upon the merger, except with respect to any cash received by such holder in lieu of fractional First Financial common shares. You should be aware that the tax consequences of the merger may depend upon your individual situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this proxy statement/prospectus. You should therefore consult with your tax advisor for a full understanding of the tax consequences to you of the merger.
For more detailed information, please refer to “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 77.
The United States federal income tax consequences described above may not apply to all Finward shareholders. Your tax consequences will depend on your individual situation. Accordingly, you are strongly urged to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Finward’s Reasons for the Merger; Recommendation of Finward’s Board of Directors (page 39)
After careful consideration, the Finward board of directors unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Finward and its shareholders, (ii) approved and adopted the merger agreement and (iii) recommended the approval by Finward shareholders of the merger proposal and the adjournment proposal. Accordingly, the Finward board of directors unanimously recommends that Finward shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal. For a more detailed discussion of the Finward board of directors’ recommendation, see “The Merger — Finward’s Reasons for the Merger; Recommendation of Finward’s Board of Directors” beginning on page 39.
Opinion of Finward’s Financial Advisor (page 42)
At a meeting of the Finward board of directors held on July 21, 2026 to evaluate the merger, Finward’s financial advisor, Stephens, Inc. (“Stephens”), rendered an oral opinion, confirmed by delivery of a written opinion, dated July 21, 2026, to the Finward board of directors to the effect that, as of that date, and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in its opinion, the merger consideration to be received by holders of Finward common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.
The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Stephens in preparing the opinion, is attached as Annex B to this document.
The opinion was for the use and benefit of the Finward board of directors (in its capacity as such) in its evaluation of the merger consideration from a financial point of view and did not address any other aspect of the merger or any other matter. The Stephens opinion did not address the relative merits of the merger or other transactions contemplated thereby as compared to any alternative transaction or opportunity that might be available to Finward, nor did it address the underlying business decision by Finward to engage in the merger or enter into the merger agreement. The Stephens opinion did not constitute a recommendation to the Finward board of directors in connection with the merger, and it does not constitute a recommendation to any holder of Finward common stock or any stockholder or shareholder of any other entity as to how to vote in connection with the merger or any other matter. For more information, see “The Merger — Opinion of Finward’s Financial Advisor,” beginning on page 42, and Annex B.
Interests of Certain Finward Directors and Executive Officers in the Merger (page 53)
In considering the recommendation of Finward’s board of directors with respect to the merger, Finward’s shareholders should be aware that the directors and executive officers of Finward have certain interests in the merger that may be different from, or in addition to, the interests of Finward’s shareholders generally. These interests include, among others, the following:
•
Finward and Peoples Bank previously entered into employment agreements with Benjamin Bochnowski, President and Chief Executive Officer of Finward and Peoples Bank, and Todd M. Scheub, Executive Vice President and Chief Revenue Officer of Finward and President of Peoples Bank, which provide for certain cash severance payments and other benefits, including continued health insurance coverage and outplacement services, upon a qualifying termination of employment in connection with the merger.

•
Robert T. Lowry and Benjamin L. Schmitt, executive officers of Finward, participate in the Finward Bancorp Executive Change in Control Severance Plan, which provides for certain cash severance payments and other benefits upon a qualifying termination of employment following a change of control.

•
Mr. Bochnowski and Mr. Scheub have agreed with First Financial to terminate their employment agreements immediately prior to the closing and are expected to enter into settlement agreements with First Financial in exchange for the payment of any severance amounts or benefits provided thereunder. Similarly, Mr. Schmitt and Mr. Lowry are each expected to enter into a settlement agreement with First Financial upon termination of their employment in exchange for the payment of any severance amounts or benefits provided under the Executive Change in Control Severance Plan.
•
In connection with the closing of the merger, Finward intends to transfer to Messrs. Bochnowski, Scheub and Lowry the vehicles currently provided by Peoples Bank for their use.

•
Mr. Bochnowski and Mr. Scheub have each received an offer letter from First Financial providing for their continued employment with First Financial following the closing of the merger, on the terms described under “— Interests of Certain Finward Directors and Executive Officers in the Merger — Offer Letters with First Financial” below.

•
In connection with the merger, each executive officer has the opportunity to earn a short-term incentive bonus under the Corporate Short Term Incentive Compensation Plan, including an additional discretionary opportunity of up to 50% of target (the “strategic modifier”) that the compensation and benefits committee has indicated its present intention to award in connection with the merger, for an aggregate opportunity of up to 100% of each executive officer’s target short-term incentive bonus opportunity for 2026, pro-rated through the closing date, on the terms described under “— Interests of Certain Finward Directors and Executive Officers in the Merger — Payments Pursuant to the Finward Bancorp Corporate Short Term Incentive Compensation Plan” below.

•
Pursuant to the merger agreement, outstanding Finward restricted stock awards and performance share unit awards held by Finward’s directors and executive officers will vest in full and be converted into shares of First Financial common shares based on the exchange ratio.

•
Immediately prior to the closing, Finward will terminate and liquidate the deferred compensation plans in which certain officers and directors participate, and such participants’ vested account balances thereunder will become payable in accordance with the terms of the plans.

•
Finward’s executive officers and directors will be entitled under the merger agreement to continued indemnification coverage and continued coverage under directors’ and officers’ liability insurance policies for a period of six years following the merger.

Finward’s board of directors was aware of these interests and considered them, among other matters, in making its recommendation that Finward’s shareholders vote to approve the merger proposal. For more information, see “The Merger — Background of the Merger” beginning on page 34 and “The Merger —  Finward’s Reasons for the Merger; Recommendation of Finward’s Board of Directors” beginning on page 39. These interests are described in more detail below, and certain of them are quantified in the narrative and in the section entitled “The Merger — Interests of Certain Finward Directors and Executive Officers in the Merger” beginning on page 53.
Expected Timing of the Merger
First Financial and Finward expect the merger to close in the fourth quarter of 2026 or early in the first quarter of 2027. However, neither First Financial nor Finward can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion is subject to conditions and factors outside the control of both companies. Finward must first obtain the approval of its shareholders for the merger proposal. First Financial and Finward must also obtain necessary regulatory approvals and satisfy certain other closing conditions. First Financial and Finward expect the merger to be completed promptly once Finward has obtained shareholder approval for the merger proposal, First Financial and Finward have obtained necessary regulatory approvals, and First Financial and Finward have satisfied the other closing conditions.
Conditions to Complete the Merger (page 73)
The completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived, at or prior to the effective time. First Financial’s and Finward’s respective obligations to complete the merger are subject to the satisfaction or waiver of the following conditions:
•
approval of the merger by Finward shareholders by the requisite Finward vote;

•
authorization for listing on Nasdaq, subject to official notice of issuance, of the First Financial common shares to be issued in the merger;

•
receipt of all required regulatory approvals with waiting periods expired and no materially burdensome regulatory condition. See “The Merger — Regulatory Approvals” beginning on page 58 for additional information regarding the “requisite regulatory approvals” and the “materially burdensome regulatory condition”;

•
the effectiveness of the registration statement of which this proxy statement/prospectus is a part, and the absence of any stop order (or proceedings for such purpose initiated or threatened and not withdrawn);

•
no order, injunction or decree by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger, the bank merger or any of the other transactions contemplated by the merger agreement being in effect, and no law, statute, rule, regulation, order, injunction or decree having been enacted, entered, promulgated or enforced by any governmental entity that prohibits or makes illegal the consummation of the merger, the bank merger or any of the other transactions contemplated by the merger agreement;

•
the accuracy of the representations and warranties of the other party contained in the merger agreement as of the date on which the merger agreement was entered into and as of the date on which the merger is completed, subject to the materiality standards provided in the merger agreement (and the receipt by each party of an officers’ certificate from the other party to such effect);

•
the performance by the other party in all material respects of all obligations, covenants and agreements required to be performed by it under the merger agreement at or prior to the date on which the merger is completed (and the receipt by each party of an officers’ certificate from the other party to such effect);

•
receipt by each party of an opinion of legal counsel to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and

•
Finward must have delivered to First Financial a properly executed statement that meets the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), dated as of the closing date in a form and substance reasonably acceptable to First Financial.

Termination of the Merger Agreement (page 74)
The merger agreement can be terminated at any time prior to the consummation of the merger, whether before or after receipt of the requisite Finward vote, in the following circumstances:
•
by mutual written consent of Finward and First Financial;

•
by either Finward or First Financial if any governmental entity that must grant a requisite regulatory approval for the merger or the bank merger has denied such approval and such denial has become final and nonappealable or any governmental entity of competent jurisdiction has issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the merger or the bank merger, unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements under the merger agreement;

•
by either Finward or First Financial if the merger has not been completed on or before the date that is the 12-month anniversary of the date of the merger agreement (the “termination date”), unless the failure of the merger to be completed by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements under the merger agreement;

•
by either Finward or First Financial (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in the merger agreement) if there is a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true) set forth in the merger agreement on the part of Finward, in the case of a termination by First Financial, or First Financial, in the case of a termination by Finward, which either individually or in the aggregate would constitute, if occurring or continuing on the date the merger is completed, the failure of a closing condition of the terminating party and which is not cured within 45 days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the termination date);
•
by First Financial prior to such time as the requisite Finward vote is obtained, if (i) Finward or the Finward board of directors has made a recommendation change or (ii) Finward or the Finward board of directors breaches in any material respect its obligations relating to non-solicitation of acquisition proposals or its obligations related to shareholder approval and the Finward board recommendation; or

•
by Finward prior to such time as the requisite Finward vote is obtained, in order to enter into a definitive agreement providing for a superior proposal, if Finward has complied in all material respects with its obligations relating to non-solicitation of acquisition proposals and its obligations relating to the Finward board recommendation with respect to such superior proposal.

Termination Fee (page 75)
If the merger agreement is terminated by either First Financial or Finward under certain circumstances, including circumstances involving alternative acquisition proposals and changes in the recommendation of Finward’s board of directors, Finward may be required to pay a termination fee to First Financial equal to $9.0 million. These circumstances are described in more detail under the section entitled “The Merger Agreement — Agreement Not to Solicit Other Offers; Termination of the Merger Agreement; Effect of Termination; Termination Fee” beginning on page 72.
Accounting Treatment (page 58)
The merger will be accounted for as an acquisition of Finward by First Financial under the acquisition method of accounting in accordance with accounting principles generally accepted in the United States (“GAAP”).
The Rights of Finward Shareholders Will Change as a Result of the Merger
The rights of Finward shareholders are governed by Indiana law, the Finward articles and the Finward bylaws. In the merger, Finward shareholders will become First Financial shareholders, and, at such time, their rights will be governed by Ohio law, the First Financial articles and the First Financial regulations. Finward shareholders will have different rights once they become First Financial shareholders due to differences between the Finward governing documents and Indiana law, on the one hand, and the First Financial governing documents and Ohio law, on the other hand.
These differences are described in more detail under the section entitled “Comparison of the Rights of First Financial Shareholders and Finward Shareholders” beginning on page 84.
Listing of First Financial Common Shares; Delisting and Deregistration of Finward Common Stock
The shares of First Financial common stock are listed for trading on Nasdaq. Following the merger, the First Financial common shares will continue to be traded on Nasdaq. In addition, following the merger, Finward common stock will be delisted from Nasdaq, deregistered under the Exchange Act, and cease to be publicly traded.
The Special Meeting (page 27)
The special meeting will be held virtually on November 2, 2026 at 9:00 a.m., Central Time. You may attend the meeting online, submit questions, and vote your shares electronically during the meeting via the internet at www.virtualshareholdermeeting.com/FNWD2026SM. To enter the special meeting, you will need the 16-digit control number that is printed in the box marked by the arrow on the accompanying proxy card.
At the special meeting, Finward shareholders will be asked to vote on the following matters:
•
the merger proposal; and

•
the adjournment proposal.

You may vote at the special meeting if you own shares of Finward common stock at the close of business on September 22, 2026.
No Appraisal or Dissenters’ Rights in the Merger (page 60)
Finward shareholders are not entitled to appraisal rights under the IBCL.
Risk Factors (page 20)
In evaluating the merger agreement and the merger, including the issuance of First Financial common shares in the merger, along with the merger proposal, you should carefully read this proxy statement/prospectus and give special consideration to the factors discussed in the section entitled “Risk Factors” beginning on page 20 together with information contained in or incorporated by reference into this proxy statement/prospectus. For more information, see the section entitled “Where You Can Find More Information” beginning on page 101.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Certain statements contained in or incorporated by reference into this proxy statement/prospectus that are not statements of historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 (the “Securities Act”), and Section 21E of the Exchange Act, with respect to First Financial’s and Finward’s beliefs, goals, intentions and expectations regarding the proposed transaction, revenues, earnings, loan production, asset quality and capital levels, among other matters; estimates of future costs and benefits of the actions First Financial or Finward may take; assessments of probable losses on loans; First Financial’s and Finward’s assessments of interest rate and other market risks; First Financial’s and Finward’s ability to achieve their financial and other strategic goals; the expected timing of completion of the proposed merger; the expected cost savings, synergies and other anticipated benefits from the proposed merger; and other statements that are not historical facts.
Forward-looking statements are typically, but not exclusively, identified by such words as “affect,” “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “guidance,” “intend,” “may,” “objective,” “outlook,” “plan,” “position,” “project,” “propose,” “should,” “will,” “would,” variations of such words or phrases (including the addition of the word “could,” “may” “will” or “would” in a phrase) and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which may change over time. Forward-looking statements include all statements other than statements of historical fact, including forecasts or trends, and are based on current expectations, assumptions, estimates and projections about First Financial and Finward or related to the merger and are subject to significant risks and uncertainties that could cause actual results to differ materially from the results expressed in such statements. While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors, in addition to the factors relating to the merger discussed under the caption entitled “Risk Factors” beginning on page 20 and the factors previously disclosed in First Financial and Finward’s reports filed with the SEC and incorporated herein by reference, which could cause actual results to materially differ from those contained or implied in the forward-looking statements or historical performance:
•
the occurrence of any event, change or other circumstance that could give rise to the right of one or both of the parties to terminate the merger agreement;

•
any litigation or unexpected liabilities relating to the merger or either party to the merger;

•
the possibility that the proposed merger will not close when expected or at all because required regulatory, shareholder or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all, or are obtained subject to conditions that are not anticipated (and the risk that required regulatory approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the proposed merger);

•
the ability of First Financial and Finward to meet expectations regarding the timing, completion and accounting and tax treatments of the proposed merger;

•
the risk that any announcements relating to the proposed merger could have adverse effects on the market price of the common stock of either or both parties to the proposed merger;

•
First Financial’s share price could change before closing of the merger due to, among other things, stock market movements, macro-economic or political factors, or the performance of financial companies and peer group companies, over which First Financial has no control;

•
the possibility that the anticipated benefits of the proposed merger will not be fully realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the businesses of First Financial and Finward or as a result of changes in general economic and market conditions, interest rates, or banking regulations, and the degree of competition in the geographic and business areas in which First Financial and Finward operate;

•
certain restrictions during the pendency of the proposed merger that may impact the parties’ ability to pursue certain business opportunities or strategic transactions;

•
the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•
the effects of disruption to First Financial’s and Finward’s respective businesses and diversion of management’s attention from ongoing business operations and opportunities;

•
the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the merger within the expected time frames or at all and to successfully integrate Finward’s operations and those of First Financial;

•
the possibility that such integration may be more difficult, time consuming or costly than expected;

•
the possibility that revenues following the proposed merger may be lower than expected;

•
the possibility that First Financial and Finward may not succeed in executing their respective business plans and strategies and managing the risks involved in the foregoing;

•
the impact of dilution caused by First Financial’s issuance of additional shares of its capital stock in connection with the proposed merger;

•
the effects of the announcement, pendency or completion of the proposed merger on the ability of First Financial to retain customers, including customers from Finward, and to retain and hire key personnel and maintain relationships with their suppliers, and on their operating results and businesses generally;

•
uncertainties as to the value of the merger consideration;

•
economic, market, liquidity, credit, interest rate, operational and technological risks associated with First Financial’s and Finward’s respective businesses;

•
future credit quality and performance, including expectations regarding future loan losses and allowance for credit losses;

•
the impact of re-pricing and competitors’ pricing initiatives on loan and deposit products;

•
less than anticipated loan and lease growth;

•
for any significant credit exposure, borrower-specific adverse developments with respect to the adequacy of cash flows, liquidity or collateral; the inherent credit risks of lending activities, including risks that could cause changes in the level and direction of loan delinquencies and charge-offs;

•
declines in real estate values that adversely impact the value of loan collateral, other real estate owned, asset dispositions and the level of borrower equity in their investments;

•
financial services reform and other current, pending or future legislation or regulation that could have a negative effect on First Financial’s and Finward’s respective revenues and businesses, including the Dodd-Frank Act and other legislation and regulation relating to the banking industry, including bank products and services;

•
future mergers and acquisitions, including costs or difficulties related to the integration of future acquired companies, as well as the possibility that any of the anticipated benefits of such acquisitions will not be realized or will not be realized within the expected time period;

•
the effect of changes in accounting policies and practices;

•
changes in consumer spending, borrowing and saving and changes in unemployment;

•
changes in customers’ performance and creditworthiness;

•
the costs and effects of litigation and of unexpected or adverse outcomes in such litigation;

•
current and future economic and market conditions, including the effects of changes in housing prices, fluctuations in unemployment rates, U.S. fiscal debt, budget and tax matters, geopolitical matters, tariffs or other domestic or international governmental policies and any retaliatory responses, and any slowdown in global economic growth;

•
the impact of any future pandemic, epidemic, or similar public health threat on First Financial’s and Finward’s respective businesses, operations and financial performance;

•
capital and liquidity requirements (including under regulatory capital standards, such as the Basel III capital standards) and the ability to generate capital internally or raise capital on favorable terms;

•
the effect of the current interest rate environment or changes in interest rates or in the level or composition of assets or liabilities on net interest income, net interest margin and mortgage originations, mortgage servicing rights and mortgage loans held for sale;

•
the effect of a fall in stock market prices on brokerage, asset and wealth management businesses;

•
a failure in or breach of operational or security systems or infrastructure, or those of third-party vendors or other service providers, including as a result of cyber-attacks;

•
the increased use of artificial intelligence, generative artificial intelligence, large language models and similar technologies by customers, competitors, vendors or third parties;

•
the effect of changes in the level of checking or savings account deposits on funding costs and net interest margin;

•
results of supervisory monitoring or examinations by regulatory authorities, including the possibility that a regulatory authority could, among other things, require an increase in allowance for credit losses or adversely change loan classifications, write-down assets, reduce credit concentrations or maintain specific capital levels;

•
changes in U.S. government or state government budgets, appropriations or funding allocation policies or practices affecting credit exposures to U.S. government or state governments, agencies or related entities, or borrowers’ dependent on the receipt of Federal or State appropriations, including but not limited to, defense, healthcare, transportation, education and law enforcement programs;

•
monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System (the “FRB”);

•
factors affecting First Financial’s or Finward’s ability to retain or access deposits or cost-effective funding, including changes in public confidence, withdrawals of deposits not insured by the Federal Deposit Insurance Corporation or the availability of other borrowing sources for any reason;

•
higher federal deposit insurance premiums; and

•
the ability of First Financial and Finward to develop and execute effective business plans and strategies.

All forward-looking statements are expressly qualified in their entirety by the cautionary statements set forth above. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this proxy statement/prospectus or the dates of the documents incorporated by reference in this proxy statement/prospectus and are based on information available at that time. Neither First Financial nor Finward assume any obligation to update forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in circumstances or other factors affecting forward-looking statements that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. If First Financial or Finward updates one or more forward-looking statements, no inference should be drawn that First Financial or Finward will make additional updates with respect to those or other forward-looking statements. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.
For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the reports that First Financial and Finward have filed with the SEC as described under “Where You Can Find More Information” beginning on page 101.
First Financial and Finward expressly qualify in their entirety all forward-looking statements attributable to either of them or any person acting on their behalf by the cautionary statements contained or referred to in this proxy statement/prospectus.

RISK FACTORS
An investment by Finward shareholders in First Financial common shares as a result of the exchange of shares of Finward common stock for First Financial common shares in the merger involves certain risks. Certain material risks and uncertainties connected with the merger agreement and transactions contemplated thereby, including the merger and bank merger and ownership of First Financial common shares, are discussed below. In addition, First Financial discusses certain other material risks connected with the ownership of First Financial common shares and with First Financial’s business under the caption entitled “Risk Factors” appearing in its Annual Report on Form 10-K most recently filed with the SEC and may include additional or updated disclosures of such material risks in its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that First Financial has filed with the SEC or may file with the SEC after the date of this proxy statement/prospectus, each of which reports is or will be incorporated by reference in this proxy statement/prospectus.
In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the caption “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 17, Finward shareholders should carefully consider the following risk factors in deciding whether to vote for the approval of the merger proposal.
Risks Relating to the Consummation of the Merger and First Financial Following the Merger
Because the market price of First Financial common shares will fluctuate, Finward shareholders cannot be certain of the market value of the merger consideration they will receive.
In connection with the merger, each share of Finward common stock issued and outstanding immediately prior to the effective time of the merger, except for shares of Finward common stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties, or held, directly or indirectly, by Finward or First Financial in respect of debts previously contracted, will be converted into the right to receive 1.35 shares of First Financial common stock. This exchange ratio is fixed and will not be adjusted for changes in the market price of either First Financial common shares or Finward common stock. Changes in the price of First Financial common shares between now and the time of the merger will affect the value Finward shareholders will receive in the merger as compared to the value anticipated when the merger agreement was executed. Neither First Financial nor Finward is permitted to terminate the merger agreement as a result of any increase or decrease in the market price of First Financial common shares or Finward common stock.
Stock price changes may result from a variety of factors, including general market and economic conditions, changes in First Financial’s and Finward’s businesses, operations and prospects, the performance of peer companies and other financial companies, volatility in the prices of securities in global financial markets, including market prices of First Financial, Finward, and other banking companies, and regulatory considerations and tax laws, many of which are beyond First Financial’s and Finward’s control. Therefore, at the time of the special meeting, Finward shareholders will not know the market value of the merger consideration that Finward shareholders will receive at the effective time. You should obtain current market quotations for First Financial common shares (Nasdaq: FFBC) and for shares of Finward common stock (Nasdaq: FNWD).
The market price of First Financial common shares after the merger may be affected by factors different from those currently affecting the First Financial common shares or Finward common stock.
Upon completion of the merger, Finward shareholders will become First Financial shareholders. First Financial’s business differs from that of Finward, and, accordingly, the results of operations of the combined company and the market price of First Financial common shares after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of First Financial and Finward. For a discussion of the businesses of First Financial and Finward and of certain factors to consider in connection with those businesses, see the documents incorporated by reference into this proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page 101.

The opinion delivered by Stephens to Finward’s board of directors prior to the signing of the merger agreement does not reflect changes in circumstances that may have occurred since the date of the opinion.
The opinion from Stephens, Finward’s financial advisor, to Finward’s board of directors was delivered on and dated July 21, 2026. Changes in the operations and prospects of First Financial or Finward, general market and economic conditions or other changes may alter the relative value of First Financial or Finward, or the prices of First Financial common shares and shares of Finward common stock by the time the merger is completed. The opinion does not speak as of the date the merger will be completed or as of any date other than the date of the opinion. For a description of the opinion of Finward’s financial advisor, please see “The Merger — Opinion of Finward’s Financial Advisor” beginning on page 42.
First Financial and Finward are expected to incur significant transaction and integration costs and may be unable to realize the anticipated benefits of the merger, which could adversely affect the combined company’s operations and financial performance.
Each of First Financial and Finward has incurred and will incur substantial non-recurring costs and expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement. These expenses include, among others, legal, accounting, financial advisory, consulting, regulatory, filing, printing and other transaction-related costs, as well as employee retention, severance and benefit-related costs. Many of these expenses are payable regardless of whether the merger is completed. Therefore, if the merger is not consummated, First Financial and Finward will have incurred significant costs without realizing the anticipated benefits of the transaction. See “The Merger Agreement — Expenses and Fees” beginning on page 75.
If the merger is completed, First Financial expects to incur substantial integration and operational consolidation expenses as it combines the businesses, personnel, facilities, technologies, systems, policies, procedures and operations of the two companies. The integration process may be complex, costly and time-consuming and may involve challenges in integrating risk management, compliance, accounting and finance, treasury management, branch operations, vendor management, information technology, employee benefit programs and corporate cultures. In addition, the integration process may result in the loss of key employees, disruptions to ongoing business operations, the diversion of management’s attention and resources, difficulties in maintaining relationships with customers, depositors and other business partners, and unanticipated liabilities, costs or delays.
The success of the merger will depend, in part, on First Financial’s ability to integrate Finward’s operations and employees effectively and to realize the anticipated strategic, financial and operational benefits of the transaction. There can be no assurance that the integration will be completed successfully, that the anticipated cost savings, revenue enhancements, operational efficiencies and other benefits will be achieved, or that such benefits will be realized within the expected timeframe. Actual results may differ materially from current expectations, and integration efforts may result in additional or unforeseen expenses. Moreover, many integration costs are difficult to estimate accurately and may exceed current projections.
Following the merger, First Financial will operate a larger and more complex organization. The increased size and complexity of the combined company may create additional management, operational, regulatory and compliance challenges and may subject First Financial to greater regulatory scrutiny. If First Financial is unable to manage its expanded operations effectively or successfully integrate Finward’s business, the combined company’s financial condition, results of operations, cash flows and prospects could be materially adversely affected, and stockholders may not realize the expected benefits of the merger.
Regulatory approvals may not be received, may take longer than expected, or may impose conditions that are not presently anticipated or that could have an adverse effect on First Financial following the merger.
Before the merger and the bank merger may be completed, various approvals and consents must be obtained from the FRB, the Ohio Department of Commerce, Division of Financial Institutions (the “ODFI”), and other regulatory authorities in the United States. In determining whether to grant these approvals, such regulatory authorities consider a variety of factors, including the regulatory standing of each party and the factors described under “The Merger — Regulatory Approvals” beginning on page 58.

First Financial submitted applications to the FRB and the ODFI in connection with the merger and the bank merger on or about August 20, 2026.
These approvals could be delayed or not obtained at all, including due to an adverse development in either party’s regulatory standing or in any other factors considered by regulators when granting such approvals; governmental, political or community group inquiries, investigations or opposition; or changes in legislation or the political environment generally. Additionally, over the past several years, mergers of banking organizations have encountered greater regulatory, governmental and community scrutiny and have taken substantially longer to receive the necessary regulatory approvals and other required governmental clearances than in the past.
The approvals that are granted may impose terms and conditions, limitations, obligations or costs, or place restrictions on the conduct of First Financial’s business or require changes to the terms of the transactions contemplated by the merger agreement. There can be no assurance that regulators will not impose any such conditions, limitations, obligations or restrictions and that such conditions, limitations, obligations or restrictions will not have the effect of delaying the completion of any of the transactions contemplated by the merger agreement, imposing additional material costs on or materially limiting the revenues of First Financial following the merger or otherwise reducing the anticipated benefits of the merger if the merger were consummated successfully within the expected time frame. In addition, there can be no assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the merger. The completion of the merger is conditioned on the receipt of the requisite regulatory approvals and the expiration of all statutory waiting periods without the imposition of any material burdensome regulatory condition. Additionally, the completion of the merger is conditioned on the absence of certain orders, injunctions or decrees by any court or governmental entity of competent jurisdiction that would prohibit or make illegal the completion of any of the transactions contemplated by the merger agreement.
In addition, despite the parties’ commitments to using their reasonable best efforts to comply with conditions imposed by regulators, under the terms of the merger agreement, neither First Financial nor Finward, nor any of their respective subsidiaries, is permitted (without the written consent of the other party) to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the required permits, consents, approvals and authorizations of governmental entities or regulatory agencies that would reasonably be expected to have a material adverse effect on the combined company and its subsidiaries, taken as a whole, after giving effect to the merger and the bank merger. See “The Merger — Regulatory Approvals” beginning on page 58.
Certain of Finward’s directors and executive officers may have interests in the merger that may differ from, or are in addition to, the interests of Finward shareholders.
Finward shareholders should be aware that some of Finward’s directors and executive officers may have interests in the merger and have arrangements that are different from, or in addition to, those of Finward shareholders generally. These interests and arrangements may create potential conflicts of interest. The Finward board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger and the other transactions contemplated by the merger agreement, and in recommending that Finward shareholders vote to approve the merger and the other transactions contemplated by the merger agreement. For a more complete description of these interests, please see “The Merger — Interests of Certain Finward Directors and Executive Officers in the Merger” beginning on page 53.
The merger agreement may be terminated in accordance with its terms, and the merger may not be completed.
The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include: (i) approval by Finward shareholders of the merger proposal; (ii) authorization for listing on Nasdaq of the First Financial common shares to be issued in the merger, subject to official notice of issuance; (iii) the receipt of the requisite regulatory approvals, including the approval of the FRB and the ODFI; (iv) the effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part; and (v) the absence of any order, injunction, decree or other legal restraint preventing the completion of the merger, the bank merger or any of the other transactions contemplated by the merger agreement or making the completion of the merger, the bank merger or any of the other transactions contemplated by the merger agreement illegal. Each party’s obligation to complete the merger is also subject to certain additional customary conditions, including (a) applicable materiality standards, the accuracy of the representations and warranties of the other party, (b) the performance in all material respects by the other party of its obligations under the merger agreement, (c) the receipt by each party of an opinion from its counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, (d) the receipt by First Financial of a properly executed statement from Finward that meets the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), and (e) the absence of any material adverse effect with respect to First Financial or Finward.
These conditions to closing may not be fulfilled in a timely manner or at all, and, accordingly, the merger may not be completed. In addition, the parties can mutually decide to terminate the merger agreement at any time, before or after the requisite shareholder approvals, or First Financial or Finward may elect to terminate the merger agreement in certain other circumstances. See “The Merger Agreement — Termination of the Merger Agreement” beginning on page 74.
Failure to complete the merger could negatively impact First Financial and/or Finward.
If the merger is not completed for any reason, including as a result of Finward shareholders failing to approve the merger proposal, there may be various adverse consequences, and First Financial and/or Finward may experience negative reactions from the financial markets and from their respective customers, employees and shareholders. For example, First Financial’s or Finward’s businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the market price of First Financial common shares or Finward common stock could decline to the extent that current market prices reflect a market assumption that the merger will be beneficial and will be completed. First Financial and/or Finward also could be subject to litigation related to any failure to complete the merger or to proceedings commenced against First Financial or Finward to perform their respective obligations under the merger agreement. If the merger agreement is terminated under certain circumstances, Finward may be required to pay a termination fee of $9.0 million to First Financial.
First Financial and Finward will be subject to business uncertainties and contractual restrictions while the merger is pending.
Uncertainty about the effect of the merger on employees and customers may have an adverse effect on First Financial and Finward. These uncertainties may impair First Financial’s or Finward’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with First Financial or Finward to seek to change existing business relationships with First Financial or Finward. In addition, subject to certain exceptions, First Financial and Finward have each agreed to operate its business in the ordinary course in all material respects and to refrain from taking certain actions that may adversely affect its ability to consummate the transactions contemplated by the merger agreement on a timely basis without the consent of the other party. These restrictions may prevent First Financial and/or Finward from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “The Merger Agreement — Covenants and Agreements” beginning on page 65 for a description of the restrictive covenants applicable to First Financial and Finward.
The announcement of the proposed merger could disrupt First Financial’s and Finward’s relationships with their customers, suppliers, business partners and others, as well as their operating results and businesses generally.
Whether or not the merger is ultimately consummated, as a result of uncertainty related to the proposed transactions, risks relating to the impact of the announcement of the merger on First Financial’s and Finward’s businesses include the following:
•
their employees may experience uncertainty about their future roles, which might adversely affect First Financial’s and Finward’s ability to retain and hire key personnel and other employees;

•
customers, suppliers, business partners and other parties with which First Financial and Finward maintain business relationships may experience uncertainty about their respective futures and seek alternative relationships with third parties, seek to alter their business relationships with First Financial and Finward or fail to extend an existing relationship with First Financial and Finward; and
•
First Financial and Finward have each expended and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed merger.

If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact each party’s results of operations and financial condition.
The merger agreement limits Finward’s abilities to pursue alternatives to the merger and may discourage other companies from trying to acquire Finward.
The merger agreement contains “no shop” covenants that restricts Finward’s ability to directly or indirectly, among other things, initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, or, subject to certain exceptions generally related to the exercise of fiduciary or statutory duties by Finward’s board of directors, engage in any negotiations concerning, or provide any confidential or non-public information or data relating to, any alternative acquisition proposals. These provisions, which include a $9.0 million termination fee payable by Finward under certain circumstances, may discourage a potential third-party acquirer that might have an interest in acquiring all or a significant part of Finward from considering or proposing that acquisition. For more information, see “The Merger Agreement — Meeting; Recommendation of Finward’s Board of Directors” and “The Merger Agreement — Agreement Not to Solicit Other Offers; Termination of the Merger Agreement; Effect of Termination; Termination Fee” beginning on pages 71 and 72, respectively.
The First Financial common shares to be received by Finward shareholders as a result of the merger will have different rights from the shares of Finward common stock.
In the merger, Finward shareholders will become First Financial shareholders, and their rights as shareholders will be governed by Ohio law and the governing documents of the combined company following the merger. The rights associated with First Financial common shares are different from the rights associated with Finward common stock. See “Comparison of the Rights of First Financial Shareholders and Finward Shareholders” beginning on page 84 for a discussion of the different rights associated with First Financial common shares.
First Financial shareholders and Finward shareholders will have reduced ownership and voting interest in the combined company after the consummation of the merger and will exercise less influence over management.
First Financial shareholders and Finward shareholders currently have the right to vote in the election of the board of directors and on other matters affecting First Financial and Finward, respectively. When the merger is completed, each First Financial shareholder and each Finward shareholder will become a holder of common shares of the combined company, with a percentage ownership of the combined company that is smaller than the holder’s percentage ownership of either First Financial or Finward individually, as applicable, prior to the consummation of the merger. Based on the number of First Financial common shares and Finward common stock outstanding as of the close of business on the record date, and based on the number of First Financial common shares expected to be issued in the merger, the former Finward shareholders as a group are estimated to own approximately 95% of the fully diluted common shares of the combined company immediately after the merger, and current First Financial shareholders, as a group, are estimated to own approximately 5% of the fully diluted common shares of the combined company immediately after the merger. Because of this, Finward shareholders may have less influence on the management and policies of the combined company than they now have on the management and policies of Finward, and First Financial shareholders may have less influence on the management and policies of the combined company than they now have on the management and policies of First Financial.
Issuance of First Financial common shares may adversely affect the market price of First Financial common shares.
In connection with the payment of the merger consideration, First Financial expects to issue approximately 5.87 million First Financial common shares to Finward shareholders. The issuance of these new First Financial common shares may result in fluctuations in the market price of First Financial common shares, including a decrease in share price.
In addition, First Financial will be able to issue additional common shares in the future, which may adversely affect the market price of First Financial common shares and dilute the holdings of existing First Financial shareholders. First Financial may issue additional common shares in connection with another acquisition, to increase its capital resources or if First Financial’s or First Financial Bank’s capital ratios fall below or near the regulatory required minimums. Additional common share offerings may dilute the holdings of First Financial’s existing shareholders or reduce the market price of First Financial common shares, or both. First Financial may also issue First Financial preferred shares, which may be viewed as having adverse effects upon the holders of common shares.
Finward shareholders will not have appraisal rights or dissenters’ rights in the merger.
Appraisal rights (also known as dissenters’ rights) are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Under Indiana law, Finward shareholders are not entitled to appraisal rights in connection with the merger.
Shareholder litigation could prevent or delay the completion of the merger or otherwise negatively impact the business and operations of First Financial and Finward.
Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into acquisition, merger or other business combination agreements like the merger agreement. Even if such a lawsuit is without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on First Financial’s and Finward’s respective liquidity and financial condition. Although First Financial and Finward are not aware of any pending or threatened lawsuits relating to the transactions contemplated by the merger agreement as of the date of this proxy statement/prospectus, lawsuits arising out of the transactions contemplated by the merger agreement could be filed in the future.
One of the conditions to the closing is that no order, injunction or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint preventing the consummation of the merger, the bank merger or any of the other transactions contemplated by the merger agreement be in effect. If any plaintiff were successful in obtaining an injunction prohibiting First Financial or Finward from completing the merger, the bank merger or any of the other transactions contemplated by the merger agreement, then such injunction could delay or prevent the effectiveness of the merger and could result in significant costs to First Financial and/or Finward, including any cost associated with the indemnification of directors and officers of each company. Even if such injunction is eventually lifted and the merger is later completed, the resulting delays and costs incurred may continue to affect the combined company following the completion of the merger.
Additionally, there can be no assurance that any of the defendants will be successful in the outcome of any potential lawsuits. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is completed may adversely affect the combined company’s business, financial condition, results of operations and cash flows.
The merger may fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, resulting in the recognition by Finward’s shareholders of taxable gain or loss in respect of their Finward common stock.
First Financial and Finward intend the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. First Financial and Finward, as a condition to closing, will each obtain an opinion from their respective legal counsel that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions do not bind the Internal Revenue Service (the “IRS”) or the courts or prevent either from taking a contrary position. Neither First Financial nor Finward has requested and neither intends to request any ruling from the IRS as to the U.S. federal income tax consequences of the merger. Furthermore, if the merger fails to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences to Finward shareholders would be materially different than as described in this proxy statement/prospectus. The merger would be treated as a taxable transaction for U.S. federal income tax purposes, and each Finward shareholder would recognize taxable gain or loss upon the exchange of their Finward common stock for First Financial common shares. The consequences of the merger to any particular shareholder will depend on that shareholder’s individual situation. You are strongly urged to consult your own tax advisor to determine the particular tax consequences of the merger to you in light of your own circumstances if the merger fails to qualify as a “reorganization.”
Risks Relating to First Financial’s Business
You should read and consider risk factors specific to First Financial’s business that will also affect the combined company after the merger. These risks are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of First Financial’s Annual Report on Form 10-K for the year ended December 31, 2025, in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of First Financial’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026 and June 30, 2026, and in other documents incorporated by reference into this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 101 of this proxy statement/prospectus for the location of information incorporated by reference into this proxy statement/prospectus.
Risks Relating to Finward’s Business
You should read and consider risk factors specific to Finward’s business that will also affect the combined company after the merger. These risks are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Finward’s Annual Report on Form 10-K for the year ended December 31, 2025, in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Finward’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026 and June 30, 2026, and in other documents incorporated by reference into this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 101 of this proxy statement/prospectus for the location of information incorporated by reference into this proxy statement/prospectus.

THE SPECIAL MEETING
This section contains information for Finward shareholders about the special meeting that Finward has called to allow Finward shareholders to consider and vote on the merger proposal and the adjournment proposal. This proxy statement/prospectus is also being delivered to Finward shareholders as First Financial’s prospectus for its offering of First Financial common shares in connection with the merger. This proxy statement/prospectus is accompanied by a notice of the special meeting and a form of proxy card that the Finward board of directors is soliciting for exercise by Finward shareholders at the special meeting and at any adjournments or postponements of the special meeting.
Date, Time and Place of the Meeting
The special meeting will be held virtually on November 2, 2026 at 9:00 a.m., Central Time. You may attend the meeting online, submit questions, and vote your shares electronically during the meeting via the internet at www.virtualshareholdermeeting.com/FNWD2026SM. To enter the special meeting, you will need the 16-digit control number that is printed in the box marked by the arrow on the accompanying proxy card.
Matters to Be Considered
At the special meeting, Finward shareholders will be asked to consider and vote upon the following proposals:
•
the merger proposal; and

•
the adjournment proposal.

Recommendation of Finward’s Board of Directors
The Finward board of directors unanimously approved the merger agreement and determined that the merger and the bank merger are advisable and in the best interests of Finward and its shareholders.
The Finward board of directors recommends that you vote “FOR” the merger proposal and “FOR” the adjournment proposal. See “The Merger — Finward’s Reasons for the Merger; Recommendation of Finward’s Board of Directors” beginning on page 39 for a more detailed discussion of the Finward board of directors’ recommendation.
Record Date and Quorum
The Finward board of directors has fixed the close of business on September 22, 2026 as the record date for the determination of Finward shareholders entitled to notice of and to vote at the special meeting. As of the record date, there were 4,330,893 shares of Finward common stock outstanding.
The presence at the special meeting, either by attendance via the internet or by proxy, of holders of a majority of the shares of Finward common stock that are outstanding and entitled to vote as of the record date will constitute a quorum for the transaction of business at the special meeting.
At the special meeting, each share of Finward common stock is entitled to one vote on all matters properly submitted to Finward shareholders.
Voting by Finward’s Directors and Executive Officers
As of the close of business on the record date, Finward directors, executive officers and their affiliates owned and were entitled to vote approximately 597,048 shares of Finward common stock, representing 13.8% of the outstanding shares of Finward common stock.
We currently expect that Finward’s directors and executive officers will vote their shares in favor of the merger proposal and the adjournment proposal, although none of them has entered into any agreements obligating them to do so.

Broker Non-Votes
A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at the special meeting will be “non-routine” matters, and, as such, Finward does not expect any broker non-votes at the special meeting and does not expect any broker non-votes to count towards the special meeting quorum. If your bank, broker, trustee or other nominee holds your shares of Finward common stock in “street name,” such entity will vote your shares of Finward common stock only if you provide instructions on how to vote by complying with the instructions provided to you by your bank, broker, trustee or other nominee.
Vote Required; Treatment of Abstentions and Failure to Vote
Merger proposal:
•
Vote required:   Approval of the merger proposal requires the affirmative vote by the holders of a majority of outstanding shares of Finward common stock entitled to vote. Approval of the merger proposal is a condition to the completion of the merger.

•
Effect of abstentions and failure to vote:   If a Finward shareholder is present at the special meeting and abstains from voting, responds by proxy with an “ABSTAIN,” fails to submit a proxy or vote at the special meeting or fails to instruct his, her or its bank, broker, trustee or other nominee how to vote with respect to the merger proposal (i.e. a broker non-vote), it will have the same effect as a vote “AGAINST” the merger proposal.

Adjournment proposal:
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Vote required:   Approval of the adjournment proposal requires that votes cast in favor of the adjournment proposal exceed votes cast opposing the adjournment proposal. Approval of the adjournment proposal is not a condition to the completion of the merger.

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Effect of abstentions and failure to vote:   If a Finward shareholder is present at the special meeting and abstains from voting, or responds by proxy with an “ABSTAIN,” is not present at the special meeting and does not respond by proxy or does not provide his, her or its bank, broker, trustee or other nominee with instructions (i.e. a broker non-vote) how to vote with respect to the adjournment proposal, it will have no effect on such proposal.

Attending the Special Meeting
You are entitled to attend the special meeting if you were a shareholder of record at the close of business on the record date (i.e., a “record holder”) or you held your Finward common stock beneficially in the name of a bank, broker, trustee or other nominee as of the record date (i.e., a “beneficial owner”).
If you hold your shares of Finward common stock in your name as a shareholder of record and you wish to attend the special meeting, you will need the information printed in the box marked by the arrow on the accompanying proxy card and you should follow the instructions provided when you login. However, we encourage you to vote in advance by proxy card even if you plan to attend the online meeting.
If you are a beneficial owner, you must obtain a legal proxy from the bank, broker, trustee or other nominee and follow the instructions from the bank, broker, trustee or other nominee. See “— Shares Held in Street Name” below for further information.
Under Finward’s established rules for shareholders’ meetings, Finward reserves the right to reject questions it deems inappropriate or not relevant to the proposals to be voted upon at the special meeting.
Proxies
A holder of Finward common stock may vote in advance by proxy or during the special meeting. If you hold your shares of Finward common stock in your name as a record holder, to submit a proxy, you, as a holder of Finward common stock, may use one of the following methods:

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by telephone:   by calling the toll-free number indicated on the accompanying proxy card and following the recorded instructions;

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through the internet:   by visiting the website indicated on the accompanying proxy card and following the instructions; or

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by completing and returning the accompanying proxy card in the enclosed postage-paid envelope. The envelope requires no additional postage if mailed in the United States.

We request that Finward shareholders authorize a proxy by telephone, via the internet or by completing, signing and returning the accompanying proxy card as soon as possible in the enclosed postage-paid envelope whether or not you plan to attend the meeting. When the accompanying proxy card is returned properly executed, the shares of Finward common stock represented by it will be voted at the special meeting in accordance with the instructions contained on the proxy card, unless such proxy card is subsequently revoked in a timely manner as described in the section entitled “The Special Meeting — Revocability of Proxies” beginning on this page 29. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the merger proposal and “FOR” the adjournment proposal.
If you are a beneficial owner, you should check the voting form used by your bank, broker, trustee or other nominee to determine whether you may submit your voting instructions by telephone or the internet.
Every vote is important. Accordingly, you should sign, date and return the enclosed proxy card, or authorize a proxy via the internet or by telephone, whether or not you plan to attend the virtual special meeting. Sending your proxy card or authorizing a proxy by telephone or via the internet will not prevent you from attending the meeting or voting your shares at the special meeting because you may revoke your proxy at any time before it is voted.
Shares Held in Street Name
If your shares are held in “street name” through a bank, broker, trustee or other nominee, you must instruct the bank, broker, trustee or other nominee on how to vote your shares. Your bank, broker, trustee or other nominee will vote your shares only if you provide specific instructions on how to vote by following the instructions provided to you by your bank, broker, trustee or other nominee.
Further, banks, brokers, trustees or other nominees who hold shares of Finward common stock on behalf of their customers may not give a proxy to Finward to vote those shares with respect to any of the proposals without specific instructions from their customers, as banks, brokers, trustees and other nominees do not have discretionary voting power on the proposals that will be voted upon at the special meeting, including the merger proposal and the adjournment proposal.
Revocability of Proxies
If you directly hold shares of Finward common stock in your name as a record holder, you can change your vote at any time before your proxy is voted at the meeting. You can do this by:
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submitting a written statement that you would like to revoke your proxy to the corporate secretary of Finward that is received by the corporate secretary prior to the start of the special meeting;

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properly signing and returning a proxy card with a later date;

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attending the special meeting via the internet and voting at the special meeting; or

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authorizing a proxy by telephone or the internet at a later time.

If you are a beneficial owner and your shares are held by a bank, broker, trustee or other nominee, you may change your vote before your proxy is voted at the special meeting by:
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contacting your bank, broker, trustee or other nominee; or

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attending the special meeting and voting if you have your legal proxy provided by your bank, broker, trustee or other nominee.

Attendance at the special meeting will not in and of itself constitute revocation of a proxy. A revocation or later-dated proxy received by Finward after the voting polls are closed at the special meeting will not affect the vote. Written notices of revocation and other communications regarding the revocation of your proxy should be addressed to Finward Bancorp, 9204 Columbia Avenue, Munster, Indiana 46321. Attention: Corporate Secretary. If the special meeting is postponed or adjourned, it will not affect the ability of Finward shareholders of record as of the record date to exercise their voting rights or to revoke any previously granted proxy using the methods described above.
Delivery of Proxy Materials
As permitted by applicable law, only one copy of this proxy statement/prospectus is being delivered to Finward shareholders residing at the same address, unless such shareholders have notified Finward of their desire to receive multiple copies of the proxy statement/prospectus.
Finward will promptly deliver, upon oral or written request, a separate copy of the proxy statement/prospectus to any Finward shareholder residing at an address to which only one copy of such document was mailed. Requests for additional copies should be directed to Finward’s proxy solicitor, Advantage Proxy, Inc., Attn: Karen Smith, President and CEO, at (877) 870-8565 (toll-free) or (206) 870-8565 (collect), or by email at ksmith@advantageproxy.com.
Solicitation of Proxies
First Financial and Finward will share equally the expenses incurred in connection with the printing and mailing of this proxy statement/prospectus. To assist in the solicitation of proxies, Finward has retained Advantage Proxy, Inc., and will pay them a fee of up to $15,000 plus reasonable expenses for these services. Finward and its proxy solicitor may also request banks, brokers, trustees and other intermediaries holding shares of Finward common stock beneficially owned by others to send this document to, and obtain proxies from, the beneficial owners and may reimburse such record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of Finward. No additional compensation will be paid to Finward’s directors, officers or employees for solicitation.
You should not send in any Finward stock certificates with your proxy card (or, if you are a beneficial owner, your voting instruction card). The exchange agent will mail a transmittal letter with instructions for the surrender of stock certificates to Finward shareholders as soon as practicable after the completion of the merger.
Other Matters to Come Before the Special Meeting
Finward management knows of no other business to be presented at the special meeting, but if any other matters are properly presented at the special meeting or any postponements or adjournments thereof, the persons named in the proxies will vote upon them in accordance with the Finward board of directors’ recommendations.
Assistance
If you need assistance in completing your proxy card, have questions regarding the special meeting or would like additional copies of this proxy statement/prospectus, please contact the Corporate Secretary at Finward Bancorp, 9204 Columbia Avenue, Munster, Indiana 46321, (219) 853-7080 DKwait@ibankpeoples.com or Finward’s proxy solicitor, Advantage Proxy, Inc., Attn: Karen Smith, President and CEO, at (877) 870-8565 (toll-free) or (206) 870-8565 (collect), or by email at ksmith@advantageproxy.com.

PROPOSAL 1: MERGER PROPOSAL
Pursuant to the merger agreement, Finward is asking its shareholders to approve the merger and the other transactions contemplated by the merger agreement. Finward shareholders should read this proxy statement/prospectus carefully and in its entirety, including the annexes, exhibits and any prior filings referenced herein and filed by either of the parties with the Securities and Exchange Commission for more detailed information concerning the merger agreement and the transactions contemplated thereby. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.
After careful consideration, the Finward board of directors, by unanimous vote of all directors, approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interests of Finward and Finward shareholders. See “The Merger — Finward’s Reasons for the Merger; Recommendation of Finward’s Board of Directors” beginning on page 39 for a more detailed discussion of the Finward board of directors’ recommendation.
The approval of the merger proposal by Finward shareholders is a condition to the completion of the merger. If the merger proposal is not approved, the merger will not occur. For a detailed discussion of the terms and conditions of the merger, see the section entitled “The Merger Agreement” beginning on page 61.
Vote Required for Approval
Approval of the merger proposal requires the affirmative vote by the holders of a majority of outstanding shares of Finward common stock entitled to vote on the merger proposal. If a Finward shareholder is present at the special meeting and abstains from voting, responds by proxy with an “ABSTAIN,” fails to submit a proxy or vote at the special meeting or fails to instruct his, her or its bank, broker, trustee or other nominee how to vote with respect to the merger proposal, it will have the same effect as a vote “AGAINST” the merger proposal.
Recommendation of the Finward Board of Directors
THE FINWARD BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE MERGER PROPOSAL.

PROPOSAL 2: ADJOURNMENT PROPOSAL
The special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger proposal or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to Finward shareholders.
If, at the special meeting, the number of shares of Finward common stock present or represented and voting in favor of the merger proposal is insufficient to approve the merger proposal, Finward intends to move to adjourn the special meeting in order to enable the board of directors to solicit additional proxies for approval of the merger proposal. In that event, Finward will ask Finward shareholders to vote upon the adjournment proposal, but not the merger proposal.
In this proposal, Finward is asking Finward shareholders (i) if there are not sufficient votes at the time of the special meeting to approve the merger proposal or (ii) if necessary or appropriate to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to Finward shareholders, to approve the adjournment of the special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from Finward shareholders who have previously voted. Pursuant to the Finward bylaws, the special meeting may be adjourned without notice other than announcement at the special meeting, unless a new record date is set for the adjourned meeting.
The approval of the adjournment proposal by Finward shareholders is not a condition to the completion of the merger.
Vote Required for Approval
The vote on the adjournment proposal is a vote separate and apart from the vote on the merger proposal. Accordingly, if you are a Finward shareholder, you may vote to approve the merger proposal and vote not to approve the adjournment proposal, and vice versa. The approval of the adjournment proposal by Finward shareholders is not a condition to the completion of the merger.
Approval of the adjournment proposal requires that votes cast in favor of the adjournment proposal exceed votes cast opposing the adjournment proposal. If a Finward shareholder is present at the special meeting and abstains from voting, or responds by proxy with an “ABSTAIN,” is not present at the special meeting and does not respond by proxy or does not provide his, her or its bank, broker, trustee or other nominee with instructions with respect to the adjournment proposal, it will have no effect on the outcome of the adjournment proposal
Recommendation of the Finward Board of Directors
THE FINWARD BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT THE COMPANIES
First Financial
First Financial is a financial holding company headquartered in Cincinnati, Ohio. First Financial primarily operates through First Financial Bank, an Ohio state-chartered commercial bank with 151 full service banking centers at June 30, 2026.
First Financial provides banking and financial services products to business and retail clients through its six lines of business: Commercial, Retail Banking, Mortgage Banking, Wealth Management, Investment Commercial Real Estate and Commercial Finance. The Commercial Finance business lends to targeted industry verticals and has a national geographic footprint. Wealth Management, operating under the brand of Yellow Cardinal Advisory Group, had $4.6 billion in assets under management as of June 30, 2026, and provides the following services: financial planning, investment management, trust administration, estate settlement, business succession planning services, brokerage services and retirement planning.
As of June 30, 2026, First Financial had $22.4 billion in assets, $13.7 billion in loans, $17.6 billion in deposits and $3.0 billion in shareholders’ equity.
First Financial common shares are traded on Nasdaq under the symbol “FFBC.” The principal executive offices of First Financial are located at 255 East Fifth Street, Suite 700, Cincinnati, Ohio, 45202, and its telephone number is (877) 322-9530.
Finward
Finward is a bank holding company headquartered in Munster, Indiana. Finward primarily operates through Peoples Bank, an Indiana state-chartered bank.
Peoples Bank is a full service, Indiana state-chartered bank providing banking, financial planning and fiduciary services to individuals, families and businesses in the Chicago metropolitan area and on a regional or national basis for commercial finance, healthcare finance, equipment finance, commercial real estate finance and treasury management business customers. Peoples Bank provides a wide range of personal, business, electronic and wealth management financial services from its 24 locations in Lake and Porter Counties in Northwest Indiana and Chicagoland. The website ibankpeoples.com provides information on Peoples Bank’s products and services, and Finward Bancorp’s investor relations.
As of June 30, 2026, Finward had $2.0 billion in assets, $1.5 billion in loans, $1.7 billion in deposits and $178.3 million in shareholders’ equity.
Finward common stock is traded on Nasdaq under the symbol “FNWD.” The principal executive offices of Finward are located at 9204 Columbia Avenue, Munster, Indiana 46321, and its telephone number is (219) 836-4400.

THE MERGER
This section of the proxy statement/prospectus describes material aspects of the merger. This summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the other documents referenced herein for a more complete understanding of the merger. In addition, First Financial and Finward incorporate important business and financial information about each company into this proxy statement/prospectus by reference. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 101.
Terms of the Merger
Each of First Financial’s and Finward’s respective board of directors has unanimously approved the merger agreement. The merger agreement provides that, pursuant to the terms and subject to the conditions set forth in the merger agreement, Finward will merge with and into First Financial, with First Financial as the surviving corporation. Following the merger, First Financial Bank and Peoples Bank will merge with First Financial Bank as the surviving bank.
Each share of Finward common stock issued and outstanding immediately prior to the effective time, except for shares of Finward common stock owned by Finward or First Financial (other than shares held in a fiduciary or agency capacity that are beneficially owned by third parties or in respect of debts previously contracted), will be converted into the right to receive 1.35 First Financial common shares. Holders of shares of Finward common stock who would otherwise be entitled to receive a fractional First Financial common share in the merger will instead receive an amount in cash (rounded to the nearest cent) determined by multiplying the average closing price of First Financial common shares on Nasdaq for the consecutive period of five full trading days ending on the day immediately prior to the closing date by the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of First Financial common share that such shareholder would otherwise be entitled to receive pursuant to the merger agreement.
Finward shareholders are being asked to approve the merger proposal. See the section entitled “The Merger Agreement” beginning on page 61 for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.
Background of the Merger
As part of its ongoing consideration and evaluation of long-term strategies and prospects, the Finward board of directors and senior management have periodically assessed strategic alternatives to maximize shareholder value, including growth opportunities and operational efficiencies. The strategic discussions have focused on, among other things, the business environment facing financial institutions generally, including the challenging interest rate environment, as well as Finward’s financial performance, the highly competitive landscape, and increased regulatory and technology requirements of the banking industry. Among other things, these discussions have included the possibility of continuing to operate as an independent financial holding company as well as possible strategic alternatives available to Finward, including both internal growth strategies and possible acquisitions or business combinations involving other financial institutions.
From time to time, these reviews involved discussions with representatives of Stephens, a nationally recognized investment banking firm with substantial experience advising financial institutions with respect to mergers and acquisitions and other strategic matters. Stephens has provided financial advisory services to Finward at various times over the past several years. During these discussions with Finward, representatives from Stephens provided information regarding trends and developments in the banking industry and the mergers and acquisitions environment, including information regarding multiples and premiums paid for similarly situated financial institutions and potential transaction partners for Finward.
Stephens attended the Finward board of directors meeting on June 27, 2025, where the board of directors discussed Finward’s strategic alternatives. The discussions with Stephens included an analysis of developments in the banking industry, Finward’s financial results and standalone path, and the strategic rationale for a business combination with another entity. The Finward board of directors considered a number of factors, and discussed the advantages and disadvantages of a variety of strategic alternatives, including remaining an independent financial institution based on its financial results, its options for balance sheet restructuring and recapitalization strategies, and strategic partnerships. Finward’s board of directors and Stephens discussed the range of potential value that could be achieved for Finward’s shareholders in a change in control transaction and whether that value could exceed the valuation of the common stock if Finward remained an independent entity and met its budgeted performance over the next several years. At the conclusion of the discussion, the board of directors determined that it was in the best interest of Finward’s shareholders for the board to explore strategic options to determine whether there was a merger partner that would maximize shareholder value while providing high quality banking services to the communities and customers that Finward serves.
Over the course of the next several months, Finward’s board of directors had several conversations with representatives from Stephens regarding the possible impact of Finward’s valuation if (i) it continued to operate as an independent company while executing various ongoing strategies to improve profitability, (ii) it continued to operate as an independent company with a balance sheet restructuring and (iii) the potential value that could be achieved for Finward’s shareholders in a change in control transaction, including a possible strategic business combination or outright sale of Finward. They also discussed various bank holding companies that may be interested in pursuing a transaction with Finward.
In July 2025, Finward determined to engage Barack Ferrazzano, a law firm with significant experience in bank merger and acquisition transactions, to represent Finward in connection with its strategic process. Barack Ferrazzano had been previously engaged by Finward for general regulatory and corporate advice.
At its meeting on September 26, 2025, the Finward board of directors approved the formation of a capital committee to oversee Finward’s management throughout the strategic process and authorized the capital committee to continue evaluating potential strategic proposals. The capital committee consisted of directors Martin P. Alwin, Benjamin Bochnowski, Jennifer R. Evans, Joel Gorelick and Anthony M. Puntillo, and met, on average, approximately twice per month throughout the process. The board also authorized the engagement of Stephens to serve as Finward’s financial advisor to assist it in its evaluation of strategic alternatives. On September 29, 2025, Finward executed an engagement letter with Stephens, which superseded Finward’s prior engagement letters with Stephens.
With the advice of Stephens, Finward’s management and the capital committee developed a list of potential merger partners using a number of factors, including interest in Finward’s business and its market, ability to pay the requisite consideration, the value and liquidity of the counterparty’s stock, their history of returning capital to shareholders, and their ability to execute successfully on a possible transaction with Finward.
During the third and fourth quarters of 2025, representatives of Finward met with three identified potential merger partners, including Party A, Party B and Party C, to begin conversations that could lead to a discussion of a potential business combination. The meetings with the parties included a number of topics, including Finward’s financial results and markets, the state of the banking industry and their respective organizations and strategies. Party A and Party B expressed interest in continuing discussions and signed non-disclosure agreements with Finward. At the request of Party A, Finward provided Party A selected diligence information, including financial and operational information, and representatives of Finward met with representatives of Party A to answer questions related to the same. During this time, management and Stephens regularly met with and provided the capital committee with updates of their conversations with counterparties.
In November 2025, Party A paused discussions with Finward with respect to a business combination, after which it did not express a desire to re-engage with Finward on strategic discussions. Finward’s board of directors determined that the company should temporarily halt further strategic discussions until early 2026 to focus on 2025 year-end financial reporting processes and other internal initiatives and priorities.
In January 2026, Finward’s management and the capital committee worked with Stephens to refresh a list of potential merger partners employing the considerations noted above. Over the course of the next several months and throughout this process, management and Stephens regularly met with and provided the capital committee with process updates and the current status of engagement with counterparties.

In early February 2026, Stephens facilitated meetings between representatives of Finward and five identified potential merger partners, including First Financial, to begin conversations that could lead to a discussion of a potential business combination, with some of these meetings occurring at an industry conference. The initial meeting with First Financial took place on February 3, 2026. The meetings with the parties included a number of topics, including Finward’s financial results and markets, the state of the banking industry and their respective organizations and strategies. Two of these institutions, including First Financial and Party D, expressed interest in continuing discussions and signed non-disclosure agreements with Finward, allowing for the sharing of non-public information between the parties and ultimately for detailed reciprocal due diligence. Concurrently, Finward representatives re-engaged strategic discussions with Party B and Party C, with Party C signing a non-disclosure agreement with Finward. Representatives of Finward met with another identified potential merger partner in early March 2026 to discuss their respective organizations and strategies, which did not result in further strategic discussions.
At a meeting held March 13, 2026, with representatives of Stephens and Barack Ferrazzano in attendance, the Finward board of directors received a process update, which included information regarding discussions with potential strategic partners. Stephens led the board of directors through a comprehensive discussion regarding the operating environment, reviewed Finward’s updated standalone valuation, and provided updated overviews of potential merger partners, including their stock performance, financial results and ability-to-pay analysis.
In March and early April 2026, Stephens hosted separate meetings between representatives of Finward and the four remaining institutions that had signed non-disclosure agreements: First Financial, Party B, Party C and Party D. The meetings with each party involved lengthy discussions regarding their respective businesses, cultures and strategies, and the potential benefits of a strategic combination between the parties. Following these meetings, Party C chose not to proceed with further strategic discussions with Finward.
In April 2026, representatives of Stephens worked with management of Finward, as well as representatives of Barack Ferrazzano, to develop materials necessary for the process, including establishing a due diligence online data room and informational materials.
At a meeting held May 6, 2026, with representatives of Stephens and Barack Ferrazzano in attendance, the Finward board of directors undertook a comprehensive discussion regarding strategic matters, including a process update, considerations for maintaining a confidential outreach process and financial matters relating to Finward and a potential transaction. Stephens led the board of directors through a comprehensive update to the discussions held on March 13, 2026, with respect to the operating environment, a review of Finward’s updated standalone valuation, and updated overviews of potential merger partners, including their stock performance, financial results and ability-to-pay analysis. The Finward board of directors also discussed the timing of the process and determined that the due diligence online data room should be made available to interested parties on May 11, 2026, with indications of interest due by June 3, 2026.
At a meeting held May 8, 2026, with representatives of Stephens and Barack Ferrazzano in attendance, the Finward board of directors received an update on the status of the preparation of the due diligence online data room and informational materials. Following discussion, the board reached a consensus to proceed with the opening of the data room to the interested parties on May 11, 2026, with the information that had been assembled to date.
On May 11, 2026, First Financial, Party B and Party D were given access to the due diligence online data room that contained non-public information regarding Finward’s loans and deposits, securities portfolio, credit quality, vendor contracts, and operating expenses, among other proprietary business information. During this time, the parties conducted their due diligence reviews of Finward, including due diligence meetings with Finward management. Party A was invited to participate in the diligence process, and chose not to engage in strategic discussions.
In late May 2026, representatives of Finward met with representatives of Party E, a privately-held bank holding company, in response to an initial unsolicited contact made by Party E. Finward executed a non-disclosure agreement with Party E and engaged in discussions regarding their respective organizations and strategies. This meeting did not result in further strategic discussions.

On June 3, 2026, First Financial submitted a preliminary non-binding indication of interest (“IOI”) proposing a 100% stock transaction with total consideration between $41.00 and $43.00 for each share of Finward common stock. The IOI provided for an initial 60-day period for exclusive negotiations between Finward and First Financial.
Party D also submitted an IOI on June 3, 2026, that proposed 100% stock consideration with an implied value which Finward, in consultation with representatives of Stephens, determined was of a materially lesser value than the offer submitted by First Financial or the shareholder value which could be achieved should Finward pursue an independent strategy. Party D’s IOI provided for an initial 60-day period for exclusive negotiations between Finward and Party D.
In advance of June 3, representatives of Party B indicated verbally to representatives of Stephens the approximate value it considered submitting via an IOI. Finward, in consultation with representatives of Stephens, determined that this approximate value, should Party B actually submit an IOI, was materially less than the value provided under the First Financial IOI. Party B ultimately did not submit a formal IOI.
On June 7, 2026, at a special meeting held at the offices of Barack Ferrazzano with representatives of Stephens present, the Finward board of directors reviewed a summary of the proposals received and discussed the information necessary to fully evaluate the proposals. The information reviewed included a summary of the outreach process and IOIs received, the expected financial impact of the proposed transaction to the respective interested parties, a comparison to recent regional and nationwide bank mergers and acquisitions, financial matters relating to Finward, and market and financial information for the respective buyers. The board considered the impact of Finward’s valuation if it continued to operate as an independent company. The board of directors also discussed with Barack Ferrazzano the directors’ ongoing fiduciary duties to stakeholders generally, as well as specific duties owed to shareholders when a company is engaged in a strategic transaction.
Following this review and discussion, the Finward board of directors instructed management and Stephens to negotiate the terms of the First Financial IOI, subject to final approval by the capital committee.
Following discussions between representatives of Stephens and Morgan Stanley & Co., LLC (“Morgan Stanley”), First Financial’s financial advisor, on June 9, 2026, First Financial submitted a revised IOI, proposing a 100% stock transaction with total consideration between $42.00 and $43.00 per share of Finward common stock. The revised IOI reduced the period for exclusive negotiations between Finward and First Financial from 60 days to 45 days.
In a meeting held June 9, 2026, the capital committee considered the revised terms of First Financial’s IOI with input from Stephens and Barack Ferrazzano. After this review and discussion, the capital committee authorized Finward management to sign the IOI and enter into an exclusivity agreement with First Financial as of June 9, 2026.
Morgan Stanley provided a confirmatory diligence request list regarding Finward to Stephens requesting more detailed financial, business, and loan information on June 9, 2026.
On June 12, 2026, Stephens provided Morgan Stanley with a reverse due diligence request list regarding First Financial. Finward and its advisors conducted reverse due diligence regarding First Financial through review of First Financial’s publicly filed information and other documents and information provided by First Financial. On June 23, 2026, Finward and representatives of Stephens and Barack Ferrazzano engaged in a reverse diligence meeting with First Financial, covering topics such as documents previously provided to Finward by First Financial, the strategic plan and future growth prospects for First Financial, integration of Finward into First Financial, financial performance, strategic plans specific to Finward’s markets, shareholder liquidity, and existing lines of business, among other business topics.
On June 19, 2026, First Financial and Squire Patton Boggs (US) LLP, First Financial’s legal counsel, provided Finward and Barack Ferrazzano with an initial draft merger agreement for the proposed transaction. Over the course of the following weeks, the parties and their respective legal advisors exchanged multiple drafts of the merger agreement and disclosure schedules thereto, the material terms of which were discussed with members of the board of directors of each of First Financial and Finward, and the parties worked toward finalizing the terms of the transaction, including: the representations and warranties to be given by the parties; the operational covenants regarding Finward’s actions between signing of the merger agreement and the closing of a transaction; the treatment of various compensation arrangements for Finward’s employees; and the provisions regarding a termination fee and Finward’s ability to pursue other transactions if necessary to satisfy the fiduciary duties of Finward’s board of directors. During this period of negotiation, the parties and their representatives continued to conduct ongoing, reciprocal, comprehensive due diligence.
At a regular meeting of the Finward board held June 23, 2026, Archie Brown, Chief Executive of First Financial, met with the board of directors of Finward to discuss First Financial’s vision and strategy with respect to a business combination with Finward. The Finward board of directors was also provided with an update on the status of due diligence discussions, reverse due diligence discussions and the merger agreement by Finward’s management team and Stephens.
Throughout the end of June and July 2026, First Financial, Finward, and their respective legal and financial advisors continued to discuss and negotiate the final exchange ratio and the final aspects of the merger agreement and its exhibits and schedules. This process included the management teams of First Financial and Finward having various discussions with their respective advisors.
On July 15, 2026, Finward’s board of directors met with members of Finward’s executive management team and representatives of Barack Ferrazzano and Stephens. At this meeting, Finward’s senior management updated the board on the status of the negotiations of the definitive merger agreement and a reverse due diligence review of First Financial. Representatives of Barack Ferrazzano provided a review of the key terms of the merger agreement, directing the attention of the Finward board of directors to an outline summarizing the terms of the merger agreement that had been previously provided to each member of the board. Representatives of Stephens previewed with the board Stephens’ fairness opinion analysis and led a discussion of the mechanics of the exchange ratio.
In the ensuing days, Finward, with the assistance of Barack Ferrazzano, and First Financial, with the assistance of Squire Patton Boggs, worked to finalize the merger agreement and other transaction documents, including each party’s disclosure schedules.
On July 20, 2026, First Financial’s board of directors authorized and approved the execution and delivery of the merger agreement.
On July 21, 2026, the Finward board of directors held a special meeting to discuss the proposed transaction, proposed final version of the merger agreement and the exhibits and schedules thereto, with representatives of Stephens and Barack Ferrazzano in attendance. As an initial matter, representatives of Barack Ferrazzano reviewed with the directors their fiduciary duties in connection with their review and consideration of the transaction and the terms of the proposed merger with First Financial. The Finward board of directors was reminded that this information regarding the board of directors’ fiduciary duties had been provided and discussed at prior board meetings. Representatives of Barack Ferrazzano then reviewed in detail the final terms of the merger agreement with the Finward board of directors, including a description of the changes since the previous draft provided to the board. Prior to the meeting, the directors were provided a substantially final version of the merger agreement. At the meeting, representatives of Barack Ferrazzano also provided the board an opportunity to ask questions regarding the legal aspects of the merger agreement. Representatives of Stephens reviewed with the Finward board of directors its financial analysis of the proposed transaction, and rendered Stephens’ oral opinion (subsequently delivered in writing at the conclusion of the meeting), as described in the section titled “Opinion of Finward’s Financial Advisor” to the effect that, as of July 21, 2026, and based upon and subject to the assumptions, considerations, qualifications and limitations set forth in the written opinion, the merger consideration to be received by the Finward common shareholders pursuant to the merger was fair, from a financial point of view, to those shareholders. The board discussed the attributes of First Financial’s common stock, including its recent market performance and its trading volume. The Finward board of directors also reviewed First Financial’s recent financial performance, stock performance and trading volume. The Finward board of directors discussed the transaction at length, including the pricing and the exchange ratio, the necessary regulatory approval requirements, and the possible termination fees that may be incurred. Barack Ferrazzano also provided the board with a resolution of the board to be adopted approving the terms of the proposed transaction and the merger agreement, which was reviewed in detail by the board members. During the meeting, Stephens and Barack Ferrazzano reported on, and the Finward board of directors discussed in detail, the reverse due diligence process undertaken by Finward and its advisors with respect to First Financial. Following extensive discussion, review of the merger agreement and related documents, and questions and answers, including consideration of the factors described under the section entitled “Finward’s Reasons for the Merger”, the Finward board of directors determined that the merger agreement and the transactions contemplated thereby were advisable and in the best interests of Finward and its shareholders. The Finward board of directors then unanimously approved the merger agreement and the transactions contemplated thereby.
On July 21, 2026, Finward and First Financial executed the merger agreement and, following the closing of the stock market on the same day, issued press releases to publicly announce the execution of the merger agreement.
Finward’s Reasons for the Merger; Recommendation of Finward’s Board of Directors
After careful consideration, the Finward board of directors unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Finward and its shareholders, (ii) approved and adopted the merger agreement and (iii) recommended the approval by Finward shareholders of the merger proposal and the adjournment proposal. Accordingly, the Finward board of directors unanimously recommends that Finward shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal. For a more detailed discussion of the Finward board of directors’ recommendation, see “The Merger — Finward’s Reasons for the Merger; Recommendation of Finward’s Board of Directors” beginning on page 39.
In reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the merger, and to recommend that Finward shareholders approve the merger proposal, the Finward board of directors evaluated the merger agreement, the merger and the other transactions contemplated by the merger agreement in consultation with Finward management, as well as with Finward’s financial and legal advisors, and considered a number of factors, including the following:
•
each of Finward’s and First Financial’s business, operations, financial condition, stock performance, asset quality, earnings, markets and prospects;

•
the ability to provide Finward shareholders with increased liquidity due to, among other things, a larger market capitalization and greater trading volume;

•
the fact that Finward’s and First Financial’s respective products, customers and markets complement each other, bringing together strong community banking franchises that will give the combined bank significant low-cost core deposits and the potential for incremental revenue opportunities from the addition of each company’s unique businesses to further diversify revenue streams;

•
its belief that Finward shareholders and customers will benefit from combining with a larger financial institution, including potentially being better equipped to respond to economic and financial services industry developments and better positioned to develop and build on its position in existing markets;

•
its belief that the increased scale and financial resources of the combined company would provide a greater ability to invest in technology and digital banking capabilities, and that this increased capacity to invest in and keep pace with technological change would better position the combined company to compete effectively against other financial institutions, as well as non-bank and financial technology competitors;

•
its consideration of other strategic alternatives potentially available to Finward, including remaining a stand-alone company, pursuing a strategic combination with another party, or pursuing a sale to a different acquirer, together with its assessment of the likelihood that those alternatives would actually be available to Finward, and its belief that, even if available, none of them would deliver the financial and operational benefits achievable through the proposed merger with First Financial;

•
the fact that Finward shareholders will become shareholders of First Financial and will continue to share proportionately in the business successes of the legacy Finward business, including in any potential future change of control transaction involving First Financial;

•
its view that the combined company would have a stronger, deeper leadership team with complementary expertise to drive enhanced operational performance, strategic growth and risk management and its view that the combined company would have a strengthened ability to recruit and retain top-tier talent while offering colleagues more opportunities for career development and mobility;

•
its knowledge of the current and prospective environment in the financial services industry in general and the increased operating costs resulting from regulatory and compliance mandates, increasing competition from both banks and non-bank financial and financial technology firms, current financial market conditions and the likely effects of these factors on Finward’s and the combined company’s potential growth, development, productivity and strategic options;

•
its view that the cost savings and synergies created by the merger create material value for Finward shareholders and enable reinvestment of additional capital;

•
the anticipated pro forma financial impact of the merger on the combined company, including the expected positive impact on financial metrics, including earnings per share (“EPS”), and the expectation that the tangible book value per share dilution from the merger would be earned back within a reasonable period following closing;

•
the merger consideration offered by First Financial, which represented a 32% premium over the closing price of Finward common stock on July 21, 2026, and 18.2x of its consensus estimated 2026 EPS;

•
the fact that Finward and First Financial have compatible corporate cultures and management philosophies, including a shared focus on and commitment to the communities they serve, which the Finward board of directors believed would facilitate a smooth and successful integration of the two companies following the merger;

•
its review and discussions with Finward’s management concerning Finward’s due diligence examination of the operations, financial condition, credit quality, earnings, risk management and regulatory compliance programs and prospects of First Financial;

•
the expectation that the requisite regulatory approvals could be obtained in a timely fashion;

•
the expectation that the transaction will be generally tax-free for United States federal income tax purposes to Finward’s shareholders;

•
the fact that the exchange ratio would be fixed, with no adjustment in the merger consideration to be received by Finward shareholders as a result of possible increases or decreases in Finward’s shareholders’ equity or the trading price of Finward’s or First Financial’s shares following the announcement of the merger, which the Finward board of directors believed was consistent with market practice for transactions of this type and with the strategic purpose of the transaction;

•
the combined company’s potential to increase stockholder value and to create opportunities for enhanced earnings and potential dividends, along with mitigating long-term business and execution risks by diversifying the footprint and revenue sources of the combined company;

•
the continuity of First Financial’s dividends and stock value and the fact that Finward shareholders will become entitled to receive First Financial’s ongoing dividends following the completion of the merger;

•
the fact that Finward’s shareholders will have an opportunity to vote on the approval of the merger proposal;

•
the Finward board of directors’ review with legal counsel of the material terms of the merger agreement, including the representations, covenants, deal protection and termination provisions, tax treatment and closing conditions;

•
under the terms of the merger agreement, the ability of the Finward board of directors to submit the merger proposal for consideration to shareholders without recommendation if it determines in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisor) that making or continuing to make a recommendation of approval of the merger proposal to shareholders would more likely than not result in a violation of its duties under applicable law;
•
the opinion, dated July 21, 2026, of Stephens to the Finward board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Finward common stock of the exchange ratio in the merger as more fully described below under “— Opinion of Finward’s Financial Advisor” beginning on page 42; and

•
its view that the two management teams have many years of integration experience through various acquisitions, which can be leveraged in successfully completing the integration process.

The Finward board of directors also considered the potential risks related to the transaction but concluded that the anticipated benefits of combining with First Financial were likely to outweigh these risks. These potential risks include, among others:
•
Finward would lose the autonomy associated with being an independent financial institution;

•
the possibility that the anticipated benefits of the transaction will not be realized when expected or at all, including as a result of the impact of, or difficulties arising from, the integration of the two companies or as a result of the strength of the economy, general market conditions and competitive factors in the areas where Finward and First Financial operate businesses;

•
the possible diversion of management attention and resources from other strategic opportunities and operational matters while working to implement the transaction and integrate the two companies;

•
the risk that, because the exchange ratio under the merger agreement would not be adjusted for changes in the market price of Finward’s common stock or First Financial’s common shares, the value of the First Financial common shares to be issued to Finward shareholders upon the completion of the merger could be significantly less than the value of such shares immediately prior to the announcement of the parties’ entry into the merger agreement;

•
the risk of losing key employees during the pendency of the merger and thereafter;

•
the restrictions on the conduct of Finward’s business during the period between execution of the merger agreement and the consummation of the merger, which could potentially delay or prevent Finward from undertaking business opportunities that might arise or certain other actions it might otherwise take with respect to its operations absent the pendency of the merger;

•
the potential effect of the merger on Finward’s overall business, including its relationships with customers, employees, suppliers and regulators;

•
the fact that Finward shareholders would not be entitled to appraisal or dissenters’ rights in connection with the merger;

•
the fact that the merger agreement contains certain restrictions on the ability of Finward to solicit proposals for alternative transactions or engage in discussions regarding such proposals, including the requirement for Finward to pay First Financial a termination fee of $9.0 million in certain circumstances;

•
the possibility of encountering difficulties in achieving anticipated cost savings and synergies in the amounts currently estimated or within the time frame currently contemplated;

•
certain anticipated merger-related costs, which could also be higher than expected;

•
the regulatory and other approvals required in connection with the merger and the bank merger and the risk that such regulatory approvals will not be received or will not be received in a timely manner or may impose burdensome or unacceptable conditions that may adversely affect the anticipated operations, synergies and financial results of the combined company following the completion of the merger;

•
the potential for legal claims challenging the merger;

•
the risk that the merger may not be completed despite the combined efforts of Finward and First Financial or that completion may be unduly delayed, including as a result of delays in obtaining the requisite regulatory approvals; and

•
the other risks described under the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages 17 and 20, respectively.

The foregoing discussion of the information, risks and factors considered by the Finward board of directors is not intended to be exhaustive but includes the material factors and risks considered by the board. In reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the merger, the Finward board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Finward board of directors considered these factors as a whole in evaluating the merger agreement and the transactions contemplated thereby, including the merger.
For the reasons set forth above, the Finward board of directors determined that the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Finward and its shareholders, and approved the merger agreement and the transactions contemplated thereby, including the merger.
In considering the recommendation of the Finward board of directors, you should be aware that certain directors and executive officers of Finward may have interests in the merger that are different from, or in addition to, interests of stockholders of Finward generally and may create potential conflicts of interest. The Finward board of directors was aware of these interests and considered them when evaluating and negotiating the merger agreement and the transactions contemplated thereby, including the merger, and in recommending to Finward’s stockholders that they vote in favor of the Finward merger proposal. See “— Interests of Certain Finward Directors and Executive Officers in the Merger” beginning on page 53.
It should be noted that this explanation of the reasoning of the Finward board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 17.
For the reasons set forth above, the Finward board of directors unanimously recommends that Finward shareholders vote “FOR” the Finward merger proposal and “FOR” the other proposals to be considered at the Finward special meeting.
Opinion of Finward’s Financial Advisor
Pursuant to an engagement letter dated September 26, 2025, and accepted on September 29, 2025, Finward engaged Stephens to act as its exclusive financial advisor in connection with any extraordinary corporate transaction involving Finward and/or its subsidiary bank, Peoples Bank. After Finward determined to pursue the proposed merger of Finward with and into First Financial, Finward’s board of directors requested that Stephens render an opinion as to whether the consideration to be received by Finward’s common shareholders, solely in their capacity as such, in the proposed merger was fair to such shareholders from a financial point of view. Finward engaged Stephens because, among other factors, Stephens is a nationally recognized investment banking firm with substantial experience in transactions similar to the proposed merger and, as part of its investment banking business, regularly issues fairness opinions and is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions and other transactions.
As part of Stephens’ engagement, representatives of Stephens attended a meeting of Finward’s board of directors held on July 21, 2026, at which the board considered and approved the merger agreement and the transactions contemplated thereby, including the proposed merger. At this meeting, Stephens reviewed with the board the financial aspects of the proposed merger and rendered its oral opinion, which was subsequently confirmed by delivery of its written opinion dated as of July 21, 2026, to the effect that, as of such date and based upon and subject to the limitations, assumptions and qualifications set forth in the written opinion, the consideration to be received by the common shareholders of Finward, solely in their capacity as such, in the proposed merger was fair from a financial point of view to such shareholders.

The full text of Stephens’ written opinion is attached as Annex B to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of the review undertaken by Stephens in rendering its opinion. The summary of Stephens’ opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Investors are urged to read the entire opinion carefully in connection with their consideration of the proposed merger. Finward did not give any instruction to or impose any limitations on Stephens as it related to the issuance of its opinion.
Stephens’ opinion speaks only as of the date of the opinion, and Stephens has undertaken no obligation to update or revise its opinion. The opinion was directed to Finward’s board of directors (solely in its capacity as such) in connection with, and for purposes of, its consideration of the proposed merger. The opinion only addresses whether the consideration to be received by the common shareholders of Finward, solely in their capacity as such, in the proposed merger was fair to such shareholders from a financial point of view as of the date of the opinion. The opinion does not address the underlying business decision of Finward to engage in the proposed merger or any other term or aspect of the merger agreement or the transactions contemplated thereby. Stephens’ opinion does not constitute a recommendation to Finward’s board of directors or any of Finward’s shareholders as to how the board or any such shareholder should vote or otherwise act with respect to the proposed merger or any other matter. Finward and First Financial determined the merger consideration through a negotiation process.
In connection with developing its opinion, Stephens:
(i)
reviewed certain publicly available financial statements and reports regarding Finward and First Financial;

(ii)
reviewed certain audited financial statements regarding Finward and First Financial;

(iii)
reviewed certain internal financial statements, management reports and other financial and operating data concerning Finward prepared by management of Finward;

(iv)
reviewed, on a pro forma basis, in reliance upon certain financial projections and other information and assumptions concerning Finward provided or made available by or on behalf of Finward, and certain financial projections and other information and assumptions concerning First Financial provided or made available by or on behalf of First Financial and, where applicable, consensus research estimates, the effect of the proposed merger on the balance sheet, capitalization ratios, earnings and tangible book value of First Financial;

(v)
reviewed the reported prices and trading activity for the Finward common stock and First Financial common shares;

(vi)
compared the financial performance of Finward and First Financial with that of certain other publicly-traded companies and their securities that Stephens deemed relevant to Stephens’ analysis of the proposed merger;

(vii)
reviewed the financial terms, to the extent publicly available, of certain merger or acquisition transactions that Stephens deemed relevant to Stephens’ analysis of the proposed merger;

(viii)
reviewed the then most recent draft of the merger agreement and related documents provided to Stephens by Finward;

(ix)
discussed with management of Finward and management of First Financial the operations of and future business prospects for Finward and First Financial, respectively;

(x)
assisted in Finward’s deliberations regarding the material terms of the proposed merger and Finward’s negotiations with First Financial; and

(xi)
performed such other analyses and provided such other services as Stephens deemed appropriate.

Stephens relied on the accuracy and completeness of the information, financial data and financial forecasts provided or made available to Stephens by or on behalf of Finward and First Financial and of the other information reviewed by Stephens in connection with the preparation of Stephens’ opinion, and its opinion was based upon such information. Stephens did not independently verify, or undertake any responsibility to independently verify, the accuracy or completeness of any of such information, data or forecasts. Management of Finward assured Stephens that it was not aware of any relevant information that had been omitted or remained undisclosed to Stephens. Stephens did not assume any responsibility for making or undertaking an independent evaluation or appraisal of any of the assets or liabilities of Finward or of First Financial, and Stephens was not furnished with any such evaluations or appraisals, nor did Stephens evaluate the solvency or fair value of Finward or of First Financial under any laws relating to bankruptcy, insolvency or similar matters. Stephens did not assume any obligation to conduct any physical inspection of the properties, facilities, assets or liabilities (contingent or otherwise) of Finward or First Financial. Stephens did not receive or review any individual loan or credit files nor did Stephens make an independent evaluation of the adequacy of the allowance for credit losses of Finward or First Financial. Stephens did not make an independent analysis of the effects of potential future changes in the rate of inflation or of prevailing rates of interest or other market developments or disruptions, or of the effects of any global conflicts or hostilities or any other disaster or adversity, on the business or prospects of Finward or First Financial. With respect to the financial projections and other information and assumptions concerning Finward and First Financial provided or made available to Stephens by or on behalf of Finward and First Financial, Stephens assumed that such financial projections and other information and assumptions had been reasonably prepared and reflected the best then currently available estimates and judgments of the preparer thereof as to the future financial performance of Finward or First Financial, as applicable, and provided a reasonable basis for Stephens’ analysis. With respect to the consensus research estimates concerning Finward and First Financial upon which portions of Stephens’ analyses were based, Stephens assumed that such consensus research estimates provided a reasonable basis for Stephens’ analysis. Stephens recognized that such financial projections, consensus research estimates and other information and assumptions were based on numerous variables, assumptions and judgments that were inherently uncertain (including, without limitation, factors related to general economic and competitive conditions) and that actual results could vary significantly from such financial projections, consensus research estimates and other information and assumptions, and Stephens expressed no opinion as to the reliability of such financial projections, consensus research estimates and other information and assumptions.
Stephens does not provide legal, accounting, regulatory, or tax advice or expertise, and Stephens relied solely, and without independent verification, on the assessments of Finward and its other advisors with respect to such matters. Stephens assumed, with Finward’s consent, that the proposed merger will not result in any materially adverse legal, regulatory, accounting or tax consequences for Finward or its shareholders and that any reviews of legal, accounting, regulatory or tax issues conducted as a result of the proposed merger will be resolved favorably to Finward and its shareholders. Stephens did not express any opinion as to any tax or other consequences that might result from the proposed merger.
Stephens’ opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on the date of the opinion, and on the information made available to Stephens as of the date of the opinion. Market price data used by Stephens in connection with its opinion was based on reported market closing prices as of July 20, 2026. It should be understood that subsequent developments may affect the opinion and that Stephens did not undertake any obligation to update, revise or reaffirm the opinion or otherwise comment on events occurring after the date of the opinion. Stephens further noted that volatility or disruptions in the credit and financial markets relating to, among other things, potential future changes in the rate of inflation or prevailing rates of interest or other market developments or disruptions, or the effects of any global conflicts or hostilities, or any other disaster or adversity may or may not have an effect on Finward or First Financial, and Stephens did not express an opinion as to the effects of such volatility or disruptions on the proposed merger or any party to the proposed merger. Stephens further expressed no opinion as to the prices at which shares of First Financial common shares or Finward common stock may trade at any time subsequent to the announcement of the proposed merger.
In connection with developing its opinion, Stephens assumed that, in all respects material to its analyses:
(i)
the proposed merger and any related transactions will be consummated on the terms of the latest draft of the merger agreement provided to Stephens, without material waiver or modification;

(ii)
the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

(iii)
each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

(iv)
all conditions to the completion of the proposed merger will be satisfied within the time frames contemplated by the merger agreement without any waivers;

(v)
in the course of obtaining the necessary regulatory, lending or other consents or approvals (contractual or otherwise) for the proposed merger and any related transactions, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that would have a material adverse effect on the contemplated benefits of the proposed merger to the common shareholders of Finward;

(vi)
there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of Finward or First Financial since the date of the most recent financial statements made available to Stephens, and that no legal, political, economic, regulatory or other development has occurred that will adversely impact Finward or First Financial; and

(vii)
the proposed merger will be consummated in a manner that complies with applicable law and regulations.

Stephens’ opinion was limited to whether the consideration to be received by the common shareholders of Finward, solely in their capacity as such, in the proposed merger was fair to such shareholders from a financial point of view as of the date of the opinion. Stephens was not asked to, and it did not, offer any opinion as to the terms of the merger agreement or the form of the proposed merger or any aspect of the proposed merger, other than the fairness, from a financial point of view, of the consideration to be received in the proposed merger by the common shareholders of Finward, solely in their capacity as such. The opinion did not address the merits of the underlying decision by Finward to engage in the proposed merger, the merits of the proposed merger as compared to other alternatives potentially available to Finward or the relative effects of any alternative transaction in which Finward might engage, nor is it intended to be a recommendation to any person or entity as to any specific action that should be taken in connection with the proposed merger, including with respect to how to vote or act with respect to the proposed merger. Moreover, Stephens did not express any opinion as to the fairness of the amount or nature of the compensation to any of Finward’s officers, directors or employees, or to any group of such officers, directors or employees, whether relative to the compensation to other shareholders of Finward or otherwise.
The following is a summary of the material financial analyses performed and material factors considered by Stephens in connection with developing its opinion. In performing the financial analyses described below, Stephens relied on the financial and operating data, financial projections and other financial information and assumptions concerning Finward and First Financial provided or made available by or on behalf of Finward and First Financial, as applicable, and reviewed with Finward’s management and board of directors certain assumptions concerning Finward and First Financial upon which the analyses were based, as well as other factors. Although this summary does not purport to describe all of the analyses performed or factors considered by Stephens, it does set forth those analyses considered by Stephens to be material in arriving at its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. The order of the summaries of analyses described does not represent the relative importance or weight given to those analyses by Stephens. It should be noted that in arriving at its opinion, Stephens did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Stephens believes that its analysis must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. The financial analyses summarized below includes information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses summarized below. Accordingly, Stephens’ analyses and the summary of its analyses must be considered as a whole, and selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying Stephens’ analyses and opinion.
Summary of Proposed Merger
Pursuant to the merger agreement, and subject to the terms, conditions and limitations set forth therein, and for purposes of its opinion, Stephens understood that, subject to potential adjustments as described in the merger agreement, each outstanding share of Finward common stock would be converted into the right to receive 1.35 shares of First Financial common shares, and the aggregate value of the consideration expected to be exchanged by First Financial to acquire all of the outstanding Finward common stock, based on First Financial’s closing stock price of $35.48 on July 20, 2026, would be approximately $208.3 million. Based upon the unaudited financial information of Finward as of and for the twelve months ended March 31, 2026, and market data as of July 20, 2026, Stephens calculated the following implied transaction multiples and premiums:
Implied Transaction Price / Tangible Book Value per Share	1.39x
Implied Transaction Price / Last twelve months (“LTM”) Earnings per Share	20.9x
Implied Transaction Price / LTM Core Earnings per Share(1)	18.6x
Implied Transaction Price / 2026 Estimated Earnings per Share(2)	18.1x
Implied Transaction Price / 2027 Estimated Earnings per Share(2)	15.8x
Core Deposit Premium(3)	4.1%
Implied Market Premium as of July 20, 2026	31%

(1)
LTM Core Earnings per Share per S&P Global Market Intelligence.

(2)
2026 and 2027 Estimated Earnings per Share per research analysts’ consensus estimates.

(3)
Core deposit premium calculated as the amount by which the implied transaction price exceeds tangible book value, divided by core deposits, which consist of total deposits excluding time deposits greater than $100,000.

Relevant Public Companies Analysis — Company
Stephens compared certain financial, operating and market information relating to Finward with corresponding publicly available information relating to selected publicly traded financial institutions. Stephens selected the publicly traded companies described below based on criteria that Stephens considered relevant in identifying financial institutions that could provide a meaningful basis for comparison with Finward. However, no selected company below was identical or directly comparable to Finward. Accordingly, Stephens’ analysis involved complex considerations and qualitative judgments concerning differences in financial and operating characteristics of Finward and the selected publicly traded companies and other factors that could affect their respective public trading values. Mathematical analysis (such as determining the median) is not in itself a meaningful method of using selected public company data.
Stephens selected nationwide banks traded on a major U.S. securities exchange(1) with total assets between $1.5 billion and $3.0 billion, LTM Core Return on Average Assets (“ROAA”)(2) of less than 1.25% and available consensus earnings per share estimates through 2027. Stephens excluded two banks that met this criteria based on differences from Finward, namely NewtekOne, Inc. due to its non-traditional business model, and OP Bancorp due to its specialized business model. The selected publicly traded companies were:
(1)
Norwood Financial Corp.

(2)
USCB Financial Holdings Inc.

(3)
Chemung Financial Corporation

(4)
BayCom Corp

(5)
Meridian Corporation

(6)
First Community Corporation

(7)
Hanover Bancorp Inc.

(8)
John Marshall Bancorp Inc.

(9)
CoastalSouth Bancshares Inc.

(10)
FVCBankcorp Inc.

(11)
Franklin Financial Services Corporation

(12)
Princeton Bancorp, Inc.

(13)
Isabella Bank Corporation

(14)
LCNB Corp.

(15)
MainStreet Bancshares, Inc.

(16)
CF Bankshares Inc.

(17)
Ames National Corporation

(18)
Eagle Bancorp Montana Inc.

(19)
First National Corporation

(20)
Eagle Financial Services Inc.

(21)
National Bankshares Inc.

(22)
Citizens Community Bancorp, Inc.

(23)
SB Financial Group Inc

(24)
CB Financial Services Inc.

(1)
Major U.S. securities exchanges include: NYSE, NYSEAM, NASDAQCM, NASDAQGM, and NASDAQGS.

(2)
Core income after taxes and before extraordinary items; excluded gain on sale of securities, amortization and impairment of intangibles, and nonrecurring items as defined by S&P Global Market Intelligence.

To perform this analysis, Stephens reviewed publicly available financial information of Finward and the selected publicly traded companies as of and for the twelve-months ended March 31, 2026, and market trading data based on closing stock prices as of July 20, 2026. The financial data included in the table presented below may not correspond precisely to the data reported in historical financial statements as a result of the assumptions and methods used by Stephens to compute the financial data presented. The table below contains information reviewed and utilized by Stephens in its analysis:

	Company	25th Percentile	Median	75th Percentile
Total Assets ($mm)	$2,015	$2,088	$2,253	$2,376
Loans / Deposits	85%	84%	89%	96%
Tangible Common Equity (“TCE”) / Tangible Assets (“TA”)	7.5%	8.0%	8.6%	9.8%
LTM Core ROAA(1)	0.54%	0.89%	1.03%	1.07%
LTM Core Return on Average Tangible Common Equity (“ROATCE”)(1)	7.9%	9.8%	11.2%	14.0%
LTM Net Interest Margin	3.24%	3.16%	3.46%	3.64%
LTM Fee Income / Operating Revenue	15%	10%	17%	21%
LTM Efficiency Ratio	81%	67%	65%	59%
Nonperforming Assets (“NPA”) / Assets(2)	0.71%	0.74%	0.37%	0.19%
Loan Loss Reserve / Gross Loans	1.19%	0.99%	1.04%	1.17%
Market Cap ($mm)	$159	$219	$264	$308
Price / Tangible Book Value	1.06x	1.18x	1.28x	1.54x
Price / 2027 Estimated Earnings per Share	12.0x	10.0x	10.4x	10.7x

Source: S&P Global Market Intelligence, FactSet.
Note: Dollars in millions. Financial metrics for Isabella Bank Corporation were not adjusted to give pro forma effect to its pending acquisition.
(1)
Core income after taxes and before extraordinary items; excluded gain on sale of securities, amortization and impairment of intangibles, and nonrecurring items as defined by S&P Global Market Intelligence.

(2)
NPA / Assets excludes restructured loans from nonperforming assets.

Stephens applied the selected public companies’ 25th percentile and 75th percentile price-to-tangible-book-value multiples of 1.18x and 1.54x, respectively, to Finward’s tangible book value per share of $34.39 as of March 31, 2026. This analysis indicated an implied value per share range for Finward of approximately $40.58 to $52.96 per share. Stephens also applied the selected public companies’ 25th percentile and 75th percentile price-to-2027-estimated-earnings-per-share multiples of 10.0x and 10.7x, respectively, to Finward’s 2027 estimated earnings per share of $3.04. This analysis indicated an implied value per share range for Finward of approximately $30.40 to $32.53 per share.
Relevant Midwest Transactions Analysis
Stephens reviewed certain publicly available information regarding selected bank and thrift merger and acquisition transactions announced since January 1, 2025, involving targets headquartered in the Midwest with total assets between $1.0 billion and $5.0 billion and LTM ROAA of less than 1.00%. Stephens excluded transactions for which the deal value was not publicly disclosed and transactions characterized as mergers of equals by S&P Global Market Intelligence. Stephens selected these transactions because the relative asset size and financial performance of the target companies, among other factors, were considered sufficiently similar to Finward to provide a meaningful basis for comparison. However, no selected transaction or target company was identical or directly comparable to the proposed merger or Finward, as applicable. Accordingly, Stephens’ analysis involved complex considerations and qualitative judgments concerning differences in the financial and operating characteristics of the target companies, the terms of the selected transactions and the proposed merger and other factors that could affect the transaction values and multiples reflected in the selected transactions. Mathematical analysis, such as determining the median, is not in itself a meaningful method of using selected transaction data. In each selected transaction listed below, the acquirer is listed first, the target is listed second and the transaction announcement date is noted parenthetically:
•
Bank First Corporation / PSB Holdings Inc. (5/19/2026)

•
OppFi Inc. / BNCCORP Inc. (4/29/2026)

•
Richmond Mutual Bancorporation, Inc. / Farmers Bancorp (11/12/2025)

•
First Mid Bancshares, Inc. / Two Rivers Financial Group, Inc. (10/30/2025)

•
HBT Financial, Inc. / CNB Bank Shares, Inc. (10/20/2025)

•
First Merchants Corporation / First Savings Financial Group, Inc. (9/25/2025)

•
Equity Bancshares, Inc. / Frontier Holdings, LLC (9/2/2025)

•
First Financial Bancorp. / BankFinancial Corporation (8/11/2025)

•
Bank First Corporation / Centre 1 Bancorp, Inc. (7/18/2025)

•
First Financial Bancorp. / Westfield Bancorp (6/23/2025)

•
Old Second Bancorp, Inc. / Bancorp Financial, Inc. (2/25/2025)

Stephens reviewed certain financial characteristics of the target companies and certain transaction multiples and premiums reflected in the selected transactions and compared them with corresponding information for Finward and the proposed merger. The following table presents the 25th percentile, median and 75th percentile results for the selected transactions, together with corresponding information for Finward and the proposed merger:
	Company	25th Percentile	Median	75th Percentile
Target Total Assets ($mm)	$2,015	$1,298	$1,449	$1,693
Target TCE / TA	7.5%	7.0%	8.2%	10.2%
Target LTM ROAA(1)	0.54%	0.64%	0.89%	0.91%
Target NPA / Assets	0.71%	0.63%	0.31%	0.20%
Transaction Price / Tangible Book Value	1.39x	1.15x	1.21x	1.39x
Transaction Price / LTM Earnings(2)	18.6x	10.6x	12.3x	14.2x
Core Deposit Premium(3)	4.1%	1.9%	3.0%	6.6%

Source: S&P Global Market Intelligence
Note: Frontier Holdings LLC was an S corporation, and its LTM earnings were adjusted using an assumed tax rate of 21%.
(1)
The LTM ROAA shown for Finward is Finward’s LTM core ROAA.

(2)
The transaction price-to-LTM-earnings multiple shown for Finward and the proposed merger was calculated using Finward’s LTM core earnings per share.

(3)
Core deposit premium was calculated as the amount by which the transaction price exceeded tangible book value, divided by core deposits. Core deposits were defined as total deposits excluding time deposits greater than $100,000.

Stephens applied the 25th percentile and 75th percentile transaction-price-to-tangible-book-value multiples of 1.15x and 1.39x, respectively, reflected in the selected transactions to Finward’s tangible book value per share of $34.39 as of March 31, 2026. This analysis indicated an implied value per share range for Finward of approximately $39.55 to $47.80 per share. Stephens also applied the 25th percentile and 75th percentile transaction-price-to-LTM-earnings multiples of 10.6x and 14.2x, respectively, reflected in the selected transactions to Finward’s LTM core earnings per share of $2.58. This analysis indicated an implied value per share range for Finward of approximately $27.35 to $36.64 per share. In addition, Stephens applied the 25th percentile and 75th percentile core deposit premiums of 1.9% and 6.6%, respectively, reflected in the selected transactions to Finward’s calculated core deposits per share of approximately $330.42 as of March 31, 2026, and added the resulting amounts to Finward’s tangible book value per share as of March 31, 2026, resulting in an implied value per share range for Finward of approximately $40.67 to $56.20 per share.

Relevant Nationwide Transactions Analysis
Stephens reviewed certain publicly available information regarding selected bank and thrift merger and acquisition transactions announced since January 1, 2024, involving targets located in the United States with total assets between $1.0 billion and $4.5 billion, LTM ROAA of less than 0.80%, tangible common equity to tangible assets of between 7.0% and 10.0%, and nonperforming assets to total assets of less than 1.00%. Stephens excluded transactions for which the deal value was not publicly disclosed, transactions involving a credit union acquirer and transactions characterized as mergers of equals by S&P Global Market Intelligence. Stephens selected these transactions because the relative asset size, financial performance, capitalization and asset quality, among other factors, were considered sufficiently similar to those of Finward to provide a meaningful basis for comparison. However, no selected transaction or target company was identical or directly comparable to the proposed merger or Finward, as applicable. Accordingly, Stephens’ analysis involved complex considerations and qualitative judgments concerning differences in the financial and operating characteristics of the target companies, the terms of the selected transactions and the proposed merger, and other factors that could affect the transaction values and multiples reflected in the selected transactions. Mathematical analysis, such as determining the median, is not in itself a meaningful method of using selected transaction data. In each selected transaction listed below, the acquirer is listed first, the target is listed second and the transaction announcement date is noted parenthetically:
•
Home Bancshares, Inc. / Mountain Commerce Bancorp, Inc. (12/8/2025)

•
First Mid Bancshares, Inc. / Two Rivers Financial Group, Inc. (10/30/2025)

•
Heritage Financial Corporation / Olympic Bancorp, Inc. (9/25/2025)

•
TowneBank / Dogwood State Bank (8/19/2025)

•
Investar Holding Corporation / Wichita Falls Bancshares, Inc. (7/1/2025)

•
Commerce Bancshares, Inc. / FineMark Holdings, Inc. (6/16/2025)

•
TowneBank / Old Point Financial Corporation (4/3/2025)

•
CNB Financial Corporation / ESSA Bancorp, Inc. (1/10/2025)

•
ConnectOne Bancorp, Inc. / The First of Long Island Corporation (9/5/2024)

•
ChoiceOne Financial Services, Inc. / Fentura Financial, Inc. (7/25/2024)

•
Alerus Financial Corporation / HMN Financial, Inc. (5/15/2024)

Stephens reviewed certain financial characteristics of the target companies and certain transaction multiples and premiums reflected in the selected transactions and compared them with corresponding information for Finward and the proposed merger. The following table presents the 25th percentile, median and 75th percentile results for the selected transactions, together with corresponding information for Finward and the proposed merger:
	Company	25th Percentile	Median	75th Percentile
Target Total Assets ($mm)	$2,015	$1,523	$1,757	$2,275
Target TCE / TA	7.5%	8.0%	8.9%	9.3%
Target LTM ROAA(1)	0.54%	0.51%	0.62%	0.72%
Target NPA / Assets	0.71%	0.61%	0.39%	0.11%
Transaction Price / Tangible Book Value	1.39x	1.02x	1.10x	1.52x
Transaction Price / LTM Earnings(2)	18.6x	12.7x	14.2x	20.1x
Core Deposit Premium(3)	4.1%	0.2%	1.1%	6.3%

Source: S&P Global Market Intelligence
(1)
The LTM ROAA shown for Finward is Finward’s LTM core ROAA.

(2)
The transaction price-to-LTM-earnings multiple shown for Finward and the proposed merger was calculated using Finward’s LTM core earnings per share.

(3)
Core deposit premium was calculated as the amount by which the transaction price exceeded tangible book value, divided by core deposits. Core deposits were defined as total deposits excluding time deposits greater than $100,000.

Stephens applied the 25th percentile and 75th percentile transaction-price-to-tangible-book-value multiples of 1.02x and 1.52x, respectively, reflected in the selected transactions to Finward’s tangible book value per share of $34.39 as of March 31, 2026, resulting in an implied value per share range for Finward of approximately $35.08 to $52.27 per share. Stephens also applied the 25th percentile and 75th percentile transaction-price-to-LTM-earnings multiples of 12.7x and 20.1x, respectively, reflected in the selected transactions to Finward’s LTM core earnings per share of $2.58, resulting in an implied value per share range for Finward of approximately $32.77 to $51.86 per share. In addition, Stephens applied the 25th percentile and 75th percentile core deposit premiums of 0.2% and 6.3%, respectively, reflected in the selected transactions to Finward’s calculated core deposits per share of approximately $330.42 as of March 31, 2026, and added the resulting amounts to Finward’s tangible book value per share as of March 31, 2026, resulting in an implied value per share range for Finward of approximately $35.05 to $55.21 per share.
Discounted Cash Flow Analysis — Company
Stephens performed a standalone discounted cash flow analysis of Finward to estimate a range of implied values per share for Finward. This analysis was based on the present value of projected dividends available for distribution by Finward during the projected period and a terminal value for Finward. In performing this analysis, Stephens used the prospective financial information described under “— Certain Unaudited Prospective Financial Information of Finward,” including research analysts’ consensus estimates for Finward’s net income for the nine-month period from April 1, 2026 through December 31, 2026 and for the year ending December 31, 2027, and for Finward’s total assets, as of December 31, 2026 and December 31, 2027, and projections of Finward’s net income and total assets for the years 2028 through 2032 derived by applying an assumed annual growth rate of 5.0%. See “— Certain Unaudited Prospective Financial Information of Finward” for additional information regarding such prospective financial information and Finward’s authorization for Stephens to use and rely on such prospective financial information. With the authorization of Company management, Stephens also assumed that Finward would distribute earnings and capital in excess of the amount necessary to maintain a bank-level Tier 1 leverage ratio of 8.5%, that average adjusted assets would equal 102% of tangible assets for purposes of calculating that ratio and that Finward’s accumulated other comprehensive income would accrete on a straight-line basis over a seven-year period beginning March 31, 2026.
Stephens calculated ranges of terminal values for Finward by applying (a) price-to-tangible-book value multiples ranging from 1.18x to 1.54x to Finward’s projected tangible common equity as of December 31, 2031, and (b) price-to-earnings multiples ranging from 10.0x to 10.7x to Finward’s projected adjusted net income for the year ending December 31, 2032. For purposes of the price-to-earnings terminal value, Stephens adjusted projected net income to reflect the after-tax opportunity cost associated with capital distributed during the projected period, using a pre-tax opportunity cost of cash of 4.00% and a tax rate of 21%.
In selecting the terminal price-to-tangible-book-value and terminal price-to-earnings multiple ranges, Stephens considered the trading multiples of the selected publicly traded companies described under “— Relevant Public Companies Analysis — Company”. Exercising its professional judgment, Stephens selected terminal price-to-tangible-book-value multiples ranging from 1.18x to 1.54x and terminal price-to-earnings multiples ranging from 10.0x to 10.7x. The following table summarizes the resulting ranges of terminal values for Finward calculated by Stephens based upon (i) Finward’s projected tangible common equity as of December 31, 2031, and (ii) Finward’s projected adjusted net income for the year ending December 31, 2032:

2031E Tangible Common Equity ($mm)	$216.8	$216.8	$216.8
(x) Terminal Multiple	1.18x	1.28x	1.54x
Terminal Value ($mm)	$255.8	$277.5	$333.9
2032E Net Income ($mm)	$16.7	$16.7	$16.7
Less: After-Tax Opportunity Cost of Cash	$1.1	$1.1	$1.1
2032E Adjusted Net Income ($mm)	$15.6	$15.6	$15.6
2032E Adjusted Net Income ($mm)	$15.6	$15.6	$15.6
(x) Terminal Multiple	10.0x	10.4x	10.7x
Terminal Value ($mm)	$155.7	$162.0	$166.6
Stephens discounted the projected dividends and terminal values to March 31, 2026 using discount rates ranging from 13.0% to 14.0%, which Stephens selected to reflect its estimate of Finward’s cost of equity. Based on this analysis, Stephens derived implied value per share ranges for Finward of approximately $36.10 to $46.56 per share using the price-to-tangible-book-value terminal multiple methodology and $25.28 to $27.53 per share using the price-to-earnings terminal multiple methodology.
The discounted cash flow analysis is a widely used valuation methodology, but the results of this methodology are highly dependent on the financial estimates and assumptions used, including assumptions regarding asset and earnings growth, capital requirements, dividend capacity, terminal values and discount rates. The analysis did not purport to be indicative of the actual or expected value of Finward. Actual results may differ materially from those reflected in the analysis, and there can be no assurance that any of the assumptions underlying the analysis will be realized.
Miscellaneous
The preparation of a fairness opinion is a complex process and is not susceptible to a partial analysis or summary description. Stephens believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying its opinion. In addition, Stephens considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, the results of any particular analysis described above should not be considered determinative of Stephens’ view with respect to the fairness of the merger consideration to the common shareholders of Finward, solely in their capacity as such.
In performing its analyses, Stephens made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of Finward. The analyses performed by Stephens are not necessarily indicative of actual values, trading values or actual future results that might be achieved, any of which may be significantly more or less favorable than suggested by such analyses. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty.
Stephens is serving as financial advisor to Finward in connection with the proposed merger and is entitled to receive from Finward reimbursement of its expenses and a fee in the amount of 1.45% of the final aggregate transaction value calculated in accordance with Stephens’ engagement letter with Finward for its services as financial advisor to Finward, a significant portion of which is contingent upon the consummation of the proposed merger. Stephens also received a fee in the amount of $250,000 from Finward upon rendering its fairness opinion, which opinion fee will be credited in full against the fee which will become payable to Stephens upon the closing of the proposed merger. Finward has also agreed to indemnify Stephens against certain claims and liabilities that could arise out of Stephens’ engagement, including certain liabilities that could arise out of Stephens’ providing its opinion.
Stephens issues periodic research reports regarding the business and prospects of Finward and First Financial, and Stephens makes a market in the stock of Finward and First Financial. Stephens previously provided investment banking services to Finward. Stephens has not, however, received any fees for providing investment banking services to Finward or First Financial within the past two years. Within the past two years, Stephens or its affiliates have provided securities brokerage services to First Financial and have received customary compensation for such services. Stephens expects to pursue future investment banking services assignments with participants in the proposed merger.
In the ordinary course of its business, Stephens and its affiliates and employees at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt, equity or derivative securities of any participants in the proposed merger.
Certain Unaudited Prospective Financial Information
In performing its financial analyses with respect to Finward, Stephens used certain prospective financial information regarding Finward consisting of: (i) research analysts’ consensus estimates for Finward’s net income for the nine-month period from April 1, 2026 through December 31, 2026 and for the year ending December 31, 2027, and for Finward’s total assets as of December 31, 2026 and December 31, 2027, and (ii) projections of Finward’s net income and total assets for the years 2028 through 2032 derived by applying an assumed annual growth rate of 5.0%.
The following table presents the estimated unaudited prospective net income and total assets used by Stephens in its financial analyses with respect to Finward for the period through December 31, 2032.
	12/31/2026	12/31/2027	12/31/2028	12/31/2029	12/31/2030	12/31/2031	12/31/2032
Net Income ($ in millions)	$9.1(1)	$13.1	$13.7	$14.4	$15.2	$15.9	$16.7
Total Assets ($ in billions)	$2.1	$2.1	$2.2	$2.3	$2.4	$2.5	$2.7

(1)
Net income for 2026 represents research analysts’ consensus estimates for Finward’s net income for the nine-month period from April 1, 2026 through December 31, 2026.

Finward management authorized Stephens to use and rely on the foregoing prospective financial information regarding Finward, including the assumed annual growth rate described above, in connection with developing its financial analyses and fairness opinion.
The unaudited prospective financial information was not prepared for the purpose of public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements or generally accepted accounting principles. As described and subject to the above, the unaudited prospective financial information included in this proxy statement/prospectus has been prepared by, and is the responsibility of, First Financial and Finward’s management. Neither Crowe LLP (First Financial’s independent registered public accounting firm) nor Forvis Mazars, LLP (Finward’s independent registered public accounting firm), or any other independent accounting firm, have audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the unaudited prospective financial information and, accordingly, Crowe LLP and Forvis Mazars, LLP do not express an opinion or any other form of assurance with respect thereto. The Crowe LLP and Forvis Mazars, LLP reports incorporated by reference in this proxy/prospectus relate to First Financial’s and Finward’s previously issued financial statements. Those reports do not extend to the unaudited prospective financial information and should not be read to do so.
Interests of Certain Finward Directors and Executive Officers in the Merger
In considering the recommendation of Finward’s board of directors that you vote “FOR” the merger proposal, you should be aware that aside from their interests as Finward’s shareholders, Finward’s directors and executive officers have interests in the merger that are different from, or in addition to, those of Finward’s shareholders generally. References to the executive officers of Finward are to Messrs. Bochnowski, Lowry, Scheub and Schmitt (all of whom are named executive officers). Members of Finward’s board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that Finward shareholders vote in favor of the merger proposal. For more information, see “— Background of the Merger” beginning on page 34 and

“— Finward’s Reasons for the Merger; Recommendation of Finward’s Board of Directors” beginning on page 39. These interests are described in more detail below, and certain of them are quantified in the narrative and in the section entitled “— Quantification of Potential Payments and Benefits to Finward’s Named Executive Officers in Connection with the Merger” beginning on page 56.
Employment Agreements with Executive Officers
Finward and Peoples Bank previously entered into employment agreements with Messrs. Bochnowski and Scheub. Pursuant to the merger agreement, First Financial has agreed to honor in accordance with their terms all benefits payable under these agreements. The employment agreements provide that if the executive is involuntarily terminated other than “for cause,” or voluntarily resigns for “good reason” (as each such term is defined therein), the executive will be entitled to: (i) in the case of Mr. Bochnowski, a cash severance payment equal to two and a half times the sum of base salary and the greater of the target bonus for the year including the termination of employment or the target bonus for the year including the day immediately preceding the Change of Control (as defined in the Employment Agreement), plus 18 months of employer-paid COBRA continuation coverage and outplacement services, (ii) in the case of Mr. Scheub, a cash severance equal to two times the sum of base salary and the greater of the target bonus for the year including the termination of employment or the target bonus for the year including the day immediately preceding the Change of Control (as defined in the Employment Agreement), plus 18 months of employer-paid COBRA continuation coverage and outplacement services. For an estimate of the amount that would be payable to Messrs. Bochnowski and Scheub under their employment agreements, see “— Quantification of Potential Payments and Benefits to Finward’s Named Executive Officers in Connection with the Merger” below. Messrs. Bochnowski’s and Scheub’s employment agreements also contain restrictive covenants, subjecting them to non-solicitation, no-hire and non-competition covenants following termination of employment, applicable for the periods and within the geographic scope specified within their employment agreements.
Executive Change in Control Severance Plan
Messrs. Lowry and Schmitt participate in the Finward Bancorp Executive Change in Control Severance Plan (the “severance plan”). Pursuant to the severance plan, if either participant is involuntarily terminated other than “for cause,” or resigns for “good reason” (as each such term is defined in the severance plan), during the period beginning on the date of a change of control and ending on the earlier of the 18-month anniversary thereof or the participant’s death (the “covered period”), the participant is entitled to receive, in addition to certain accrued obligations: (i) (A) for Mr. Schmitt, a lump sum cash payment equal to one and a half times the sum of Mr. Schmitt’s base salary and the greater of his or her actual annual bonus for the prior year or target annual bonus for the year of termination, and (B) for Mr. Lowry, a lump sum cash payment equal to one times the sum of Mr. Lowry’s base salary and the greater of his actual annual bonus for the prior year or target annual bonus for the year of termination; (ii) a lump sum payment equal to 100% of the estimated cost of COBRA continuation coverage; and (iii) a lump sum payment equal to 100% of the participant’s life insurance premiums.
Anticipated Settlement Agreements with Executive Officers
In connection with the merger, Mr. Bochnowski and Mr. Scheub have agreed with First Financial to terminate their respective employment agreements immediately prior to the closing. Each of Mr. Bochnowski and Mr. Scheub is expected to enter into a settlement agreement with First Financial in exchange for the termination of their rights under their respective employment agreements, pursuant to which they will receive all payments and benefits described in this section upon the consummation of the merger. Similarly, each of Mr. Schmitt and Mr. Lowry is expected to enter into a settlement agreement with First Financial upon termination of their employment in exchange for the termination of their rights under the severance plan, pursuant to which Mr. Schmitt will be terminated following closing (with such termination currently expected to occur approximately 60 days following the anticipated conversion of Finward’s core systems to First Financial’s systems, which conversion is currently expected to occur in the second quarter of 2027), and will be entitled to the payments and benefits described above, while Mr. Lowry will be terminated at closing, and will be paid such payments and benefits described above.

In connection with the merger, Messrs. Bochnowski and Scheub have each received an offer letter from First Financial, to be effective following the closing of the merger (the “First Financial offer letters”). Once effective, the First Financial offer letters provide for the following material terms: for Mr. Bochnowski, base salary of $450,000, with an incentive opportunity of 25% of base salary; for Mr. Scheub, base salary of $327,500, with an incentive opportunity of 40% of base salary, as well as a restricted stock award with a value of $100,000. First Financial does not anticipate that any aggregate payments made to Messrs. Bochnowski and Scheub under their respective agreements will result in any “parachute payments.”
Payments Pursuant to the Finward Bancorp Corporate Short Term Incentive Compensation Plan
In connection with the merger, each executive officer has the opportunity to earn a short-term incentive bonus under the Corporate Short Term Incentive Compensation Plan (the “STI Plan”), which is administered by Finward’s Compensation and Benefits Committee. Based on the financial performance goals established under the STI Plan for 2026, achievement of the annual profit plan results would afford each executive officer the opportunity to earn up to 50% of their target short-term incentive bonus for 2026; no amount is guaranteed or owed unless and until earned and awarded. The STI Plan design affords the compensation and benefits committee discretionary authority to increase participants’ award opportunity (the “strategic modifier”) in recognition of, and to incentivize, the successful pursuit and completion of significant strategic initiatives, such as the merger. In connection with and subject to the merger, the compensation and benefits committee has indicated its present intention to exercise this discretionary authority so as to afford each executive officer the opportunity to earn up to 100% of his or her target short-term incentive bonus opportunity for 2026 (inclusive of amounts earned based on performance-target achievement), pro-rated through the closing date. No portion of the strategic modifier is guaranteed, and the compensation and benefits committee retains full discretion over whether, and to what extent, to award it. Any short-term incentive payable for the period from the closing date through December 31, 2026, shall be determined and paid, if at all, by First Financial in accordance with its annual short-term incentive payment procedures. For an estimate of the amounts payable to the executive officers in respect of these short-term incentive awards, see “— Quantification of Potential Payments and Benefits to Finward’s Named Executive Officers in Connection with the Merger” below.
Transfer of Ownership of Company-Provided Vehicles
In connection with the closing of the merger, and regardless of whether the executive’s employment terminates, Finward intends to transfer to Messrs. Bochnowski, Scheub and Lowry the vehicles currently provided by Peoples Bank for their use, at a value equal to the fair market value of each vehicle.
Treatment of Equity Awards
Pursuant to the merger agreement and as further described in the section entitled “The Merger Agreement — Treatment of Finward Equity Awards,” at the effective time, each outstanding award of Finward restricted stock that is not subject to a performance-based vesting condition (a “Finward restricted stock award”) granted under the Amended and Restated Finward Bancorp 2015 Stock Option and Incentive Plan or the Finward Bancorp 2025 Omnibus Equity Incentive Plan (collectively, the “Finward stock plans”) will become immediately and fully vested and will be converted into the right to receive a number of First Financial common shares equal to the number of shares of Finward common stock subject to the award multiplied by the exchange ratio, with any fractional shares rounded to the nearest whole share.
Each outstanding performance share unit award granted under the Finward stock plans (a “Finward performance share unit award”) will, to the extent provided under the terms of the applicable award, be converted into a time-based restricted stock unit award in respect of Finward common stock as of the effective time, which will become immediately and fully vested as of the effective time and will be converted into the right to receive a number of First Financial common shares equal to the number of shares of Finward common stock subject to the award multiplied by the exchange ratio, with any fractional shares rounded to the nearest whole share.

Payments Pursuant to Deferred Compensation Plans
Immediately prior to the closing, Finward will terminate, or cause Peoples Bank to terminate, certain deferred compensation plans, including the Amended Post-2024 Peoples Bank, a State Savings Bank Unqualified Deferred Compensation Plan and the Amended Post 2004 Unfunded Deferred Compensation Plan for the Directors of Peoples Bank SB. In connection with the termination of the Amended Post-2024 Peoples Bank, a State Savings Bank Unqualified Deferred Compensation Plan, Mr. Bochnowski will become entitled to a lump sum payment of his vested account balance under such plan. Additionally, as a result of the termination of the Amended Post 2004 Unfunded Deferred Compensation Plan for the Directors of Peoples Bank SB, each participating director will become entitled to a lump sum payment of their entire vested account balance under such plan. All vested account balances owed in connection with the termination of the deferred compensation plans will be paid to each executive officer and director in accordance with the respective deferred compensation plan terms and Section 409A of the Code.
Directors’ and Officers’ Indemnification; Directors’ and Officers’ Insurance
Under the merger agreement, each present and former director, officer and employee of Finward or any of its subsidiaries is entitled to continued indemnification and insurance coverage through First Financial for acts or omissions occurring at or prior to the effective time. The obligation to indemnify includes the obligation to advance expenses incurred in connection with the defense of any actions. For additional information, see “The Merger Agreement — Covenants and Agreements — Director and Officer Indemnification and Insurance” beginning on page 70.
Quantification of Potential Payments and Benefits to Finward’s Named Executive Officers in Connection with the Merger
This section sets forth the information required by Item 402(t) of the SEC’s Regulation S-K regarding compensation for each “named executive officer” of Finward that is based on, or otherwise relates to, the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section, such term is used to describe the merger-related compensation payable to Finward’s named executive officers.
•
The table below sets forth, for the purposes of this golden parachute disclosure, the amount of payments and benefits (on a pre-tax basis) that each of Finward’s named executive officers would receive, using the following assumptions:

•
the effective time will occur on December 1, 2026 (which is the assumed date solely for purposes of this golden parachute compensation disclosure);

•
Messrs. Bochnowski, Scheub, Schmitt and Lowry will experience a qualifying termination of employment on December 1, 2026; and

•
The named executive officer’s annual base salary remains unchanged from those in effect as of the date of this proxy statement/prospectus.

The calculations in the table do not include any amounts that will be paid as compensation for services provided to the surviving corporation following the closing. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.
Certain of the named executive officers’ rights to severance compensation are subject to restrictive covenants, including with respect to non-competition and non-solicitation of Finward’s employees and customers following such executive’s termination date. Restrictive covenants to which Messrs. Bochnowski and Scheub are subject are as described in the sections entitled “— Interests of Certain Finward Directors and Executive Officers in the Merger — Employment Agreements with Executive Officers” beginning on page 54.

Golden Parachute Compensation
Name	Cash(1) ($)	Equity(2) ($)	Total(3) ($)
Benjamin Bochnowski	1,685,112	220,206	1,905,318
Todd Scheub	1,047,276	154,980	1,202,256
Robert Lowry	488,402	159,810	648,212
Benjamin Schmitt	610,362	190,932	801,294

(1)
Cash.   The cash payments include severance amounts calculated in accordance with each executive’s employment agreement or, in the case of Mr. Lowry and Mr. Schmitt, the severance plan. In addition, the cash payment amounts also include each executive’s accelerated annual bonus for 2026 (assumed at 100% of target), and, for Messrs. Bochnowski, Scheub and Lowry, the fair market value of a company-provided vehicle to be transferred to the executive in connection with the merger. The following chart sets forth the components comprising the cash amounts reported in the table above:

Name	Base Salary and Bonus Severance ($)	COBRA Continuation ($)	Outplacement Services ($)	Life Insurance Premium ($)	Prorated 2026 Annual Bonus ($)	Company Vehicle ($)	Total Cash ($)
Benjamin Bochnowski	1,419,336	40,246	25,000	—	147,190	53,340	1,685,112
Todd Scheub	830,996	40,246	25,000	—	95,884	55,149	1,047,276
Robert Lowry	338,384	34,899	—	852	67,677	46,590	488,402
Benjamin Schmitt	493,233	40,341	—	906	75,882	—	610,362

(2)
Equity.   Represents the value of Finward restricted stock awards and Finward performance share units that will vest in full and convert into First Financial common shares in connection with the merger, based on an assumed value of $44.52 per share of Finward common stock. The following chart sets forth the components comprising the equity amounts reported in the table above:

Name	Restricted Stock Awards ($)	Performance Share Units ($)	Total Equity ($)
Benjamin Bochnowski	105,504	114,702	220,206
Todd Scheub	75,726	79,254	154,980
Robert Lowry	106,134	53,676	159,810
Benjamin Schmitt	128,226	62,706	190,932

(3)
Double-Trigger Amounts.   The following chart quantifies the portion of the payments reported in the table above that is payable solely as a result of the consummation of the merger, without regard to whether the named executive officer’s employment terminates (a “single-trigger” arrangement), as compared to the portion that is payable only if the named executive officer experiences a qualifying termination of employment during the applicable covered period following the change in control (a “double-trigger” arrangement), with such applicable covered period extending for a two year period following the closing for Messrs. Bochnowski and Scheub, and eighteen months following the closing for Messrs. Lowry and Schmitt:

Name	Single-Trigger Amount(a) ($)	Double-Trigger Amount(b) ($)	Total ($)
Benjamin Bochnowski	420,736	1,484,582	1,905,318
Todd Scheub	306,013	896,243	1,202,256
Robert Lowry	274,077	374,135	648,212
Benjamin Schmitt	266,814	534,480	801,294

(a)
Consists of the equity award vesting described in footnote (2) above, the prorated 2026 annual bonus, and the fair market value of the company-provided vehicle described in footnote (1) above, each of which will be paid or will vest, as applicable, upon consummation of the merger regardless of whether the named executive officer’s employment terminates.

(b)
Consists of the cash severance payments (including, as applicable, COBRA continuation coverage, outplacement services and life insurance premiums) described in footnote (1) above which are payable only if the named executive officer experiences an involuntary termination without “cause” or resigns for “good reason” during the covered period following the change in control.

For a description of the terms of the named executive officer’s employment agreements and severance entitlements, see the sections entitled “— Employment Agreements with Executive Officers” and “— Executive Change in Control Severance Plan” beginning on page 54.
Related Person Employment Relationships
The following disclosure supplements the disclosure contained in Finward’s Definitive Proxy Statement on Schedule 14A, as filed with the SEC on April 3, 2026. Certain members of Finward’s board of directors and management have family relationships with employees of Finward. Joel Gorelick, a member of Finward’s board of directors, is the father of Dustin Gorelick and Jeremy Gorelick, each of whom is employed by Finward. Benjamin Bochnowski, Finward’s President and Chief Executive Officer, is the brother-in-law of David Kwait, who is also employed by Finward. During fiscal year 2025, Dustin Gorelick, Jeremy Gorelick and David Kwait received compensation from Finward of approximately $165,161, $176,054, and $296,493, respectively. Finward’s board of directors considered the familial relationships with Joel Gorelick in connection with its determination that Joel Gorelick satisfies applicable independence requirements.
Accounting Treatment
First Financial and Finward prepare their respective financial statements in accordance with GAAP. The Merger will be accounted for as an acquisition of Finward by First Financial under the acquisition method of accounting, and First Financial will be treated as the acquirer for accounting purposes.
Regulatory Approvals
To complete the merger, First Financial and Finward need to obtain approvals or consents from, or make filings with, a number of U.S. federal and state bank and other regulatory authorities. Subject to the terms of the merger agreement, First Financial and Finward have agreed to cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, regulatory agencies and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger and the bank merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such regulatory agencies and governmental entities.
The term “requisite regulatory approvals” means all regulatory authorizations, consents, orders, waivers and approvals from the Federal Reserve Board in connection with the merger and the bank merger, as applicable, the ODFI in connection with the bank merger, and such other approvals as may be set forth in the merger agreement. In addition, filings will be required with the SEC in connection with this Form S-4 registration statement, and with the Ohio Secretary of State and the Indiana Secretary of State for the certificate of merger and articles of merger, respectively.
Under the terms of the merger agreement, First Financial and Finward will not be required to take actions or agree to conditions in connection with obtaining the foregoing permits, consents, approvals and authorizations of governmental entities that would reasonably be expected to have a material adverse effect on First Financial and its subsidiaries, taken as a whole, after giving effect to the merger and the bank merger (a “materially burdensome regulatory condition”).

The approval of an application means only that the regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by Finward shareholders in the merger is fair. Regulatory approval does not constitute an endorsement or recommendation of the merger.
There can be no assurance that all of the regulatory approvals described above will be obtained and, if obtained, there can be no assurances regarding the timing of the approvals, the companies’ ability to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. In addition, there can be no assurance that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets or business of First Financial following the completion of the merger. There can likewise be no assurances that U.S. federal or state regulatory authorities will not attempt to challenge the merger or, if such a challenge is made, what the result of such challenge will be.
Federal Reserve Board
Prior approval of the Federal Reserve Board will be required under the Bank Merger Act to merge Peoples Bank with and into First Financial Bank. In evaluating an application filed under the Bank Merger Act, the Federal Reserve generally considers: (i) the competitive impact of the transaction, (ii) the financial and managerial resources of the banks party to the bank merger, (iii) the convenience and needs of the community to be served and the record of the banks under the Community Reinvestment Act, (iv) the banks’ effectiveness in combating money laundering activities, and (v) the extent to which the bank merger would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. First Financial Bank submitted an application to the Federal Reserve pursuant to the Bank Merger Act on August 20, 2026.
The transactions contemplated by the merger agreement require approval by the Federal Reserve Board pursuant to Section 3 of the Bank Holding Company Act of 1956, as amended (the “BHC Act”), unless the Federal Reserve Board waives that requirement. First Financial intends to request such a waiver. If such a waiver is not granted, then the Federal Reserve Board will take into consideration a number of factors when acting on applications under Section 3 of the BHC Act (12 U.S.C. § 1842(c)) and Section 225.13 of Regulation Y (12 C.F.R. § 225.13). These factors include the financial condition of the holding companies and banks involved and the future prospects of the combined organization (including consideration of the current and projected capital positions and the levels of indebtedness) and the managerial resources (including the competence, experience, and integrity of the officers, directors, and principal shareholders, as well as their record of compliance with laws and regulations). The Federal Reserve Board also considers the effectiveness of the applicant in combating money laundering, the convenience and needs of the communities to be served, as well as the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. The Federal Reserve Board may not approve a proposal that would have significant adverse effects on competition or on the concentration of resources in any banking market.
ODFI
Prior approval of the ODFI will be required in connection with the bank merger. The ODFI will review the application to determine whether the transactions comply with Ohio law. The criteria considered by the ODFI are generally similar to those considered by the Federal Reserve Board, including financial and managerial resources, competitive effects, and the convenience and needs of the community to be served. First Financial Bank submitted an application to the ODFI in accordance with Ohio law on August 20, 2026.
Indiana Department of Financial Institutions (“IDFI”)
First Financial provided the IDFI with a courtesy copy of the bank merger application submitted to the Federal Reserve Board on August 20, 2026.

Department of Justice
In addition to the Federal Reserve Board and the ODFI, the Antitrust Division of the Department of Justice (the “DOJ”) conducts a concurrent competitive review of the merger to analyze the merger’s competitive effects and determine whether the merger would result in a violation of the antitrust laws. Transactions approved under section 3 of the BHC Act or the Bank Merger Act generally may not be completed until 30 days after the approval of the applicable federal agency is received, during which time the DOJ may challenge the transaction on antitrust grounds. With the approval of the applicable federal agency and the concurrence of the DOJ, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically orders otherwise. In reviewing the merger, the DOJ could analyze the merger’s effect on competition differently than the Federal Reserve Board, and, thus, it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board regarding the merger’s effects on competition. A determination by the DOJ not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general. There can be no assurance if and when DOJ clearance will be obtained, or as to the conditions or limitations that such DOJ approval may contain or impose.
Stock Exchange Listings
First Financial common shares are listed for trading on the Nasdaq Global Select Market under the symbol “FFBC.” Finward common stock is also listed on the Nasdaq Capital Market under the symbol “FNWD.”
Under the terms of the merger agreement, First Financial will cause the First Financial common shares to be issued in the merger to be approved for listing on Nasdaq, subject to official notice of issuance. The merger agreement provides that neither First Financial nor Finward will be required to complete the merger if such shares are not authorized for listing on Nasdaq, subject to notice of issuance. Following the merger, First Financial common shares will continue to be traded on Nasdaq.
No Appraisal or Dissenters’ Rights in the Merger
Under the IBCL, and pursuant to the Finward articles, Finward shareholders are not entitled to appraisal rights in the merger with respect to their shares of Finward common stock.

THE MERGER AGREEMENT
This section of the proxy statement/prospectus describes the material terms of the merger agreement. The description in this section and elsewhere in this proxy statement/prospectus is subject to, and qualified in its entirety by reference to, the complete text of the merger agreement, which is attached as Annex A to this document and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We urge you to read the full text of the merger agreement, as it is the legal document governing the merger. This section is not intended to provide you with any factual information about First Financial or Finward. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings First Financial and Finward make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 101 of this proxy statement/prospectus.
Explanatory Note Regarding the Merger Agreement
The merger agreement and this summary of terms are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about First Financial and Finward contained in this proxy statement/prospectus or in the public reports of First Financial or Finward filed with the SEC may supplement, update or modify the factual disclosures about First Financial and Finward contained in the merger agreement. The merger agreement contains representations and warranties by Finward, on the one hand, and First Financial, on the other hand, made solely for the benefit of the other. The representations, warranties and covenants made in the merger agreement by First Financial and Finward were qualified and subject to important limitations agreed to by First Financial and Finward in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and reports and documents filed with the SEC, and some were qualified by the matters contained in the confidential disclosure schedules that First Financial and Finward each delivered in connection with the merger agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the merger agreement. Accordingly, the representations and warranties in the merger agreement should not be relied on by any persons as characterizations of the actual state of facts about First Financial and Finward at the time they were made or otherwise.
Structure of the Merger
Each of First Financial’s and Finward’s respective boards of directors has unanimously approved and adopted the merger agreement. The merger agreement provides for the merger of Finward with First Financial, with First Financial continuing as the surviving corporation in the merger. Following the completion of the merger, Peoples Bank, a wholly owned subsidiary of Finward, and First Financial Bank, a wholly owned subsidiary of First Financial, will merge with First Financial Bank as the surviving bank in the bank merger.
Prior to the consummation of the merger, First Financial and Finward may, by mutual agreement, change the method or structure of effecting the combination of First Financial and Finward if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, that no such change may (i) alter or change the exchange ratio or the number of First Financial common shares received by Finward shareholders in exchange for each share of Finward common stock; (ii) adversely affect the tax treatment of holders of shares of Finward common stock or holders of First Financial common shares pursuant to the merger agreement; (iii) adversely affect the tax treatment of Finward or First Financial pursuant to the merger agreement; or (iv) materially impede or delay the consummation of the transactions contemplated by the merger agreement in a timely manner.

Merger Consideration
Each share of Finward common stock issued and outstanding immediately prior to the effective time, except for shares of Finward common stock owned by Finward or First Financial (in each case, other than shares of Finward common stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Finward or First Financial in respect of debts previously contracted), will be converted into the right to receive 1.35 First Financial common shares (the “exchange ratio”).
If the outstanding shares of Finward common stock or First Financial common shares are increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there is any extraordinary dividend or distribution, an appropriate and proportionate adjustment will be made to the exchange ratio to give holders of First Financial common shares and holders of shares of Finward common stock the same economic effect as contemplated by the merger agreement prior to such event.
Fractional Shares
First Financial will not issue any fractional First Financial common shares in the merger. Instead, a former holder of Finward common stock who otherwise would have received a fraction of a First Financial common share will receive an amount in cash rounded to the nearest cent. This cash amount will be determined by multiplying (i) the average of the closing-sale prices of First Financial common shares on Nasdaq as reported by the Wall Street Journal for the consecutive period of five full trading days ending on the date preceding the closing date of the merger by (ii) the fraction of a share (after taking into account all shares of Finward common stock held by such holder immediately prior to the effective time and rounded to the nearest one thousandth when expressed in decimal form) of First Financial common shares which such holder would otherwise be entitled to receive.
Treatment of Finward Equity Awards
Except as otherwise agreed between First Financial and Finward, at the effective time of the merger, each Finward restricted stock award that is outstanding, unvested and unsettled will become immediately and fully vested and will be converted into the right to receive First Financial common shares equal to the product of (i) the number of shares of Finward common stock subject to such Finward restricted stock award immediately prior to the effective time, multiplied by (ii) the exchange ratio, with fractional shares rounded to the nearest whole share of First Financial common shares. In addition, except as otherwise agreed between First Financial and Finward, and subject to the terms of any relevant award agreement, at the effective time of the merger, each Finward performance share unit award that is outstanding, unvested and unsettled immediately prior to the effective time will, in accordance with the terms of the applicable award agreement and to the extent provided therein, be converted into a Finward restricted stock award as of the effective time, become immediately and fully vested as of the effective time, and then be further converted into the right to receive First Financial common shares equal to the product of (i) the number of shares of Finward common stock subject to such Finward restricted stock award immediately prior to the effective time, multiplied by (ii) the exchange ratio, with fractional shares rounded to the nearest whole share of First Financial common shares.
Following the merger, First Financial will register the shares of First Financial common shares issuable pursuant to the converted awards as required by applicable securities laws. At or prior to the effective time, Finward will take all actions necessary to effectuate the treatment of the Finward restricted stock awards and the Finward performance share unit awards in accordance with the merger agreement and to ensure that, following the merger, no shares of Finward common stock will be required to be delivered to any person pursuant to or in settlement of any Finward restricted stock awards or Finward performance share unit awards.

Governing Documents
At the effective time, the First Financial articles and the First Financial regulations in effect immediately prior to the effective time will be the articles of incorporation and regulations of First Financial as the surviving corporation of the merger, until the same may be amended and changed as provided therein or by law.
Closing and Effective Time of the Merger
The merger will become effective at such date and time specified in the certificate of merger to be filed with the Secretary of State of the State of Ohio and the articles of merger to be filed with the Secretary of State of the State of Indiana, respectively, on the closing date. The closing will occur remotely by electronic exchange of documents at 9:00 a.m., Eastern Time, on the first business day of the month immediately following the month during which the satisfaction or waiver of all of the conditions set forth in the merger agreement (other than those conditions that by their nature can only be satisfied at the closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by First Financial and Finward. If, however, all such conditions are satisfied or waived within the last five business days of a calendar month, First Financial may elect to extend the closing so that it occurs on the first business day of the succeeding calendar month.
Exchange of Shares
Exchange Procedures
As promptly as practicable after the effective time, but in no event later than five business days thereafter, First Financial and Finward will instruct the exchange agent to mail to each holder of record of shares (which shall be deemed to include certificates or book-entry account statements) of Finward common stock immediately prior to the effective time a letter of transmittal and instructions for use in effecting the surrender of such old shares in exchange for new shares (which, for purposes of this proxy statement/prospectus, shall be deemed to include evidence in book-entry form or, at First Financial’s option, certificates) representing the number of whole First Financial common shares and any cash in lieu of fractional shares, which the shares of Finward common stock represented by such old shares shall have been converted into the right to receive pursuant to the merger agreement, as well as any dividends or distributions to be paid as described in “— Dividends and Distributions” below.
If an old certificate for Finward common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration in the merger upon receipt of (i) an affidavit of that fact by the claimant and (ii) if required by First Financial or the exchange agent, the posting of a bond in an amount as First Financial or the exchange agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such old certificate.
After the effective time, there will be no further transfers on the stock transfer books of shares of Finward common stock that were issued and outstanding immediately prior to the effective time. Shortly thereafter, Finward common stock will be deregistered with the SEC.
Withholding
First Financial will be entitled to deduct and withhold, or cause the exchange agent to deduct and withhold, from any cash in lieu of fractional shares, any dividends or other distributions or any other consideration payable under the merger agreement to any holder of Finward common stock or Finward equity awards the amounts it is required to deduct and withhold under the Code or any provision of state, local, or foreign tax law. If any such amounts are withheld and paid over to the appropriate governmental authority, such amounts will be treated for all purposes of the merger agreement as having been paid to the holder from whom they were withheld.
Dividends and Distributions
No dividends or other distributions declared with respect to First Financial common shares will be paid to the holder of any unsurrendered old shares of Finward common stock until the holder surrenders such old share in accordance with the merger agreement. After the surrender of an old share in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest, which theretofore had become payable with respect to the whole First Financial common shares, which the shares of Finward common stock represented by such old share have been converted into the right to receive under the merger agreement.
Representations and Warranties
The merger agreement contains representations and warranties made by Finward to First Financial and by First Financial to Finward relating to a number of matters, including the following:
•
corporate matters, including due organization and qualification and subsidiaries;

•
capitalization;

•
authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•
required governmental and other regulatory and self-regulatory filings and consents and approvals in connection with the merger;

•
reports to regulatory authorities;

•
financial statements, internal controls, books and records, and absence of undisclosed liabilities;

•
broker’s fees payable in connection with the merger;

•
the absence of certain changes or events;

•
legal proceedings;

•
tax matters;

•
employee matters and employee benefit matters;

•
compliance with applicable laws;

•
agreements with regulatory agencies;

•
risk management instruments;

•
investment securities and commodities;

•
related party transactions;

•
inapplicability of takeover statutes;

•
absence of action or circumstance that would prevent the merger from qualifying as a reorganization under Section 368(a) of the Code;

•
the accuracy of information supplied for inclusion in this proxy statement/prospectus and other similar documents; and

•
information security.

The merger agreement contains additional representations and warranties made by Finward with respect to subordinated indebtedness, certain material contracts, environmental matters, real property, intellectual property, loan portfolio matters, insurance matters and an opinion of its financial advisor.
The representations and warranties in the merger agreement are (i) subject, in some cases, to specified exceptions and qualifications contained in the confidential disclosure schedules delivered by First Financial and Finward, respectively, and (ii) qualified by the reports of First Financial or Finward, as applicable, filed with the SEC during the period from January 1, 2025 through the time prior to the execution and delivery of the merger agreement (excluding, in each case, any risk factor disclosures in the “Risk Factors” section or any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature).

In addition, certain representations and warranties of First Financial and Finward are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to either First Financial and Finward or First Financial as the surviving corporation in the merger, means any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries taken as a whole or (ii) the ability of such party to timely consummate the transactions contemplated by the merger agreement.
However, with respect to clause (i), a material adverse effect will not be deemed to include the impact of:
•
changes, after the date of the merger agreement, in U.S. GAAP or applicable regulatory accounting requirements;

•
changes, after the date of the merger agreement, in laws, rules or regulations of general applicability to companies in the industries in which such party and its subsidiaries operate, or interpretations thereof by courts or governmental entities;

•
changes, after the date of the merger agreement, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its subsidiaries;

•
changes, after the date of the merger agreement, resulting from hurricanes, earthquakes, tornadoes, floods or other natural disasters or from any outbreak of any disease or other public health event;

•
public disclosure of the execution of the merger agreement or public disclosure of the implementation or consummation of the transactions contemplated by the merger agreement (including any effect on a party’s relationships with its customers or employees) or actions expressly permitted or required by the merger agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated by the merger agreement (however, the foregoing will not apply for purposes of any representations and warranties intended to address the announcement, pendency, implementation or consummation of the transactions contemplated by the merger agreement);

•
a decline in the trading price of a party’s common stock or common shares or the failure, in and of itself, to meet earnings projections or internal financial forecasts (provided that the underlying causes of such decline or failure may be taken into account in determining whether a material adverse effect has occurred); or

•
the expenses incurred by First Financial and Finward in negotiating, documenting, effecting and consummating the transactions contemplated by the merger agreement;

except, with respect to the first, second, third and fourth bullets described above, to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate.
The representations and warranties in the merger agreement do not survive the effective time.
Covenants and Agreements
Conduct of Businesses Prior to the Consummation of the Merger
Prior to the effective time (or earlier termination of the merger agreement), except as expressly contemplated or permitted by the merger agreement (including as set forth in the confidential disclosure schedules), required by law or as consented to in writing by the other party (such consent not to be unreasonably withheld, conditioned or delayed), and subject to certain specified exceptions, (i) Finward will, and will cause its subsidiaries to, (a) conduct its business in the ordinary course in all material respects, and (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and (ii) each of First Financial and Finward will, and will cause its subsidiaries to, take no action intended to, or that would reasonably be expected to, result in the conditions to the merger not being satisfied in a timely manner, or materially adversely affect, delay or impair its ability to perform its obligations, covenants, and agreements, including, without limitation, the ability of either Finward or First Financial to obtain any necessary approvals of any regulatory agency or other governmental entity required for the transactions contemplated by the merger agreement or to consummate the transactions contemplated by the merger agreement, in each case, except as may be required by applicable law.
Additionally, prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, Finward will not permit any of its subsidiaries to, without the prior written consent of the other party to the merger agreement (such consent not to be unreasonably withheld, conditioned or delayed), take any of the following actions:
•
adjust, split, combine or reclassify any capital stock;

•
other than (i) federal funds borrowings and Federal Home Loan Bank borrowings, in each case with a maturity not in excess of six months, and (ii) deposits, certificates of deposits, or other customary banking products such as letters of credit, in each case in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of Finward or any of its wholly owned subsidiaries to Finward or any of its wholly owned subsidiaries), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

•
make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, except quarterly dividends paid by Finward in the ordinary course and consistent with past practices and dividends paid by any Finward subsidiary to Finward or to any Finward subsidiary;

•
grant any stock options, stock appreciation rights, performance shares, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any shares of capital stock or other equity or voting securities of Finward or any of its subsidiaries;

•
issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any securities of Finward or its subsidiaries, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any securities of Finward or its subsidiaries, except pursuant to the exercise of stock options or the vesting or settlement of equity compensation awards in accordance with their terms;

•
sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly owned subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business, or pursuant to contracts or agreements in force at the date of the merger agreement;

•
except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business, make any material investment in or acquisition of (whether by purchase of stock or other equity securities, contributions to capital, property transfers, merger or consolidation, or formation of a venture or otherwise) any other person or the property or assets of any other person, in each case, other than a wholly owned subsidiary of Finward;

•
terminate, materially amend, or waive any material provision of certain material contracts of Finward, make any change in any instrument or agreement governing the terms of any of its securities, or enter into certain material contracts;

•
except as required under applicable law or the terms of certain Finward benefit plans existing as of the date of the merger agreement, (i) enter into, establish, adopt, amend or terminate any Finward benefit plan, or any arrangement that would be a Finward benefit plan if in effect on the date hereof, other than with respect to broad-based welfare benefit plans (other than severance) in the ordinary course of business consistent with past practice and as would not reasonably be expected to materially increase the cost of benefits under any such Finward benefit plan, (ii) increase the compensation or benefits payable to any current or former employee, director or individual consultant, other than increases for current employees with an annual base salary below $150,000 in connection with a promotion (permitted under the merger agreement) or change in responsibilities, in each case, in the ordinary course of business consistent with past practice and to a level consistent with similarly situated peer employees, (iii) accelerate the vesting of any equity-based awards or other compensation or benefits, (iv) enter into any new, or amend any existing, employment, severance, change in control, retention, collective bargaining agreement or similar arrangement, (v) fund any rabbi trust or similar arrangement, or in any other way secure the payment of compensation or benefits under any Finward benefit plan, (vi) terminate any employee with an annual base salary equal to or in excess of $150,000, other than for cause, or (vii) hire or promote any employee with an annual base salary equal to or in excess of $150,000 (other than as a replacement hire or promotion on substantially similar terms of employment to the departed employee), or significantly change the responsibilities assigned to any such employee;

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settle any material claim, suit, action or proceeding, except for claims involving solely monetary remedies in an amount and for consideration not in excess of $200,000 and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its subsidiaries or the surviving corporation;

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take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

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amend its articles of incorporation or certificate of incorporation, its bylaws or comparable governing documents of its subsidiaries;

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materially restructure or materially change the composition of its investment securities portfolio or derivatives portfolio or its interest rate exposure, through purchases or sales, or the manner in which the portfolio is classified or reported;

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implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

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enter into any new line of business or, other than in the ordinary course of business (which may include partnering with third parties in origination, flow, servicing and other capacities) consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any governmental entity;

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enter into any new credit or new lending relationships greater than $500,000 that would require an exception to Finward’s and its subsidiaries’ formal loan policy as in effect as of the date of the merger agreement or that are not in compliance with the provisions of such loan policy;

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other than incident to a loan restructuring, extend additional credit to any person and any director or officer of, or any owner of a material interest in, such person (any of the foregoing with respect to a person being referred to as a “borrowing affiliate”) if such person or such borrowing affiliate is the obligor under any indebtedness to Finward or any of its subsidiaries which constitutes a nonperforming loan or against any part of such indebtedness Finward or any of its subsidiaries has established loss reserves or any part of which has been charged-off by Finward or any of its subsidiaries;
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make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;

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merge or consolidate itself or any of its significant subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its significant subsidiaries;

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make, change or revoke any material tax election, change an annual tax accounting period, adopt or change any material tax accounting method, file any material amended tax return, enter into any closing agreement with respect to a material amount of taxes, or settle any material tax claim, audit, assessment or dispute or surrender any material right to claim a refund of taxes; or

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agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing.

Furthermore, prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, First Financial will not, and will not permit any of its subsidiaries to, without the prior written consent of Finward (such consent not to be unreasonably withheld, conditioned or delayed), take any of the following actions:
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amend the First Financial articles or the First Financial regulations in a manner that would materially and adversely affect the holders of the Finward common stock, or adversely affect the holders of the Finward common stock relative to other holders of the First Financial common shares;

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adjust, split, combine or reclassify any capital shares of First Financial or make, declare or pay any extraordinary dividend on any capital shares of First Financial;

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incur any indebtedness for borrowed money (other than indebtedness of First Financial or any of its wholly owned subsidiaries to First Financial or any of its subsidiaries) that would reasonably be expected to prevent First Financial or its subsidiaries from assuming Finward’s or its subsidiaries’ outstanding indebtedness;

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take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

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agree to take, make any commitment to take, or adopt any resolutions of the First Financial board of directors or similar governing body in support of, any of the foregoing.

Regulatory Matters
First Financial and Finward have agreed to cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of the applications, notices, petitions and filings in respect of the requisite regulatory approvals, use their reasonable best efforts to make such filings within 30 days of the date of the merger agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such governmental entities.
Each of First Financial and Finward has agreed to use its reasonable best efforts to resolve any objection that may be asserted by any governmental entity with respect to the merger agreement or the transactions contemplated thereby. However, in no event will Finward or First Financial, or any of their respective subsidiaries, be required, and neither Finward or First Financial, nor any of their respective subsidiaries will be permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the required permits, consents, approvals and authorizations of governmental entities or regulatory agencies that would reasonably be expected to have a material adverse effect on First Financial and its subsidiaries, taken as a whole, after giving effect to the merger and the bank merger.

First Financial and Finward have also agreed to furnish each other with all information reasonably necessary or advisable in connection with any statement, filing, notice or application to any governmental entity in connection with the merger and the other transactions contemplated by the merger agreement.
To the extent permitted by applicable law, First Financial and Finward have also agreed to promptly advise each other upon receiving any communication from any governmental entity whose consent or approval is required for consummation of the transactions contemplated by the merger agreement that causes such party to believe that there is a reasonable likelihood that any requisite regulatory approval will not be obtained or that the receipt of any such approval will be materially delayed.
Employee Matters
The merger agreement provides that First Financial will provide to each Finward continuing employee who remains employed with First Financial or its subsidiaries, during the period commencing on the effective time and ending on the first anniversary of the effective time, (i) annual base salary or wages, as applicable, that are no less favorable than the base salary or wages in effect for each such continuing employee immediately prior to the effective time, (ii) all employee statutory entitlements, and (iii) all employee benefits (other than severance). First Financial will also provide the employees of Finward and its subsidiaries’ with severance benefits, as set forth in the confidential disclosure schedules.
The merger agreement also provides that, with respect to any employee benefit plans of First Financial or its subsidiaries in which any continuing employees become eligible to participate on or after the effective time (the “new plans”), First Financial and its subsidiaries will (i) use commercially reasonable efforts to waive all pre-existing conditions, exclusions or waiting periods with respect to participation and coverage requirements applicable to such continuing employees and their eligible dependents under any new plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under analogous Finward benefit plans, (ii) use commercially reasonable efforts to mitigate the impact on each such employee and their eligible dependents with respect to any co-payments or coinsurance and deductibles paid prior to the effective time under analogous Finward benefit plans that provide health care benefits in satisfying any applicable deductible, co-payment, coinsurance or maximum out-of-pocket requirements under any new plans, (iii) recognize all service of such employees with Finward and its subsidiaries for all purposes in any new plan to the same extent such service was taken into account under the analogous Finward benefit plan prior to the effective time, and (iv) honor any accrued paid time off, vacation, or other approved leave. The merger agreement provides that the foregoing service recognition will not apply (a) to the extent it would result in duplication of benefits for the same period of service, (b) for purposes of any defined benefit pension plan or (c) for purposes of any benefit plan that is a frozen plan or provides grandfathered benefits. The merger agreement also provides that Finward will provide the information reasonably necessary for First Financial to recognize annual co-payments, coinsurance, deductibles and out-of-pocket expenses in connection with the new plans no later than 15 days prior to the effective time.
With respect to any 401(k) plan sponsored or maintained by Finward and its subsidiaries (a “Finward 401(k) plan”), including, without limitation, any plan that offers a company stock fund as an investment option, Finward will cause any such company stock fund(s) to be “frozen” to any new investments as of ten business days prior to the effective time. Prior to the freezing of any such company stock fund, Finward will provide Finward 401(k) plan participants with any and all notices required by law with respect to such change in investment availability. Upon and after the date of the freezing of such company stock fund(s), no participant may direct that any portion of such participant’s individual account balance under any Finward 401(k) plan that is not currently invested in a company stock fund be transferred to or invested in any company stock fund. Finward will cause any Finward 401(k) plan to be terminated effective as of the day immediately prior to the effective time and contingent upon the occurrence of the closing. In accordance with such termination, (i) Finward will provide First Financial with evidence that such plan has been terminated (the form and substance of which will be subject to reasonable review and comment by First Financial) not later than two business days immediately preceding the effective time, and (ii) any continuing employees will be eligible to participate, effective as of the effective time, or as soon as administratively practicable thereafter, in a 401(k) plan sponsored or maintained by First Financial or one of its subsidiaries. First Financial and Finward will take any and all actions as may be required, including amendments to the Finward 401(k) plan and/or a 401(k) plan sponsored or maintained by First Financial or one of its subsidiaries (a “First Financial 401(k) plan”), to permit the continuing employees to make rollover contributions to the First Financial 401(k) plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) from the Finward 401(k) plan in the form of cash, notes (in the case of loans) or a combination thereof.
First Financial agrees to assume and honor, in accordance with their terms, the Finward benefit plans set forth on the confidential disclosure schedules in accordance with their terms. Finward agrees that the transactions contemplated by the merger agreement will constitute a “change in control,” “change of control” or other similar concept under any Finward benefit plan.
Nothing in the merger agreement will confer upon any employee, officer, director or consultant of First Financial or Finward or any of their subsidiaries or affiliates any right to continue in the employ or service of the surviving corporation, Finward, First Financial or any subsidiary or affiliate thereof, or will interfere with or restrict in any way the rights of the surviving corporation, Finward, First Financial or any subsidiary or affiliate thereof to discharge or terminate the services of any employee (including any continuing employee), officer, director or consultant of the surviving entity, Finward or First Financial or any of their subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in the merger agreement will be deemed to (i) establish, amend, or modify any Finward benefit plan, First Financial benefit plan, new plan or any other benefit or employment plan, program, agreement or arrangement or (ii) alter or limit the ability of the surviving corporation or any of its subsidiaries or affiliates to amend, modify or terminate any particular Finward benefit plan, First Financial benefit plan, new plan or any other benefit or employment plan, program, agreement or arrangement after the effective time. Without limiting the generality of the terms of the merger agreement, nothing in the merger agreement, express or implied, is intended to or will confer upon any person, including any current or former employee, officer, director or consultant of Finward, First Financial or any of their subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of the merger agreement.
Director and Officer Indemnification and Insurance
The merger agreement provides that from and after the effective time, First Financial, as the surviving corporation in the merger, will indemnify and hold harmless all present and former directors, officers or employees of Finward and its subsidiaries against, and will advance expenses as incurred to such persons in respect of, all costs and liabilities arising out of the fact that such person is or was a director, officer or employee of Finward or its subsidiaries and pertaining to matters existing or occurring at or prior to the effective time, including the transactions contemplated by the merger agreement, in each case to the extent (subject to applicable law) such persons are indemnified or entitled to such advancement or expenses as of the date of the merger agreement by Finward pursuant to the Finward charter, the Finward bylaws, the governing or organizational documents of any Finward subsidiary or any indemnification agreements in existence as of the date of the merger agreement that have been disclosed to First Financial or the IBCL; provided, that in the case of advancement of expenses, any such person provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.
The merger agreement requires First Financial, as the surviving corporation in the merger, to maintain for a period of six years after consummation of the merger Finward’s existing directors’ and officers’ liability insurance policy, or policies with a substantially comparable insurer of at least the same coverage and amounts and containing terms and conditions that are no less advantageous to the insured, with respect to claims arising from facts or events that occurred at or prior to the consummation of the merger. However, First Financial is not required to spend annually more than 300% of the current annual premium paid as of the date of the merger agreement by Finward for such insurance (the “premium cap”), and if such premiums for such insurance would at any time exceed that amount, then First Financial will maintain policies of insurance which, in its good faith determination, provide the maximum coverage available at an annual premium equal to the premium cap. Finward will reasonably cooperate with First Financial to effectuate the obligations relating to indemnification and insurance, including, but not limited to, providing First Financial with an agent of record or similar instrument.
Restructuring Efforts
The merger agreement provides that if Finward fails to obtain the required vote of Finward shareholders to approve the Finward merger proposal, each of the parties will in good faith use its reasonable best efforts to negotiate a restructuring of the transactions contemplated by the merger agreement, including by merging Finward into a newly created wholly owned subsidiary of First Financial (provided that neither party will have any obligation to alter or change any material terms, including the exchange ratio or the amount or kind of the consideration to be issued to holders of the capital stock of Finward as provided for in the merger agreement, in a manner adverse to such party or its shareholders) and/or resubmit the merger and the other transactions contemplated by the merger agreement (or as restructured) to Finward’s shareholders for approval.
Certain Additional Covenants
The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of the Form S-4, of which this proxy statement/prospectus forms a part, obtaining required consents, the listing of the First Financial common shares to be issued in the merger, access to information of the other company, advice of changes, exemption from takeover restrictions, shareholder litigation relating to the transactions contemplated by the merger agreement, Finward coordinating with First Financial regarding the declaration and payment of any dividends in respect of Finward common stock, public announcements with respect to the transactions contemplated by the merger agreement, exemption from Section 16(b) insider trading liability and that both parties will use its reasonable best efforts to cause the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
Shareholder Meeting; Recommendation of Finward’s Board of Directors
Finward has agreed to take, in accordance with applicable law and the Finward articles and Finward bylaws, as amended, all actions necessary to give notice of and convene the special meeting to be held as soon as reasonably practicable after the Form S-4, of which this proxy statement/prospectus forms a part, is declared effective for the purpose of obtaining the requisite Finward vote required in connection with the merger agreement and the merger and, if mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of shareholders to approve the merger agreement.
Finward and its board of directors have agreed to use its reasonable best efforts to obtain from Finward shareholders the requisite Finward vote, including by communicating to Finward shareholders its recommendation that Finward shareholders approve the merger and the other transactions contemplated by the merger agreement (the “Finward board recommendation”). Finward has agreed that Finward and its board of directors will not (i) withhold, withdraw, modify or qualify in a manner adverse to First Financial the Finward board recommendation, (ii) fail to make the Finward board recommendation, (iii) adopt, approve, recommend or endorse an acquisition proposal (as defined in “— Agreement Not to Solicit Other Offers” below) or publicly announce an intention to adopt, approve, recommend or endorse an acquisition proposal, (iv) fail to publicly and without qualification (a) recommend against any acquisition proposal or (b) reaffirm the Finward board recommendation, in each case within ten business days (or such fewer number of days as remain prior to the Finward shareholders meeting) after an acquisition proposal is made public or any request by the other party to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing, a “recommendation change”).
However, subject to certain termination rights described in “— Termination of the Merger Agreement” below, if the Finward board of directors, after receiving the advice of its outside counsel and, with respect to financial matters, its outside financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the Finward board recommendation, then, prior to the receipt of the requisite Finward vote, the Finward board of directors may submit the approval of the merger and the other transactions contemplated by the merger agreement to its shareholders without recommendation and may communicate the basis for its lack of a recommendation to its shareholders to the extent required by law, provided that (i) it gives First Financial at least five business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an acquisition proposal, the latest material terms and conditions of, and the identity of the third party making any such acquisition proposal, or any amendment or modification thereof, or a description in reasonable detail of such other event or circumstances) and (ii) at the end of such notice period, it takes into account any amendment or modification to the merger agreement proposed by

First Financial and, after receiving the advice of its outside counsel and, with respect to financial matters, its outside financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the Finward board recommendation. Any material amendment to any acquisition proposal will require a new notice period.
Finward must adjourn or postpone the Finward shareholders meeting if there are insufficient shares of Finward common stock represented (either in attendance or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting, has not received proxies representing a sufficient number of shares necessary to obtain the requisite Finward vote, and subject to the terms and conditions of the merger agreement, Finward will continue to use reasonable best efforts to solicit proxies from its shareholders. Notwithstanding anything to the contrary in the merger agreement, but subject to the obligation to adjourn or postpone such meetings as described in the immediately preceding sentence, unless the merger agreement has been terminated in accordance with its terms, Finward is required to convene a meeting of its shareholders and to submit the Finward merger proposal to a vote of the Finward shareholders.
Agreement Not to Solicit Other Offers
Finward has agreed that it will, and will cause each of its subsidiaries and its and their officers, directors, employees, agents, advisors and representatives to, immediately cease, and cause to be terminated, any activities, discussions or negotiations conducted before the date of the merger agreement with any person other than First Financial with respect to any acquisition proposal.
Finward has agreed that it will not, and will cause each of its subsidiaries and its and their officers, directors, employees, agents, advisors and representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any acquisition proposal, (ii) engage or participate in any negotiations concerning any acquisition proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any acquisition proposal or (iv) unless the merger agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, indication of interest, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with the merger agreement) in connection with or relating to any acquisition proposal.
For purposes of the merger agreement, an “acquisition proposal” means, with respect to Finward, other than the transactions contemplated by the merger agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of Finward and its subsidiaries or 25% or more of any class of equity or voting securities of Finward or its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of Finward or its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Finward, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Finward. For purposes of the merger agreement, a “superior proposal” means, for purposes of the merger agreement, a bona fide, written acquisition proposal that the Finward board of directors has determined in good faith (after consultation with its outside counsel and outside financial advisors) is more favorable from a financial point of view to the holders of Finward common stock, taking into account any amendment or modification to the merger agreement proposed by First Financial. For purposes of the definition of superior proposal, each reference in the definition of “acquisition proposal” to “25%” is updated to be a reference to “50%”.
However, in the event that after the date of the merger agreement and prior to the receipt of the requisite Finward vote, Finward receives an unsolicited bona fide written acquisition proposal, it may, and may permit its subsidiaries and its and their subsidiaries’ officers, directors, agents, advisors and representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in negotiations or discussions with the person making the acquisition proposal if the Finward board of directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its outside financial advisors) that failure to take such actions would be more likely than not to result in a violation of the duties of Finward’s directors under applicable law; provided that, prior to furnishing any confidential or nonpublic information, Finward enters into a confidentiality agreement with the person making such acquisition proposal on terms no less favorable to it than the confidentiality agreement between First Financial and Finward, and which confidentiality agreement does not provide such person with any exclusive right to negotiate with Finward.
Finward has also agreed to (i) promptly (and, in any event, within 24 hours) advise First Financial following receipt of any acquisition proposal or any inquiry which could reasonably be expected to lead to an acquisition proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or acquisition proposal), (ii) provide First Financial with an unredacted copy of any such acquisition proposal and any draft agreements, proposals or other materials received from or on behalf of the person making such inquiry or acquisition proposal in connection with such inquiry or acquisition proposal, (iii) keep First Financial apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or acquisition proposal, and (iv) use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its subsidiaries is a party.
Conditions to Complete the Merger
First Financial’s and Finward’s respective obligations to complete the merger are subject to the satisfaction or, where legally permissible, waiver, at or prior to the effective time, of the following conditions:
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approval of the merger by Finward shareholders;

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the authorization for listing on Nasdaq, subject to official notice of issuance, of the First Financial common shares to be issued in the merger;

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receipt of all required regulatory approvals with waiting periods expired and no materially burdensome condition See “The Merger — Regulatory Approvals” beginning on page 58 for additional information regarding the “requisite regulatory approvals” and the “materially burdensome regulatory condition”;

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the effectiveness of the registration statement of which this proxy statement/prospectus is a part, and the absence of any stop order (or proceedings for such purpose initiated or threatened and not withdrawn);

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no order, injunction or decree by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger, the bank merger or any of the other transactions contemplated by the merger agreement being in effect, and no law, statute, rule, regulation, order, injunction or decree having been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal the consummation of the merger, the bank merger or any of the other transactions contemplated by the merger agreement;

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the accuracy of the representations and warranties of the other party contained in the merger agreement as of the date on which the merger agreement was entered into and as of the date on which the merger is completed, subject to the materiality standards provided in the merger agreement (and the receipt by each party of an officers’ certificate from the other party to such effect);

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the performance by the other party in all material respects of all obligations, covenants and agreements required to be performed by it under the merger agreement at or prior to the date on which the merger is completed (and the receipt by each party of an officers’ certificate from the other party to such effect);

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receipt by each party of an opinion of legal counsel to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and

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Finward must have delivered to First Financial a properly executed statement that meets the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), dated as of the closing date in a form and substance reasonably acceptable to First Financial.

Neither Finward nor First Financial can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party.
Termination of the Merger Agreement
The merger agreement can be terminated at any time prior to the consummation of the merger, whether before or after the receipt of the requisite Finward vote, in the following circumstances:
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by mutual written consent of First Financial and Finward;

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by either Finward or First Financial if any governmental entity that must grant a requisite regulatory approval for the merger or the bank merger has denied such approval and such denial has become final and nonappealable or any governmental entity of competent jurisdiction has issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the merger or the bank merger, unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements under the merger agreement;

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by either Finward or First Financial if the merger has not been completed on or before the date that is the 12-month anniversary of the date of the merger agreement (the “termination date”), unless the failure of the merger to be completed by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements under the merger agreement;

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by either Finward or First Financial (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in the merger agreement) if there is a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true) set forth in the merger agreement on the part of Finward, in the case of a termination by First Financial, or First Financial, in the case of a termination by Finward, which either individually or in the aggregate would constitute, if occurring or continuing on the date the merger is completed, the failure of a closing condition of the terminating party and which is not cured within 45 days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the termination date);

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by First Financial prior to such time as the requisite Finward vote is obtained, if (i) Finward or the Finward board of directors has made a recommendation change or (ii) Finward or the Finward board of directors breaches in any material respect its obligations relating to non-solicitation of acquisition proposals or its obligations related to shareholder approval and the Finward board recommendation; or

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by Finward prior to such time as the requisite Finward vote is obtained, in order to enter into a definitive agreement providing for a superior proposal, if Finward has complied in all material respects with its obligations relating to non-solicitation of acquisition proposals and its obligations relating to the Finward board recommendation with respect to such superior proposal.

Neither First Financial nor Finward is permitted to terminate the merger agreement as a result of any increase or decrease in the market price of First Financial common shares or Finward common stock.
Effect of Termination
If the merger agreement is terminated, it will become void and have no effect, except that (i) designated provisions of the merger agreement will survive the termination, including those relating to the confidential treatment of information, public announcement, payment of fees and expenses, and the termination fee described below, and (ii) neither Finward nor First Financial will be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of the merger agreement.

Termination Fee
Finward will pay First Financial a termination fee equal to $9.0 million in cash (the “termination fee”) if the merger agreement is terminated in the following circumstances:
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in the event that the merger agreement is terminated by First Financial pursuant to the penultimate bullet set forth under “— Termination of the Merger Agreement” above, or by Finward pursuant to the ultimate bullet set forth under “— Termination of the Merger Agreement” above. In such case, the termination fee must be paid to First Financial within two business days of the date of termination.

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in the event, after the date of the merger agreement and prior to the termination of the merger agreement, a bona fide acquisition proposal has been communicated to or otherwise made known to the Finward board of directors or Finward’s senior management or has been made directly to the Finward shareholders generally, or any person has publicly announced (and not withdrawn at least two business days prior to the Finward shareholders meeting) an acquisition proposal with respect to Finward, and (i) (a) thereafter the merger agreement is terminated by either First Financial or Finward because the merger has not been completed prior to the termination date, and Finward has not obtained the requisite Finward vote but all other conditions to Finward’s obligation to complete the merger had been satisfied or were capable of being satisfied prior to such termination or (b) thereafter the merger agreement is terminated by First Financial based on a willful breach of the merger agreement by Finward that would constitute the failure of an applicable closing condition, and (ii) prior to the date that is 12 months after the date of such termination, Finward enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above); provided that, for purposes of the foregoing, all references in the definition of acquisition proposal to “25%” will instead refer to “50%.” In such case, the termination fee must be paid to First Financial on the earlier of the date Finward enters into such definitive agreement and the date of consummation of such transaction.

The termination fee and any amounts payable by Finward in connection therewith, constitute liquidated damages and not a penalty, and except in the case of fraud or willful and material breach, will be the sole monetary remedy of First Financial in the event of a termination of the merger agreement under specified circumstances.
Expenses and Fees
Except as otherwise provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expense. The merger agreement provides that the costs and expenses of printing and mailing this proxy statement/prospectus and all filing and other fees paid to the SEC or any other governmental entity in connection with the merger and the other transactions contemplated by the merger agreement will be borne equally by First Financial and Finward.
Amendment, Waiver and Extension of the Merger Agreement
Subject to compliance with applicable law, the merger agreement may be amended by the parties at any time before or after the receipt of the requisite Finward vote, except that after the approval of the merger and the other transactions contemplated by the merger agreement by the Finward shareholders, there may not be, without further approval of the Finward shareholders any amendment to the merger agreement that requires such further approval under applicable law.
At any time prior to the effective time, each of the parties may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party, and (iii) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained in the merger agreement, except that after the receipt of the requisite Finward vote, there may not be, without further approval of the Finward shareholders any extension or waiver of the merger agreement or any portion thereof that requires such further approval under applicable law.

Governing Law
The merger agreement is governed by and will be construed in accordance with the laws of the State of Ohio, without regard to any applicable conflicts of law.
Specific Performance
First Financial and Finward will be entitled to specific performance of the terms of the merger agreement, including an injunction or injunctions to prevent breaches or threatened breaches of the merger agreement or to enforce specifically the performance of the terms and provisions of the merger agreement (including the parties’ obligations to consummate the merger), in addition to any other remedy to which they are entitled at law or in equity.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following discussion sets forth the anticipated material United States federal income tax consequences of the merger to U.S. holders (as defined below) of Finward common stock that exchange their shares of Finward common stock for the merger consideration. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any United States federal laws other than those pertaining to income tax. This discussion is based upon the Code, the U.S. Treasury regulations promulgated under the Code and court and administrative rulings and decisions, and administrative authorities, all as in effect on the date of this proxy statement/prospectus. These laws may change, possibly retroactively, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion.
This discussion addresses only those Finward shareholders that hold their shares of Finward common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the United States federal income tax laws, including if they are:
•
a financial institution;

•
a tax-exempt organization or governmental organization;

•
a pass-through entity (or an investor in a pass-through entity);

•
an insurance company;

•
a mutual fund;

•
a dealer or broker in stocks and securities, or currencies;

•
a trader in securities that elects to apply a mark-to-market method of tax accounting;

•
a holder of Finward common stock that received Finward common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•
a person that is not a U.S. holder, including former residents of the United States;

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a person that has a functional currency other than the U.S. dollar;

•
a real estate investment trust;

•
a regulated investment company;

•
a holder of Finward common stock that holds Finward common stock as part of a hedge, straddle, constructive sale, wash sale, conversion or other integrated transaction;

•
a holder that immediately before the merger directly, indirectly, or constructively owned at least 5% of all Finward common stock (by vote or value);

•
a holder of Finward common stock that holds Finward common stock as part of an investment, retirement plan, individual retirement account, or other tax-deferred accounts; or

•
a United States expatriate.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. Determining the actual tax consequences of the merger to you may be complex. They will depend on your specific situation and on factors that are not within the control of Finward or First Financial. You should consult with your tax advisor as to the tax consequences of the merger in your particular circumstances.
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Finward common stock that is for U.S. federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation for U.S. federal income tax purposes, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) such trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes, or (iv) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.
The U.S. federal income tax consequences to a partner in an entity or arrangement that is treated as a partnership for United States federal income tax purposes and that holds Finward common stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding Finward common stock should consult their tax advisors regarding the tax consequences of the merger to their specific circumstances.
Tax Consequences of the Merger Generally
The parties intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to First Financial’s obligation to complete the merger that First Financial receive an opinion from Squire Patton Boggs (US) LLP, as of the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Finward’s obligation to complete the merger that Finward receive an opinion from Barack Ferrazzano Kirschbaum & Nagelberg LLP, as of the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. These conditions are waivable, and First Financial and Finward undertake to recirculate and resolicit if either of these conditions is waived and the change in U.S. federal income tax consequences is material. The opinions will be subject to customary qualifications and assumptions, including that the merger will be completed according to the terms of the merger agreement. These opinions will also be based on the assumption that the representations found in the representation letters of First Financial and Finward, are, as of the effective time, true and complete without qualification and that the representation letters of First Financial and Finward are executed by appropriate and authorized officers of First Financial and Finward. Neither of the opinions described above will be binding on the IRS. First Financial and Finward have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and, as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. If any of the representations, warranties, covenants or assumptions upon which the opinions described above are based (the “Representations and Assumptions”) are inconsistent with the actual facts, or if any condition contained in the merger agreement and affecting these opinions is breached or is waived by any party, the U.S. federal income tax consequences of the merger could be adversely affected. Accordingly, each holder of Finward common stock should consult its tax advisor with respect to the particular tax consequences of the merger to such holder.
On the basis that the merger qualifies as a “reorganization” within the meaning of Section 368(a), the material U.S. federal income tax consequences of the merger to U.S. Finward shareholders are set forth in the remainder of this discussion:
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no gain or loss will be recognized by Finward or First Financial as a result of the merger;

•
a holder who receives solely First Financial common shares (or receives First Financial common shares and cash solely in lieu of a fractional share) in exchange for shares of Finward common stock generally will not recognize any gain or loss upon the merger, except with respect to the cash received in lieu of a fractional First Financial common share;

•
the aggregate tax basis of the First Financial common shares received in the merger (including any fractional First Financial common shares deemed received and sold for cash as described below) will be equal to the holder’s aggregate tax basis in the Finward common stock for which it is exchanged;

•
the holding period of First Financial common shares received in the merger (including any fractional shares deemed received and sold for cash as described below) will include the holder’s holding period of the Finward common stock for which it is exchanged.

If holders acquired different blocks of Finward common stock at different times and at different prices, a holder’s tax basis and holding period in First Financial common shares may be determined with reference to each block of Finward common stock. You should consult your own tax advisor regarding the manner in which the consideration should be allocated among different blocks of shares of Finward common stock surrendered and the determination of the tax bases and holding periods of the First Financial common shares received.
Cash Instead of a Fractional Share
A holder of Finward common stock who receives cash in lieu of a fractional First Financial common share will be treated as having received the fractional First Financial common share pursuant to the merger and then as having sold that fractional share for cash. As a result, generally such a holder will recognize gain or loss equal to the difference between the amount of cash received and the basis allocable to such holder’s fractional First Financial common share. This gain or loss generally will be capital gain or loss, provided that such shares were held as capital assets to the holder, and will be long-term capital gain or loss if, as of the effective time, the holding period for such fractional shares (including the holding period of Finward common stock surrendered therefor) is greater than one year. Long-term capital gains of certain non-corporate holders, including individuals, generally are taxed at preferential rates. The deductibility of capital losses is subject to limitations.
In certain circumstances, if a holder of Finward common stock also actually or constructively owns First Financial common shares (other than First Financial common shares received pursuant to the transaction) at the time of the transaction, the recognized gain could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income to the extent of such U.S. holder’s ratable share of First Financial’s undistributed earnings and profits. To the extent, if any, that the recognized gain is treated as dividend income, noncorporate U.S. holders generally would be taxed on such amounts at the preferential rates applicable to long-term capital gain. Because the possibility of dividend treatment depends upon the particular circumstances of a U.S. holder, including the application of certain constructive ownership rules, you should consult your tax advisors regarding the potential application of the foregoing rules to your particular circumstances.
Backup Withholding
Payments of cash to a non-corporate holder of Finward common stock in connection with the merger may be subject to information reporting and backup withholding (currently at a rate of 24%). A holder of Finward common stock generally will not be subject to backup withholding, however, if the holder:
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furnishes a correct taxpayer identification number, certifies that the holder is not subject to backup withholding on IRS form W-9 (or an applicable substitute or successor form) and otherwise complies with all the applicable requirements of the backup withholding rules; or

•
provides proof of an applicable exemption from backup withholding.

Any amounts withheld under the backup withholding rules are not additional tax and will generally be allowed as a refund or credit against the holder’s United States federal income tax liability, provided that the required information is timely furnished to the IRS.
This summary of certain material United States federal income tax consequences is for general information only and is not intended to be, and should not be construed as, tax advice. You are urged to consult your tax advisor with respect to the application of United States federal income tax laws to your particular situation as well as any tax consequences arising under the United States federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

DESCRIPTION OF FIRST FINANCIAL CAPITAL SHARES
As a result of the merger, Finward shareholders who receive First Financial common shares in the merger will become First Financial shareholders. Your rights as First Financial shareholders will be governed by Ohio law, the First Financial articles and the First Financial regulations. The following description of the material terms of First Financial’s capital shares, including the common shares to be issued in the merger, reflects the anticipated state of affairs upon consummation of the merger. You are urged to read the applicable provisions of Ohio law, the First Financial articles and the First Financial regulations and federal law governing bank holding companies carefully and in their entirety. For further information, see “Where You Can Find More Information.”
General
As of September 25, 2026, the last practicable trading day preceding the date of this proxy statement/prospectus, First Financial’s authorized capital shares consist of 160,000,000 First Financial common shares and 10,000,000 First Financial preferred shares. As of September 25, 2026, the last practicable trading day preceding the date of this proxy statement/prospectus, First Financial had 105,166,926 common shares issued and outstanding, 5,095,746 common shares held by First Financial in treasury, and no preferred shares issued or outstanding. All outstanding First Financial capital shares are duly authorized, fully paid, validly issued and nonassessable.
Common Shares
Holders of First Financial common shares are entitled to:
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cast one vote for each common share held of record on all matters submitted to a vote of shareholders;

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receive dividends when, as and if declared by First Financial board of directors from funds legally available therefor, subject to the rights of holders of First Financial preferred shares, if any; and

•
share ratably in First Financial’s net assets legally available to First Financial shareholders in the event of First Financial’s liquidation, dissolution or winding up, after provision for the distribution of any preferential amounts to the holders of First Financial preferred shares, if any.

Holders of First Financial common shares have no preemptive, subscription, preference, redemption, conversion, exchange or cumulative voting rights. The rights, preferences and privileges of the holders of First Financial common shares are subject to, and may be adversely affected by, the rights, preferences and privileges of holders of any First Financial preferred shares that First Financial may designate and issue in the future.
Subject to compliance with applicable federal and state securities laws, First Financial common shares may be transferred without any restrictions or limitations. The transfer agent and registrar for First Financial common shares is Computershare Shareholder Services.
First Financial common shares are listed on the Nasdaq Global Select Market under the symbol “FFBC”. First Financial common shares are, and any First Financial common shares registered under this proxy statement/prospectus will be, when issued, fully paid and nonassessable.
For more information regarding the rights of First Financial shareholders, please see the description captioned “Comparison of the Rights of First Financial Shareholders and Finward Shareholders,” beginning on page 84.
Preferred Shares
The First Financial articles authorize the First Financial board of directors to issue, without any further vote or action by First Financial’s shareholders, subject to certain limitations prescribed by law and the rules and regulations of any stock exchange on which First Financial’s securities may be listed, up to an aggregate of 10,000,000 preferred shares in one or more series.
Subject to the limitations described in the next paragraph, the First Financial board of directors is also authorized to determine and fix the powers, designations, preferences and relative, participating, optional, conversion and other special rights of each series of preferred shares issued from time to time, and the qualifications, limitations and restrictions thereof, including the designation and authorized number of each series, dividend rights, voting rights, conversion rights, redemption and exchange rights, sinking fund requirements and liquidation rights. The First Financial board of directors may increase or decrease the number of shares of any series of preferred shares before or after the issue of that series, but not below the number of shares of such series then outstanding. If the number of preferred shares of any series is so decreased, the shares constituting such decrease will resume the status of authorized but unissued shares. Under Ohio law, the authority of a board to establish the par value of preferred shares is not settled even if such authority is provided in the corporation’s articles. Consequently, First Financial’s preferred shares, if issued, will be issued without par value unless the First Financial board of directors determines to issue preferred shares with par value after having been advised by counsel that it has the authority to do so.
The First Financial articles provide that the voting rights of each preferred share are limited to no more than one vote per share when voting as a class with the common shares, and the preferred shares will not vote as a separate class or series except as required by Ohio law. The First Financial board of directors has represented that it will not issue, without prior shareholder approval, any series of preferred shares for any defensive or anti-takeover purpose, for the purpose of implementing a shareholder rights plan, or with features specifically intended to make any attempted acquisition of First Financial more difficult or costly.
The First Financial board of directors will fix the powers, designations, preferences and relative, participating, optional, conversion and other special rights of each series of preferred shares that it may offer or issue, and the qualifications, limitations and restrictions of such series, in a certificate of amendment to the First Financial articles relating to that series.
The First Financial board of directors may authorize the issuance of First Financial preferred shares with voting, conversion or other rights that could adversely affect the voting power or other rights of the holders of First Financial common shares. The issuance of First Financial preferred shares could have the effect of decreasing the market price of First Financial common shares, restricting First Financial’s ability to repurchase outstanding First Financial common shares, decreasing the amount of earnings and assets available for distribution to holders of First Financial common shares and creating restrictions upon the payment and amount of dividends and other distributions to holders of First Financial common shares. The issuance of First Financial preferred shares also could have the effect of delaying, deterring or preventing a change in control of us without further action by First Financial’s shareholders. When and if First Financial issues First Financial preferred shares, such preferred shares will be fully paid and nonassessable.
Exclusive Forum
The First Financial regulations provide that, unless First Financial consents in writing to the selection of an alternative forum, the Court of Common Pleas of Hamilton County, Ohio or, if that court does not have jurisdiction, the United States District Court for the Southern District of Ohio, Western Division sitting in Cincinnati, shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of First Financial, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of First Financial arising pursuant to any provision of Chapter 1701 of the Ohio Revised Code, the First Financial articles or regulations, or (iii) any action asserting a claim against First Financial or any director or officer or other employee of First Financial governed by the internal affairs doctrine.
The foregoing choice of forum provision may limit a First Financial shareholder’s ability to bring a claim in a judicial forum that the shareholder finds favorable for disputes with First Financial or its directors and officers or other employees, which may discourage such lawsuits against First Financial and its directors, officers and other employees. Alternatively, if a court were to find the choice of forum provision contained in the First Financial’s articles to be inapplicable or unenforceable in an action, First Financial may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect First Financial’s business and financial condition. The enforceability of similar choice of forum provisions in other companies’ governing documents has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

Anti-Takeover Effects of Certain Provisions of the First Financial Articles, the First Financial Regulations and Ohio Law
The First Financial articles and the First Financial regulations contain certain provisions that make it more difficult to acquire control of First Financial by means of a tender offer, open market purchase, a proxy fight or otherwise. These provisions are designed to encourage persons seeking to acquire control of First Financial to negotiate with the First Financial board of directors. First Financial believes that, as a general rule, the interests of First Financial’s shareholders would be best served if any change in control results from negotiations with the First Financial board of directors. The following provisions of the First Financial articles and Ohio law might have the effect of delaying, deterring or preventing a change in control of First Financial and would operate only with respect to an extraordinary corporate transaction, such as a merger, reorganization, tender offer, sale or transfer of assets or liquidation involving First Financial and certain persons described below.
Authorized but unissued First Financial common and preferred shares under the First Financial articles could (within the limits imposed by applicable law and Nasdaq rules) be issued in one or more transactions that could make a change of control of First Financial more difficult, and therefore more unlikely. The First Financial articles do not provide for any cumulative voting rights for First Financial common or preferred shares.
The First Financial regulations provide that a special meeting of First Financial shareholders may be called only by the Chair of the Board, by the First Financial’s Chief Executive Officer, by First Financial’s President or Vice President authorized to exercise the authority of First Financial’s Chief Executive Officer in the case of the Chief Executive Officer’s absence, death or disability, by resolution of the First Financial’s board of directors or by the holders of not less than one-half of the outstanding voting power of First Financial. The First Financial regulations also establish an advance notice procedure with regard to business to be brought before an annual or special meeting of shareholders and with regard to shareholder nominations of candidates for election as directors. Such provisions may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the established procedure is not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its proposal without regard to whether consideration of the nominees or proposals might be harmful or beneficial to First Financial’s shareholders and First Financial. In addition, the First Financial regulations enable the First Financial board of directors to increase the size of the First Financial board of directors between annual meetings and fill the vacancies created by the increase by a majority of the First Financial directors in office at any time, as well as to amend the First Financial regulations without shareholder approval.
The Ohio General Corporation Law (the “OGCL”) provides that the approval of two-thirds of the voting power of a corporation is required to effect mergers and similar transactions, to adopt amendments to the articles of incorporation of a corporation and to take certain other significant actions. Although under Ohio law the articles of incorporation of a corporation may permit such actions to be taken by a vote that is less than two-thirds (but not less than a majority), the First Financial articles do not contain such a provision. The two-thirds voting requirement tends to make approval of such matters, including further amendments to the First Financial articles, relatively difficult, and a vote of the holders of in excess of one-third of the outstanding First Financial common shares would be sufficient to prevent implementation of any of the corporate actions mentioned above.
Section 1701.831 of the OGCL is a “control share acquisition” statute. The control share acquisition statute basically provides that any person acquiring shares of an “issuing public corporation” (which definition First Financial meets) in any of the following three ownership ranges must seek and obtain shareholder approval of the acquisition transaction that first puts such ownership within each such range: (i) more than 20% but less than 33 1∕3%; (ii) 33 1∕3% but not more than 50%; and (iii) more than 50%.
The purpose of the control share acquisition statute is to give shareholders of Ohio corporations a reasonable opportunity to express their views on a proposed shift in control, thereby reducing the coercion inherent in an unfriendly takeover. The provisions of the control share acquisition statute grant to First Financial’s shareholders the assurance that they will have adequate time to evaluate the proposal of the acquiring person, that they will be permitted to vote on the issue of authorizing the acquiring person’s purchase in the same manner and with the same proxy information that would be available to them if a proposed merger of First Financial were before them and, most importantly, that the interests of all shareholders will be taken into account in connection with such vote and the probability will be increased that they will be treated equally regarding the price to be offered for their common shares if the purchase is approved.
The control share acquisition statute applies not only to traditional offers but also to open market purchases, privately negotiated transactions and original issuances by an Ohio corporation, whether friendly or unfriendly. The procedural requirements of the control share acquisition statute could render approval of any control share acquisition difficult because it must be authorized at a special meeting of shareholders, at which a quorum is present, by the affirmative vote of the majority of the voting power represented and by a majority of the portion of such voting power, excluding interested shares. Any corporate defense against persons seeking to acquire control may have the effect of discouraging or preventing offers which some shareholders might find financially attractive. On the other hand, the need on the part of the acquiring person to convince First Financial’s shareholders of the value and validity of the offer may cause such offer to be more financially attractive in order to gain shareholder approval.
Chapter 1704 of the OGCL is a “merger moratorium” statute. The merger moratorium statute provides that, unless a corporation’s articles of incorporation or regulations otherwise provide, an “issuing public corporation” (which definition First Financial meets) may not engage in a “Chapter 1704 transaction” for three years following the date on which a person acquires more than 10% of the voting power in the election of directors of the issuing corporation, unless the Chapter 1704 transaction is approved by the corporation’s board of directors prior to such transaction. A person who acquires such voting power is an “interested shareholder,” and “Chapter 1704 transactions” involve a broad range of transactions, including mergers, consolidations, combinations, liquidations, recapitalizations and other transactions between an issuing public corporation and an interested shareholder if such transactions involve 5% of the assets or shares of the issuing public corporation or 10% of its earning power. After the initial three-year moratorium, Chapter 1704 of the OGCL prohibits such transactions absent approval by disinterested shareholders or the transaction meeting certain statutorily defined fair price provisions. One significant effect of Chapter 1704 of the OGCL is to encourage a person to negotiate with a corporation’s board of directors prior to becoming an interested shareholder.
Ohio also has enacted Section 1707.043 of the OGCL, which provides that a person who announces a control bid must disgorge profits realized by that person upon the sale of any equity securities within 18 months of the announcement.
In addition, Section 1701.59 of the OGCL provides that, in determining what a director reasonably believes to be in the best interests of the corporation, such director may consider, in addition to the interests of the corporation’s shareholders, any of the interests of the corporation’s employees, suppliers, creditors and customers, the economy of the State of Ohio and the United States, community and societal considerations and the long-term as well as the short-term interests in the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation.
The overall effect of the foregoing may be to render more difficult or discourage the removal of incumbent management or the assumption of effective control by other persons.

COMPARISON OF THE RIGHTS OF FIRST FINANCIAL SHAREHOLDERS AND FINWARD SHAREHOLDERS
If the merger is completed, Finward shareholders will receive First Financial common shares in the merger, and they will cease to be Finward shareholders. Finward is organized under the laws of the State of Indiana. First Financial is organized under the laws of the State of Ohio. The following is a summary of certain material differences between (i) the current rights of Finward shareholders under the Finward articles, the Finward bylaws and Indiana law and (ii) the current rights of First Financial shareholders under the First Financial articles, the First Financial regulations and Ohio law.
First Financial and Finward believe that this summary describes the material differences between the rights of First Financial shareholders as of the date of this proxy statement/prospectus and the rights of Finward shareholders as of the date of this proxy statement/prospectus; however, it does not purport to be a complete description of those differences. The summary is qualified in its entirety by reference to Finward’s and First Financial’s governing documents, which you are urged to read carefully and in their entirety. The following summary is not a complete statement of the rights of shareholders of the two companies or a complete description of the specific provisions referred to below. Copies of Finward’s and First Financial’s governing documents have been filed with the SEC. See “Where You Can Find More Information” beginning on page 101.
	Finward	First Financial
Authorized Capital Stock	Finward is authorized to issue 20,000,000 shares, consisting of (i) 10,000,000 shares of common stock, without par value, and (ii) 10,000,000 shares of preferred stock, without par value.	First Financial is authorized to issue (i) 160,000,000 common shares, without par value; and (ii) 10,000,000 preferred shares, with or without par value as determined by the First Financial board of directors.
Outstanding Shares	As of the record date, Finward had 4,330,893 shares of common stock issued and outstanding and no shares of preferred stock outstanding.	As of September 25, 2026, the last practicable trading day preceding the date of this proxy statement/prospectus, First Financial had 105,166,926 common shares issued and outstanding, 5,095,746 common shares held by First Financial in treasury, and no preferred shares outstanding.
Dividends and Other Distributions	Finward has the power to declare and pay dividends or other distributions upon its common stock, subject to the limitation that a dividend or other distribution may not be made if, after giving it effect, Finward would not be able to pay its debts as they become due in the usual course of business or Finward’s total assets would be less than its total liabilities (and without regard to any amounts that would be needed, if Finward were to be dissolved at the time of the dividend or other distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those of the holders of common stock, unless otherwise expressly provided with respect to a series of Finward preferred	Subject to any rights of holders of First Financial preferred shares, the holders of First Financial common shares are entitled to receive dividends, if and when declared payable from time to time by First Financial’s board of directors, from any funds legally available therefor.

	Finward	First Financial
stock).
	However, the FRB expects Finward, as a bank holding company, to serve as a source of strength to its subsidiary bank, which may require Finward to retain capital for further investments in its subsidiary bank, rather than for dividends for its shareholders.	However, the FRB expects First Financial, as a bank holding company, to serve as a source of strength to its subsidiary banks, which may require First Financial to retain capital for further investments in its subsidiary banks, rather than for dividends for its shareholders.
Voting Limitations	The Finward articles and bylaws do not impose voting restrictions on shares held in excess of a beneficial ownership threshold.	First Financial’s articles and regulations do not impose voting restrictions on shares held in excess of a beneficial ownership threshold.
Number of Directors; Classification
The Finward board of directors currently consists of nine members.
The Finward bylaws provide that the Finward board of directors will consist of three or more members, with the exact number determined from time to time by resolution of the Finward board of directors. Under the Finward articles, any amendment to the Finward bylaws that would increase or decrease the number of directors, or eliminate or modify the classification of the Finward board of directors or directors’ terms of office, also requires the affirmative vote of a majority of the entire number of directors who then qualify as “Continuing Directors” with respect to all “Related Persons” (each as defined in the Finward articles).

First Financial’s board of directors currently consists of ten members.
Provided the number of directors is never less than nine nor more than twenty-five, First Financial’s regulations provide that the number may be increased or decreased by resolution of the board of directors by vote of two-thirds of the whole authorized number of directors, or by resolution of the shareholders at a meeting of shareholders for electing directors by vote of two-thirds of the outstanding voting power.

The Finward board of directors is currently divided into three classes, with each class containing as nearly equal a number of directors as possible and with the term of office of one class expiring at each annual meeting of Finward shareholders.
Directors are elected for a term expiring at the third succeeding annual meeting of Finward shareholders following their election, and each director continues to serve until a successor is elected and qualified or until the director’s earlier death, resignation, disqualification or removal.
First Financial’s board of directors consists of a single class of directors and each director is elected for a one-year term.

	Finward	First Financial
Election of Directors; Vacancies	Each outstanding share of Finward common stock is entitled to one vote on each matter submitted to a vote at a meeting of shareholders.	Each First Financial shareholder is entitled to one vote for each common share held by such shareholder.
	Directors are elected by a plurality of the votes properly cast at a meeting of Finward shareholders at which a quorum is present.	Director nominees who receive the greatest number of shareholder votes are automatically elected to the board, but First Financial has adopted a policy requiring nominees who receive a greater number of votes “withheld” from his or her election than votes “for” his or her election to tender written resignation to the Corporate Governance and Nominating Committee for consideration.
	Finward shareholders are not permitted to cumulate their votes in the election of directors.	First Financial’s shareholders are not permitted to cumulate their votes in the election of directors.
	Pursuant to the Finward bylaws, any vacancy occurring on the Finward board of directors, from whatever cause, is filled by a majority vote of the remaining directors then in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy serves for the remainder of the term of the director’s predecessor. If a vacancy or vacancies leave the Finward board of directors with no members, or if the remaining directors are unable to agree upon or determine not to select a successor, the vacancy may instead be filled by a vote of Finward shareholders at a special meeting called for that purpose or at the next annual meeting of shareholders.	The First Financial directors are elected at a meeting of shareholders, except that a majority of the directors in office at any time, though less than a majority of the whole authorized number of directors, may, by the vote of a majority of their number, fill any director’s office that is created by an increase in the number of directors or by a vacancy. However, in any period between annual meetings of shareholders, the directors cannot increase the number of directors by more than three.
Removal of Directors	Any or all members of the Finward board of directors may be removed only for good cause, and only at a meeting of Finward shareholders called expressly for that purpose, by the affirmative vote of the holders of outstanding shares representing at least 80% of the votes then entitled to be cast at an election of directors. Directors may not be removed in the absence of good cause.	A First Financial director may be removed from office, without assigning any cause, by the vote of the holders of a majority of the voting power entitling them to elect directors in place of those to be removed.

	Finward	First Financial
Call of Special Meeting of Directors	The Finward bylaws provide that a special meeting of the Finward board of directors may be called by any director upon not less than 24 hours’ notice to each director of the date, time and place of the meeting, which notice need not state the purpose of the meeting.	First Financial’s regulations provide that a meeting of the board of directors may be called by the Chairman of the Board, the Chief Executive Officer, or by any seven directors upon giving two-days’ notice, unless the board of directors has fixed a regular time and place for board meetings.
Duties of Directors	Pursuant to the Finward articles, a director’s responsibility to Finward is limited to discharging his or her duties in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner the director reasonably believes to be in the best interests of Finward, in each case based on the facts then known to the director. A director is not liable for any action taken, or failure to act, as a director unless the director has breached or failed to perform these duties and the breach or failure constitutes willful misconduct or recklessness.
Pursuant to the OGCL, a director of First Financial must perform their duties (i) in good faith, (ii) in a manner the director reasonably believes to be in or not opposed to the best interests of the corporation, and (iii) with the care that an ordinarily prudent person in a like position would use under similar circumstances. A director shall not be found to have violated these duties unless it is proved by clear and convincing evidence.
First Financial’s articles and regulations do not alter such duties.

Limitation on Director and Officer Liability	The Finward articles provide that a director is not liable for any action taken as a director, or for any failure to take action, unless (i) the director has breached or failed to perform the duties of the director’s office and (ii) the breach or failure to perform constitutes willful misconduct or recklessness.	First Financial’s articles provide that each person who is or was a director, officer, employee, or agent of the corporation will be indemnified by First Financial to the full extent permitted by the OGCL against any liability, cost, or expense incurred in such capacity, or arising out of such status. First Financial may, but is not obligated to, maintain insurance, at its expense, to protect itself and any such person against any such liability, cost, or expense.
Indemnification	The Finward articles provide that every “Eligible Person” (defined as each present or former director, officer, employee or agent of Finward, or person serving at Finward’s request in a similar capacity for another entity) is entitled to indemnification against liability and reasonable expense incurred in connection with a claim (i) if the Eligible Person was “Wholly Successful” (defined as (1) termination of any claim against the Eligible Person in question without any finding of liability or guilt against him, (2) approval by a court, with knowledge of the indemnity herein
First Financial’s regulations provide that First Financial shall, to the full extent permitted by law, indemnify all persons whom it may indemnify.
Ohio law permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, because the person is or was a director or officer, or is or was serving at the request of the corporation as a director or officer of another entity, against expenses, judgments, fines and amounts paid in

Finward	First Financial

provided, of a settlement of any claim, or (3) the expiration of a reasonable period of time after the making or threatened making of any claim without the institution of the same, without any payment or promise made to induce a settlement) with respect to the claim, or (ii) if not Wholly Successful, if the Eligible Person is determined by independent counsel or another disinterested person selected by the Finward board of directors (a “Referee”) and, based on the Referee’s written finding, by the Finward board of directors, or, failing such a determination, by a court of competent jurisdiction, to have acted in good faith and in a manner the Eligible Person reasonably believed to be in, or at least not opposed to, the best interests of Finward and, with respect to any criminal matter, to have had no reasonable cause to believe the conduct was unlawful.
Expenses may be advanced to an Eligible Person before final disposition of a claim upon receipt of an undertaking to repay the amount advanced if the person is ultimately determined not to be entitled to indemnification. These indemnification rights are contractual, apply to claims arising from conduct before or after their adoption, and are not diminished by any subsequent repeal, amendment or modification. The Finward board of directors may also separately approve additional indemnification to the fullest extent permitted by law at the time in effect and may authorize Finward to purchase directors’ and officers’ liability insurance.
settlement actually and reasonably incurred by the director or officer in connection with the action, suit or proceeding if (1) the director or officer acted in good faith and in a manner the director or officer reasonably believed to be in or not opposed to the best interests of the corporation and (2) with respect to any criminal action or proceeding, the director or officer had no reasonable cause to believe the director’s or officer’s conduct was unlawful. In the case of an action by or in the right of the corporation, however, such indemnification may only apply to expenses actually and reasonably incurred by the person in connection with the defense or settlement of such action and no such indemnification may be made if either (1) the director or officer has been adjudged to be liable for negligence or misconduct in the performance of the director’s or officer’s duty to the corporation, unless and only to the extent that the court in which the proceeding was brought determines that the director or officer is fairly and reasonably entitled to indemnification for such expenses as the court deems proper, or (2) the only liability asserted against a director in a proceeding relates to the director’s approval of an unlawful dividend, distribution, redemption or loan. Ohio law further provides that to the extent a director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, the corporation must indemnify the director or officer against expenses actually and reasonably incurred by the director or officer in connection with the action, suit or proceeding. In addition, a corporation is permitted to pay expenses (including attorneys’ fees) as they are incurred by a director or officer as they are incurred, in advance of the final disposition of the action, suit or proceeding, as authorized by the corporation’s directors and upon receipt of an undertaking by such person to repay such amount if it is ultimately determined that such person is not entitled to indemnification. The

	Finward	First Financial

indemnification provisions of Ohio law summarized above are not exclusive of, and are in addition to, any other rights granted to persons seeking indemnification under a corporation’s articles or regulations, any agreement, a vote of the corporation’s shareholders or disinterested directors.
Ohio law grants express power to a corporation to purchase and maintain insurance or furnish similar protection, including trust funds, letters of credit and self-insurance, for director, officer, employee or agent liability, regardless of whether that individual is otherwise eligible for indemnification by the corporation.

Annual Meetings of Shareholders	An annual meeting of Finward shareholders for the election of directors and the transaction of any business within the powers of Finward will be held on the date and at the time and place set by the Finward board of directors.	The annual meeting of shareholders of First Financial shall be held on the fourth Tuesday in May of each year or on such other date as may be fixed from time to time by the directors, at such time as the directors may determine.
Call of Special Meetings of Shareholders	Special meetings of Finward shareholders may be called at any time by the Finward board of directors or the President, and must be called by the Finward board of directors if the secretary receives one or more written, dated and signed demands for a special meeting from the holders of shares representing at least 25% of all the votes entitled to be cast on the proposed matter; provided that, at any time Finward has more than 50 shareholders, any such demand must be delivered by holders of shares representing at least 80% of all the votes entitled to be cast on the proposed matter.	First Financial’s regulations provide that special meetings of shareholders may be called by the Chairman of the Board, by the Chief Executive Officer, by the President or Vice President authorized to exercise the authority of the Chief Executive Officer in the case of the Chief Executive Officer’s absence, death, or disability, by resolution of the directors or by the holders of not less than one-half of the outstanding voting power of First Financial.
Notice of Meetings of Shareholders	Written notice stating the date, time and place of a meeting of Finward shareholders (and, in the case of a special meeting, the purpose or purposes for which it is called) must be delivered or mailed by the secretary to each shareholder of record entitled to notice of or to vote at the meeting not fewer than 10 nor more than 60 days before the meeting date. If a special meeting is
The OGCL requires notice of a shareholder meeting not less than seven nor more than 60 days before the meeting unless the corporation’s governing documents provide for a longer notice period.
First Financial’s regulations provide that written notice of such a meeting stating the time, place, if any, and purposes of the meeting, and the means, if any, by

	Finward	First Financial
	required to be called following a shareholder demand, notice must be given no later than the 60th day after Finward’s receipt of the demand.	which shareholders can be present and vote at the meeting shall be given at least ten days before the date of the meeting (a) to every shareholder of record entitled to notice and (b) by or at the direction of the Chief Executive Officer or the Secretary.
Quorum of Shareholders	Unless the Finward articles or the IBCL provide otherwise, the presence in person or by proxy of holders of a majority of the votes entitled to be cast on a matter constitutes a quorum for action on that matter at a meeting of Finward shareholders. A meeting may be adjourned to a later date even if a quorum is not present.	First Financial’s regulations provide that the holders of record of a majority of shares entitled to vote at each meeting of shareholders, present in person or by proxy, shall constitute a quorum.
Advance Notice Regarding Shareholder Proposals (other than Nomination of Candidates for Election to the Board of Directors)	The Finward bylaws provide that, for business to be properly brought before an annual meeting by a shareholder, the business must be specified in the notice of meeting, be otherwise brought by or at the direction of the Finward board of directors, the Chairman of the Board or the President, or be properly brought by a shareholder who was a shareholder of record both when notice of the meeting was delivered and at the time of the meeting, who is entitled to vote at the meeting, and who complies with the advance notice procedures of the Finward bylaws. Only business specified in the notice of a special meeting of Finward shareholders (other than matters properly brought under Rule 14a-8 or Rule 14a-11 under the Exchange Act) may be conducted at that special meeting.	First Financial’s regulations do not contain a similar advance notice provision regarding shareholder proposals.
To be timely, a shareholder’s notice of business to be brought before an annual meeting must be delivered to or received by the secretary at Finward’s principal office not earlier than the 120th day nor later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting date. If the annual meeting is not held within 30 days before or after that anniversary date (an “Other Annual Meeting Date”), the shareholder’s notice must instead be given by the close of business on the later of the 90th day prior to the Other

	Finward	First Financial

Annual Meeting Date or the 10th day following the date the Other Annual Meeting Date is first publicly announced.
The shareholder’s notice must include, among other things: a description of the proposed business and the reasons for bringing it; the shareholder’s name and address as they appear on Finward’s stock records; the class and number of shares owned of record and beneficially by the shareholder; a description of any agreement, arrangement or understanding between the shareholder and its affiliates or associates or others acting in concert with respect to the proposal or Finward’s stock; a representation that the shareholder is a holder of record entitled to vote at the meeting and intends to appear in person or by proxy to present the proposal; a representation as to whether the shareholder intends to solicit proxies in support of the proposal; and any other information that would be required to be disclosed in a proxy statement under Section 14(a) of the Exchange Act.

Advance Notice Regarding Shareholders Nomination of Candidates for Election to the Board of Directors	The Finward bylaws provide that shareholder nominations for election to the Finward board of directors follow the same advance notice procedures applicable to shareholder business proposals described above, including the requirement that the nominating shareholder be a shareholder of record both when notice is delivered and at the time of the meeting, be entitled to vote at the meeting, and otherwise comply with the Finward bylaws. For a special meeting, shareholders may nominate director candidates only if the Finward board of directors has determined that directors will be elected at that meeting, and the shareholder’s notice must be delivered to the secretary no later than the close of business on the 10th day following the day on which the date of the special meeting and the nominees proposed by the board (or the number of directors to be elected) are first publicly announced.
First Financial’s regulations provide that nomination for election of directors may be made by any shareholder by delivering written notice to the Secretary of First Financial not later than (i) for an annual meeting of shareholders, 90 days prior to the date one year from the date of the immediately preceding annual meeting of shareholders, and (ii) for a special meeting of shareholders, the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders.
The notice must set forth the name and address of the shareholder and each nominee; the age and principal occupation or employment of each nominee; the number of shares of equity securities beneficially owned by each nominee; a representation that the shareholder is a holder of record of shares entitled to vote at the meeting and intends to appear in person or by proxy

	Finward	First Financial
A nominating shareholder’s notice must include, in addition to the information required for shareholder business proposals, information about each proposed nominee, including name, age, business and residence address, principal occupation, shares beneficially owned, a completed director questionnaire, and a written representation and agreement addressing voting commitments, compensation arrangements and compliance with Finward’s governance policies, together with information required in connection with Rule 14a-19 under the Exchange Act (the SEC’s universal proxy rule.
at the meeting to nominate the person or persons specified in the notice; a description of all arrangements or understandings between the shareholder and each nominee; such other information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated by the First Financial board of directors; and the consent of each nominee to serve as a director of the First Financial if elected.
First Financial may also require any proposed nominee to furnish other information reasonably required by First Financial to determine the proposed nominee’s eligibility to serve as a director.

Shareholder Action by Written Consent	Finward’s bylaws provide that any action required or permitted to be taken at a meeting of Finward shareholders may be taken without a meeting if a unanimous consent setting forth the action is given in writing or by electronic transmission by each shareholder entitled to vote on the matter and filed in paper or electronic form with the records of the meetings of Finward shareholders.
Under the OGCL, unless a corporation’s articles or regulations prohibit action by shareholders without a meeting, shareholders may act without a meeting on any action required or permitted to be taken at a shareholder meeting, provided that all shareholders entitled to notice of the meeting sign a writing authorizing the action, and the shareholders file the writing with the records of the corporation.
First Financial’s articles and regulations do not alter such shareholders’ right.

Shareholder Inspection Rights	Under the IBCL, a shareholder may inspect and copy, during regular business hours, a corporation’s articles of incorporation and bylaws, resolutions of the board with respect to classes of shares and fixing their rights, shareholder meeting minutes and written consents for the past 3 years, all written communications to shareholders generally within the past 3 years, a list of the names and business addresses of current directors and officers, and the most recent biennial report delivered to the secretary of state. In order for a shareholder to inspect and copy, during regular business hours, accounting records of the corporation, the record of shareholders, or excerpts from meeting	Under the OGCL, First Financial shareholders, upon written demand stating the specific purpose thereof, shall have the right to examine at any reasonable time and for any reasonable and proper purpose, the articles of the corporation, the regulations, the books and records of account, minutes, and records of shareholders aforesaid, and voting trust agreements, if any, on file with First Financial, and to make copies or extracts thereof.

	Finward	First Financial
minutes of the board of directors (including committees acting in place of the board), or shareholder meeting minutes and written consents to the extent not otherwise subject to inspection, the shareholder must make a written demand in good faith that states a proper purpose, describes with reasonable particularity the records sought and the purpose of the request, and demonstrates that the requested records are directly related to that purpose.
Shareholder Dissenter Rights
The IBCL provides that a shareholder may not dissent from a transaction or demand the fair value of the shareholder’s stock in connection with a transaction if, as of the record date to determine shareholders entitled to receive notice of such transaction, the shares were a covered security under Section 18(b)(1)(A) or 18(b)(1)(B) of the Securities Act of 1933, as amended.
All Finward shares are covered securities under Section 18(b)(1)(A) of the Securities Act of 1933, as amended.
The Finward articles do not contain any provision altering, limiting or expanding the appraisal or dissenters’ rights available to Finward shareholders under the IBCL described above.
The OGCL provides that shareholders of a domestic corporation that is also the surviving corporation in a merger who are entitled to vote on the adoption of the merger are entitled to relief as dissenting shareholders, unless the shares of the corporation are listed on a national securities exchange as of the day immediately preceding the date on which the vote on the proposal is taken at the meeting of the shareholders, and the consideration to be received by the shareholders consists of shares or shares and cash in lieu of fractional shares that, immediately following the effective time of a merger, consolidation, or conversion, as applicable, are listed on a national securities exchange and for which no proceedings are pending to delist the shares from the national securities exchange as of the effective time of the merger, consolidation, or conversion.
The OGCL also entitles the following to relief as dissenting shareholders: (i) shareholders of a domestic corporation that is being merged into a surviving or new entity, (ii) shareholders, other than the parent corporation, of a domestic subsidiary corporation that is being merged into the domestic or foreign parent corporation, (iii) in the case of a combination or a majority share acquisition, shareholders of the acquiring corporation who are entitled to vote on such transaction, but only as to the shares so entitling them to vote, (iv) shareholders of a domestic

	Finward	First Financial

subsidiary corporation into which one or more domestic or foreign corporations are being merged, and (v) shareholders of a domestic corporation into a domestic or foreign entity.
First Financial’s articles and regulations do not alter such shareholders’ rights.

Appointment and Removal of Officers
The Finward bylaws provide that the officers of Finward consist of the President, the Chief Financial Officer, the Treasurer and the Secretary, each elected by the Finward board of directors. The Finward board of directors may also designate a Chairman of the Board (and designate the Chairman as an officer and/or chief executive officer) and may elect such Vice Presidents, Assistant Secretaries, Assistant Treasurers and other officers as it determines from time to time. The President is Finward’s chief executive officer unless the board designates the Chairman of the Board as chief executive officer.
All officers serve at the pleasure of the Finward board of directors, and the board may remove any officer, with or without cause, at any time. Vacancies in any office may be filled by the Finward board of directors at any board meeting.

First Financial’s regulations provide that all officers of First Financial shall be chosen by the board of directors by a majority vote and shall hold office at the pleasure of the First Financial board of directors.
Any officer may be removed by the board of directors at any time with or without cause by a majority vote.

Amendment to Charter and Bylaws
The Finward articles provide that Finward reserves the right to amend, alter, change or repeal any provision of the Finward articles in the manner permitted or prescribed by the IBCL, and all rights conferred on shareholders are granted subject to that reservation.
The Finward board of directors has the power to rescind, change, amend or waive any provision of the Finward bylaws by the affirmative vote of a majority of the entire number of directors then in office, except that any amendment increasing or decreasing the number of directors, or eliminating or modifying the classification of the board or directors’ terms of office, also requires the affirmative vote of a majority of the directors who then qualify as Continuing Directors. Finward shareholders do not

Under the First Financial articles, First Financial reserves the right to amend, alter, change or repeal any provision contained in its articles in the manner prescribed by the laws of Ohio, and all rights and powers conferred therein upon shareholders and directors are granted subject to this reservation.
The First Financial regulations provide that the regulations may be amended only (a) by the vote of the holders of two-thirds of the outstanding voting power of First Financial voting as a single class at a meeting of shareholders called for such purpose, unless such amendment is recommended by the vote of two-thirds of the whole authorized number of directors, in which case the regulations may be amended by the affirmative vote of the holders of a

	Finward	First Financial
	have an independent right under the Finward articles or bylaws to amend the Finward bylaws.	majority of the outstanding voting power voting as a single class at a meeting of shareholders called for such purpose or (b) by the affirmative vote of two-thirds of the whole authorized number of directors to the extent permitted by Ohio law.
Extraordinary Transactions	Under the IBCL, a plan of merger, consolidation or share exchange, or a sale, lease, exchange or other disposition of all or substantially all of Finward’s assets other than in the ordinary course of business, generally requires approval by the Finward board of directors and by the affirmative vote of the holders of a majority of the votes entitled to be cast on the matter. If the other party to the transaction is a “Related Person,” the enhanced voting requirements of Article VIII of the Finward articles apply instead (see “Business Combinations with Interested Shareholders” below).
Under the OGCL, the vote required to adopt an agreement of merger or consolidation at a meeting of the shareholders of a domestic constituent corporation is the affirmative vote of the holders of shares of that corporation entitling them to exercise at least two-thirds of the voting power of the corporation on such proposal, except in the case of mergers of a subsidiary into a parent corporation, which does not require shareholder approval.
The First Financial articles and regulations do not alter the approval required for extraordinary transactions.

Business Combinations with Interested Shareholders
Under the IBCL, any 10% shareholder of an Indiana corporation with a class of voting shares registered under Section 12 of the Exchange Act, such as Finward, is prohibited for a period of five years from completing a business combination with the corporation unless, prior to the acquisition of such 10% interest, the board approved either the acquisition of such interest or the proposed business combination. If such prior approval is not obtained, the corporation and a 10% shareholder may not consummate a business combination unless all provisions of the articles of incorporation are complied with and either a majority of disinterested shareholders approve the transaction or all shareholders receive a price per share as determined by the IBCL. A corporation may specifically adopt application of the business combination provision in its articles of incorporation and obtain the protection provided by this provision. Finward has adopted the application of the business combination provision in its articles.
Separately, Article VIII of the Finward

Under the OGCL, First Financial shall not engage in a merger, consolidation, combination, or majority share acquisition involving an interested shareholder or a person, partnership, corporation, or other entity that is, or after the merger, consolidation, combination, or majority share acquisition would be, an affiliate or associate of an interested shareholder, for three years after an interested shareholder’s share acquisition date, unless (i) it is an exempt transaction according to the statute or (ii) prior to the interested shareholder’s share acquisition date First Financial’s directors approved the transaction or the purchase of the interested shareholder’s shares.
After three years, First Financial may engage in such a transaction if it is a certain type of business combination specified by the statute, there is compliance with the provisions of the applicable business combination statute, and at least one of the following is satisfied: (i) the transaction is approved, at a meeting held for that purpose, by the

	Finward	First Financial
	articles requires that, except in specified circumstances, any business combination between Finward (or a subsidiary) and a “Related Person” (generally, a person who beneficially owns more than 10% of Finward’s voting stock and has done so for less than two years, subject to certain exceptions) be approved by the affirmative vote, at a meeting of Finward shareholders, of (i) at least 80% of the votes entitled to be cast by holders of all outstanding shares of voting stock, voting as a single class, and (ii) an Independent Majority of Shareholders (i.e., a majority of the votes entitled to be cast by shareholders other than the Related Person). This enhanced voting requirement does not apply if (a) certain minimum price, form-of-consideration and procedural conditions as provided in the Finward articles are satisfied, or (b) the business combination is approved by at least two-thirds of the directors who then qualify as Continuing Directors, or (c) the business combination involves solely a wholly owned subsidiary of Finward.	affirmative vote of the holders of shares of First Financial entitling them to exercise at least two-thirds of the voting power of the issuing public corporation in the election of directors; and (ii) the transaction meets both of the following conditions: (a) it results in the receipt per share by the holders of all outstanding shares of First Financial not beneficially owned by the interested shareholder of an amount of cash that, when added to the fair market value as of the consummation date of the transaction of noncash consideration, aggregates at least the higher of the following: (I) a figure determined in accordance with the statute; or (II) the preferential amount per share, if any, to which holders of shares of that class or series of shares are entitled upon voluntary or involuntary dissolution of First Financial, plus the aggregate amount per share of dividends declared or due that those holders are entitled to receive before payment of dividends on another class or series of shares, unless the aggregate amount per share of those dividends is included in the preferential amount; and (b) the form of consideration to be received by holders of each particular class or series of outstanding shares of First Financial in the transaction, apart from any portion that is interest, is in cash or, if the interested shareholder previously purchased shares of that class or series, is in the same form the interested shareholder previously paid to acquire the largest number of shares of that class or series, but in no event shall the fair market value of the consideration received by a holder of a share of a particular class or series of outstanding shares in the transaction be less than the current fair market value of a share of the issuing public corporation of the same class or series.
Control Share Acquisitions	Under the IBCL, control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or	Under the OGCL, any control share acquisition of an issuing public corporation shall be made only with the prior authorization of the shareholders of such corporation.

	Finward	First Financial

direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority or more of all voting power.
Under the IBCL, control shares of an Indiana corporation acquired in a control share acquisition have no voting rights except to the extent granted by resolution approved by a majority vote of the shares entitled to vote on the matter.
Shares owned by the acquiror, by officers or by employees who are directors of the corporation are excluded from shares entitled to vote on the matter.
The Finward bylaws provide that, if and whenever the Indiana control share acquisition statute applies to Finward, any or all control shares acquired in a control share acquisition are subject to redemption by Finward if either (a) no acquiring person statement has been filed with Finward, or (b) the control shares are not accorded full voting rights. A redemption under clause (a) may be made at any time within 60 days after the last acquisition of control shares by the acquiring person; a redemption under clause (b) may be made at any time within two years after the shareholder vote denying full voting rights. Any such redemption is made at the fair value of the control shares.
The Finward articles also provide that Finward is authorized to redeem its securities under the control share provisions of the IBCL.

Any person who proposes to make a control share acquisition shall deliver an acquiring person statement to the issuing public corporation at the issuing public corporation’s principal executive offices.
Within ten days after receipt of an acquiring person statement, the directors of the issuing public corporation shall call a special meeting of shareholders of the issuing public corporation for the purpose of voting on the proposed control share acquisition.
The acquiring person may make the proposed control share acquisition if both of the following occur: (i) the shareholders of the issuing public corporation who hold shares as of the record date of such corporation entitling them to vote in the election of directors authorize the acquisition at the special meeting held for that purpose at which a quorum is present by an affirmative vote of a majority of the voting power of such corporation in the election of directors represented at the meeting in person or by proxy, and a majority of the portion of the voting power excluding the voting power of interested shares represented at the meeting in person or by proxy; and (ii) the acquisition is consummated, in accordance with the terms so authorized, no later than 360 days following shareholder authorization of the control share acquisition.
The First Financial articles and regulations does not alter the statute.

Anti-Takeover and Related Provisions	Finward’s articles and bylaws include several provisions that may have anti-takeover effects. For example, Finward: (i) has a classified board of directors, divided into three classes with staggered three-year terms; (ii) requires the affirmative vote of holders of at least	See “Description of First Financial Capital Shares — Anti-Takeover Effects of Certain Provisions of the First Financial Articles, the First Financial Regulations and Ohio Law.”

	Finward	First Financial
80% of the votes entitled to be cast at an election of directors to remove a director, and then only for good cause; (iii) requires that vacancies on the Finward board of directors be filled only by the remaining directors, even if less than a quorum, rather than by shareholders, except in limited circumstances; (iv) requires shares representing at least 80% of all votes entitled to be cast on any issue provide written, dated and signed demands to the Finward Secretary to require Finward to hold a special meeting of the shareholder; and (v) requires that amendments to certain sections of Finward’s articles be approved by (a) of at least 80% of the votes entitled to be cast by the holders of the outstanding shares of all classes of the Finward’s voting stock, acting as a single class and (b) a majority of Finward’s independent shareholders.
Exclusive Forum for Certain Litigation	The Finward bylaws provide that, unless Finward consents in writing to an alternative forum, the Circuit or Superior Courts of Lake County, Indiana, or, for cases of pendent jurisdiction, the United States District Court for the Northern District of Indiana, will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Finward, (ii) any action asserting a claim for breach of any duty owed by any director, officer or other employee of Finward to Finward or its shareholders, (iii) any action asserting a claim against Finward or any director, officer or other employee of Finward arising under the IBCL, the Finward articles or the Finward bylaws, or (iv) any action asserting a claim against Finward or any director, officer or other employee of Finward that is governed by the internal affairs doctrine, in each case, subject to that court having personal jurisdiction over the indispensable parties named as defendants.	See “Description of First Financial Capital Shares — Exclusive Forum.”

LEGAL MATTERS
The validity of First Financial common shares to be issued in connection with the merger will be passed upon for First Financial by Squire Patton Boggs (US) LLP, New York, New York.
Squire Patton Boggs (US) LLP, New York, New York counsel for First Financial, and Barack Ferrazzano Kirschbaum & Nagelberg LLP, Chicago, Illinois counsel for Finward, will provide at the effective time opinions regarding certain federal income tax consequences of the merger for First Financial and Finward, respectively.
EXPERTS
First Financial.   The consolidated financial statements incorporated in this proxy statement/prospectus by reference to First Financial’s Annual Report on Form 10-K for the year ended December 31, 2025 have been so incorporated in reliance on the report of Crowe LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
Finward.   The consolidated financial statements of Finward as of December 31, 2025 and 2024 and for the years then ended incorporated in this proxy statement/prospectus by reference from the Finward Annual Report on Form 10-K for the year ended December 31, 2025 have been audited by Forvis Mazars, LLP, an independent registered public accounting firm, as stated in their report thereon, incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

DEADLINES FOR SUBMITTING SHAREHOLDER PROPOSALS
The Finward bylaws provide an advance notice procedure for certain business, or nominations to the Finward board of directors, to be brought before an annual meeting of shareholders. In order for a Finward shareholder to properly bring business before an annual meeting, or to propose a nominee for election to the Finward board of directors, the shareholder must deliver written notice of the proposal to the Secretary of Finward at 9204 Columbia Avenue, Munster, Indiana 46321, not later than the close of business on the 90th day nor earlier than the 120th day prior to the first anniversary date of the annual meeting for the preceding year; provided, however, if and only if the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after such anniversary date (an annual meeting date outside such period being referred to herein as an “Other Annual Meeting Date”), such shareholder notice must be given on the later of the close of business on the 90th day prior to such Other Annual Meeting Date, or the close of business on the 10th day following the date such Other Annual Meeting Date is first publicly announced or disclosed.
Shareholders who wish to recommend a director candidate should submit the candidate’s name and background information in writing to Finward’s Corporate Secretary at 9204 Columbia Avenue, Munster, Indiana 46321. Nominating shareholders and director nominees must satisfy the requirements set forth in Finward’s bylaws (including the additional information required by Rule 14a-19 under the Exchange Act).
In addition, Finward shareholders who intend to solicit proxies in support of director nominees other than Finward’s nominees must also comply with the additional requirements of Rule 14a-19(b) of the Exchange Act. Nothing in this proxy statement/prospectus shall be deemed to require Finward to include in its proxy statement and proxy relating to an annual meeting any shareholder proposal or nomination that does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal or nomination is received.
Advance written notice for certain business, or nominations to the Finward board of directors, to be brought before the annual meeting of shareholders to be held in 2026 (the “2026 Annual Meeting”) must be given to Finward no earlier than January 21, 2027 and no later than the close of business on February 20, 2027. If notice is received before January 21, 2027 or after close of business on February 20, 2027, it will not be considered timely, and Finward will not be required to present the matter at the next annual meeting of shareholders.
Finward will not hold the 2027 Annual Meeting if the merger is completed prior to the date that Finward is required under applicable law to hold the 2027 Annual Meeting.
HOUSEHOLDING
We have adopted a procedure approved by the SEC called “householding” for those registered shareholders who have previously consented to this procedure. If you consented to this procedure, multiple shareholders who share the same address will receive only one copy of this proxy statement/prospectus, but each shareholder will receive a separate proxy card. We have undertaken householding to reduce our printing costs and postage fees. Householding is also environmentally friendly and creates less paper for participating shareholders to manage. If you are a beneficial holder, you can request information about householding from your broker, bank or other nominee.
If you decide you would prefer to receive again multiple copies of this proxy statement/prospectus, upon your request, we will promptly provide you with additional copies. You may elect to receive multiple copies for a specific meeting or opt out of householding for all future meetings. Requests to receive multiple copies of this proxy statement/prospectus can be made at any time prior to thirty days before the mailing of this proxy statement/prospectus. You may request multiple copies by notifying us in writing to Finward at 9204 Columbia Avenue, Munster, Indiana 46321, Attention: Shareholder Services, or by telephone at (219) 836-4400.

WHERE YOU CAN FIND MORE INFORMATION
First Financial and Finward file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including both First Financial and Finward, which can be accessed at http://www.sec.gov. You will also be able to obtain many of these documents, free of charge, from Independent by accessing First Financial’s website at www.bankatfirst.com under the heading “Investor Relations” and then under the tab “Investor Relations site”, followed by the tab “Financial Reporting” or Finward’s website at https://www.ibankpeoples.com/ under the heading “Investor Relations” and then under the tab “SEC Filings”. The web addresses of the SEC, First Financial and Finward are included as inactive textual references only. Except as specifically incorporated by reference into this proxy statement/prospectus, information on those websites is not part of this proxy statement/prospectus.
First Financial has filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to First Financial’s securities to be issued in the merger. This document constitutes the prospectus of First Financial filed as part of such registration statement. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC.
Statements contained in this proxy statement/prospectus, or in any document incorporated by reference into this proxy statement/prospectus regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows First Financial and Finward to incorporate by reference into this proxy statement/prospectus documents filed with the SEC by First Financial and Finward. This means that the companies can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, and later information that First Financial and Finward file with the SEC will update and supersede that information. First Financial and Finward incorporate by reference the documents listed below and all documents filed by First Financial and Finward under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and until the date that the offering of First Financial common shares is terminated:
First Financial filings (SEC File No. 001-34762)	Periods Covered or Date of Filing with the SEC
Annual Report on Form 10-K	Fiscal year ended December 31, 2025, filed on February 19, 2026
Quarterly Report on Form 10-Q	Fiscal quarter ended March 31, 2026, filed on May 8, 2026; fiscal quarter ended June 30, 2026, filed on August 6, 2026
Current Reports on Form 8-K	Filed on January 2, 2026, January 28, 2026, February 2, 2026, April 23, 2026, May 22, 2026, May 29, 2026, July 21, 2026 and July 27, 2026
Definitive Proxy Statement on Schedule 14A	Filed on April 16, 2026
Registration Statement on Form 8-A	Filed on May 2, 1994, as amended on January 5, 2004
Finward filings (SEC File No. 001-40999)	Periods Covered or Date of Filing with the SEC
Annual Report on Form 10-K*	Fiscal year ended December 31, 2025, filed on March 25, 2026
Quarterly Report on Form 10-Q*	Fiscal quarter ended March 31, 2026, filed on May 13, 2026; fiscal quarter ended June 30, 2026, filed on August 13, 2026
Current Reports on Form 8-K	Filed on January 27, 2026, February 24, 2026, March 2, 2026, April 28, 2026, May 26, 2026, May 28, 2026, June 3, 2026, July 6, 2026, July 21, 2026, and July 28, 2026
Definitive Proxy Statement on Schedule 14A*	Filed on April 3, 2026

*
As supplemented by the disclosure contained under the heading “Interests of Certain Finward Directors and Executive Officers in the Merger — Related Person Employment Relationships.”

We also incorporate by reference into this proxy statement/prospectus (i) the description of First Financial common shares contained in Exhibit 4.19 to First Financial’s Annual Report on Form 10-K, filed on February 21, 2020, and any other amendment or report filed for the purposes of updating such description and (ii) the description of Finward common stock contained in Exhibit 4.1 to the Finward’s Annual Report on Form 10-K, originally filed on March 30, 2023, and any other amendment or report filed for the purposes of updating such description. Notwithstanding the foregoing, First Financial and Finward are not incorporating by reference any information furnished (but not filed), except as otherwise specified therein.
You may request a copy of the documents incorporated by reference into this proxy statement/prospectus (exclusive of exhibits to such documents unless such exhibits are specifically incorporated by reference herein). Requests for documents should be directed to:
First Financial Bancorp. 255 East Fifth Street, Suite 700 Cincinnati, Ohio 45202 Attention: Investor Relations Telephone: (877) 322-9530	Finward Bancorp 9204 Columbia Avenue Munster, Indiana 46321 Attention: Investor Relations Telephone: (219) 836-4400
You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of the special meeting. This means that Finward shareholders requesting documents must do so by October 26, 2026, in order to receive them before the special meeting.
This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered hereby, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this proxy statement/prospectus nor any distribution of securities pursuant to this document shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated herein by reference or in First Financial’s and Finward’s affairs since the date of this proxy statement/prospectus. First Financial provided the information contained in this proxy statement/prospectus with respect to First Financial and Finward provided the information contained in this proxy statement/prospectus with respect to Finward.

Annex A
AGREEMENT AND PLAN OF MERGER
by and between
FIRST FINANCIAL BANCORP.
and
FINWARD BANCORP

Dated as of July 21, 2026

A-i

A-ii

Exhibit A — Form of Bank Merger Agreement

A-iii

INDEX OF DEFINED TERMS
Defined Term	Page
Acquisition Proposal	55
Adjusted Tangible Shareholders’ Equity	48
affiliate	65
Bank Merger	5
Bank Merger Act	12
Bank Merger Agreement	5
Bank Merger Certificates	5
BHC Act	8
Borrower	27
Borrowing Affiliate	44
business day	65
Buyer	1
Buyer Articles	3
Buyer Bank	5
Buyer Benefit Plans	36
Buyer Common Stock	2
Buyer Disclosure Schedule	29
Buyer Equity Awards	30
Buyer Options	30
Buyer Preferred Stock	30
Buyer Qualified Plans	37
Buyer Regulations	3
Buyer Regulatory Agreement	40
Buyer Reports	33
Buyer Restricted Stock Awards	30
Buyer Stock Plans	30
Buyer Subsidiary	30
Buyer 401(k) Plan	52
Certificates of Merger	2
Chosen Courts	66
Closing	1
Closing Conditions Satisfaction Date	2
Closing Date	2
Confidentiality Agreement	48
Continuing Employees	51
Continuation Period	51
Code	1
Effective Time	2
Enforceability Exceptions	11
Environmental Laws	24
ERISA	17

A-iv

Defined Term	Page
ERISA Affiliate	18
Exchange Act	14
Exchange Agent	5
Exchange Fund	5
Exchange Ratio	2
FDIC	9
Federal Reserve Board	12
GAAP	8
GDPR	20
GLBA	20
Governmental Entity	12
IBCL	1
IDFI	12
Indiana Secretary	2
Intellectual Property	26
IRS	16
knowledge	65
Leased Real Property	25
Liens	11
Loans	27
made available	65
Material Adverse Effect	8
Materially Burdensome Regulatory Condition	47
Measuring Date	48
Merger	1
Merger Consideration	2
Multiemployer Plan	18
Multiple Employee Plan	18
NASDAQ	7
New Plans	51
New Shares	5
ODFI	12
Ohio Secretary	2
Old Share	2
ORC	1
Owned Real Property	25
Personal Data	20
Premium Cap	53
Proxy Statement	12
person	65
Recommendation Change	49
Real Property	25
Real Property Deeds	25

A-v

Defined Term	Page
Real Property Instruments	25
Regulatory Agencies	13
Representatives	54
Requisite Regulatory Approvals	47
Requisite Seller Vote	11
Sarbanes-Oxley Act	13
SEC	12
Securities Act	13
Seller	1
Seller Articles	9
Seller Bank	5
Seller Benefit Plans	17
Seller Board Recommendation	49
Seller Bylaws	9
Seller Common Stock	2
Seller Contract	23
Seller Disclosure Schedule	8
Seller Equity Awards	4
Seller Equity Award Schedule	10
Seller Indemnified Parties	53
Seller IT Systems	21
Seller Meeting	49
Seller Performance Stock Unit Award	4
Seller Preferred Stock	10
Seller Qualified Plans	18
Seller Regulatory Agreement	23
Seller Reports	13
Seller Restricted Stock Award	3
Seller Restricted Stock Unit Award	4
Seller Section 16 Individuals	57
Seller Security Breach	21
Seller Stock Plans	4
Seller Subsidiaries	9
Seller 401(k) Plan	51
Significant Subsidiaries	9
SRO	13
Stephens	15
Subsidiary	9
Superior Proposal	55
Surviving Corporation	1
S-4	12
Takeover Statute	27
Tax	17

A-vi

Defined Term	Page
Tax Return	17
Termination Date	61
Termination Fee Amount	62

A-vii

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of July 21, 2026 (this “Agreement”), by and between First Financial Bancorp., an Ohio corporation (“Buyer”), and Finward Bancorp, an Indiana corporation (“Seller”).
W I T N E S S E T H:
WHEREAS, the Boards of Directors of Buyer and Seller have determined that it is in the best interests of their respective companies and their shareholders, as applicable, to consummate the strategic business combination transaction provided for herein, pursuant to which Seller will, subject to the terms and conditions set forth herein, merge with and into Buyer (the “Merger”), so that Buyer is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger;
WHEREAS, in furtherance thereof, the respective Boards of Directors of Buyer and Seller have approved the Merger and this Agreement, and authorized its execution, and delivery;
WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code; and
WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
THE MERGER
1.1   The Merger.   Subject to the terms and conditions of this Agreement, in accordance with the Ohio Revised Code (the “ORC”) and the Indiana Business Corporation Law (the “IBCL”), at the Effective Time, Seller shall merge with and into Buyer. Buyer shall be the Surviving Corporation in the Merger and shall continue its corporate existence under the laws of the State of Ohio. Upon consummation of the Merger, the separate corporate existence of Seller shall terminate.
1.2   Closing.   Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place by electronic exchange of documents at 9:00 a.m. Eastern Time, on the first business day of the month immediately following the month during which the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof) occurs (the date the last of the conditions set forth in Article VII hereof have been so satisfied or waived, the “Closing Conditions Satisfaction Date”), unless another date, time or place is agreed to in writing by the parties. Notwithstanding the foregoing, in the event the Closing Conditions Satisfaction Date is less than five (5) business days prior to the first business day of the month immediately following the month in which the Closing Conditions Satisfaction Date occurs, then Buyer may elect, in its sole discretion, to extend the Closing, and the Closing shall take place on the first business day of the month that is the second month following the month in which the Closing Conditions Satisfaction Date occurs. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.
1.3   Effective Time.   The Merger shall become effective as set forth in the Certificate of Merger to be filed with the Secretary of State of the State of Ohio (the “Ohio Secretary”) and the Articles of Merger to be filed with the Secretary of State of the State of Indiana (the “Indiana Secretary”) respectively, on the Closing Date (together, the “Certificates of Merger”). The term “Effective Time” shall be the date and time when the Merger becomes effective, as set forth in the Certificates of Merger.
1.4   Effects of the Merger.   At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the ORC and the IBCL.

1.5   Conversion of Seller Common Stock.   At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Seller or the holder of any of the following securities:
(a)   Subject to Section 2.2(e), each share of the common stock, no par value per share, of Seller (the “Seller Common Stock”) issued and outstanding immediately prior to the Effective Time, except for shares of Seller Common Stock owned by Seller or Buyer (in each case other than shares of Seller Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Seller or Buyer in respect of debts previously contracted), shall be converted into the right to receive 1.35 shares (the “Exchange Ratio” and such shares, the “Merger Consideration”) of the common stock, no par value per share, of Buyer (the “Buyer Common Stock”); it being understood that upon the Effective Time, pursuant to Section 1.6, the Buyer Common Stock, including the shares issued to former holders of Seller Common Stock, shall be the common stock of the Surviving Corporation.
(b)   All of the shares of Seller Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Share,” it being understood that any reference herein to an “Old Share” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Seller Common Stock) previously representing any such shares of Seller Common Stock shall thereafter represent only the right to receive (i) a New Share representing the number of whole shares of Buyer Common Stock which such shares of Seller Common Stock have been converted into the right to receive, (ii) cash in lieu of fractional shares which the shares of Seller Common Stock represented by such Old Share have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e), without any interest thereon, and (iii) any dividends or other distributions which the holder thereof has the right to receive pursuant to Section 2.2, without any interest thereon. If, prior to the Effective Time, the outstanding shares of Buyer Common Stock or Seller Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution (other than as contemplated in this Agreement), an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give Buyer and the holders of Seller Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing contained in this sentence shall be construed to permit Seller or Buyer to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.
(c)   Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Seller Common Stock that are owned by Seller or Buyer (in each case other than shares of Seller Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Seller or Buyer in respect of debts previously contracted) shall be cancelled and shall cease to exist and no Buyer Common Stock or other consideration shall be delivered in exchange therefor.
1.6   Buyer Stock.   At and after the Effective Time, each share of Buyer Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.
1.7   Articles of Incorporation of Surviving Corporation.   At the Effective Time, the Amended and Restated Articles of Incorporation of Buyer (as amended, the “Buyer Articles”) shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.
1.8   Bylaws of Surviving Corporation.   At the Effective Time, the Amended and Restated Regulations of Buyer (the “Buyer Regulations”) shall be the Regulations of the Surviving Corporation until thereafter amended in accordance with applicable law.
1.9   Treatment of Seller Equity Awards.
(a)   Except as otherwise agreed between Buyer and Seller, at the Effective Time, each award in respect of shares of Seller Common Stock subject to vesting, repurchase or other lapse restriction granted or assumed under a Seller Stock Plan that is not subject to a performance-based vesting condition (a “Seller Restricted Stock Award”) that is outstanding, unvested and unsettled immediately prior to the Effective Time shall become immediately and fully vested, and be converted into the right to receive shares of Buyer Common Stock equal to the product of (i) the number of shares of Seller Common Stock subject to such Seller Restricted Stock Award immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio, with any fractional shares rounded to the nearest whole share of Buyer Common Stock.
(b)   Except as otherwise agreed between Buyer and Seller and subject to the terms of any relevant award agreement, at the Effective Time, each performance-based restricted stock unit award in respect of shares of Seller Common Stock granted or assumed under a Seller Stock Plan that is outstanding, unvested and unsettled immediately prior to the Effective Time (a “Seller Performance Stock Unit Award”) shall (i) pursuant to the terms of such Seller Performance Stock Unit Award, and to the extent provided for under such terms, be converted to a restricted stock unit award in respect of Seller Common Stock, a (“Seller Restricted Stock Unit Award”) as of the Effective Time, (ii) such Seller Restricted Stock Unit Award shall be immediately and fully vested as of the Effective Time and (iii) such Seller Restricted Stock Unit Award shall further be converted into the right to receive the number of shares of Buyer Common Stock equal to the product of (x) the number of shares of Seller Common Stock subject to such Seller Restricted Stock Unit Award immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio, with any fractional shares rounded to the nearest whole share of Buyer Common Stock.
(c)   Promptly following the Effective Time, Buyer shall file a post-effective amendment to the S-4 or an effective registration statement on Form S-8 with respect to the Buyer Common Stock subject to the applicable adjusted Seller Equity Awards, as required.
(d)   At or prior to the Effective Time, Seller shall take any actions, and shall cause the Board of Directors of Seller or the Seller Compensation Committee, as applicable, to adopt any resolutions and take any actions, that are necessary to effectuate the treatment of the Seller Equity Awards consistent with the provisions of this Section 1.9. Seller shall take all actions necessary to ensure that from and after the Effective Time neither Buyer nor the Surviving Corporation will be required to deliver shares of Seller Common Stock or other capital stock of Seller to any person pursuant to or in settlement of Seller Equity Awards.
(e)   For purposes of this Agreement, the following terms shall have the following meanings:
(i)   “Seller Equity Awards” means the Seller Restricted Stock Awards and the Seller Performance Stock Unit Awards.
(ii)   “Seller Stock Plans” means the Amended and Restated Finward Bancorp 2015 Stock Option and Incentive Plan and the Finward Bancorp 2025 Omnibus Equity Incentive Plan.
1.10   Directors and Officers of the Surviving Corporation.   At the Effective Time:
(a)   The directors of the Surviving Corporation shall be the directors of Buyer immediately prior to the Effective Time, each of whom shall serve as the directors of the Surviving Corporation until their respective successors have been duly elected and qualified, or until their earlier death, resignation or removal from office.
(b)   The executive officers of the Surviving Corporation shall be the executive officers of Buyer immediately prior to the Effective Time, each of whom shall serve until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the Articles of Incorporation and Regulations of the Surviving Corporation.
1.11   Tax Consequences.   It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code.
1.12   Bank Merger.   Buyer and Seller intend that, following the Merger, Peoples Bank, an Indiana state-chartered bank and a wholly-owned Subsidiary of Seller (“Seller Bank”), will merge (the “Bank Merger”)

with and into First Financial Bank, an Ohio state-chartered bank and a wholly-owned Subsidiary of Buyer (“Buyer Bank”), pursuant to an agreement and plan of merger in substantially the form set forth in Exhibit A (the “Bank Merger Agreement”). Buyer Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Seller Bank shall cease. As soon as practicable after the date of this Agreement, or on such later date as Buyer and Seller may mutually agree, Buyer and Seller shall each cause the Board of Directors of Buyer Bank and Seller Bank, respectively, to approve the Bank Merger and the Bank Merger Agreement. Buyer and Seller shall then cause Buyer Bank and Seller Bank, respectively, to enter into the Bank Merger Agreement, and each of Buyer and Seller shall approve the Bank Merger Agreement and the Bank Merger as the sole shareholder of Buyer Bank and Seller Bank, respectively, and Buyer and Seller shall, and shall cause Buyer Bank and Seller Bank, respectively, to execute certificates or articles of merger and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”). The Bank Merger shall become effective at such time and date as specified in the Bank Merger Agreement in accordance with applicable law, as determined by Buyer.
ARTICLE II
EXCHANGE OF SHARES
2.1   Buyer to Make Merger Consideration Available.   At or prior to the business day immediately preceding the Effective Time, Buyer shall deposit, or shall cause to be deposited, with an exchange agent designated by Buyer and mutually acceptable to Seller (the “Exchange Agent”), for the benefit of the holders of Old Shares, for exchange in accordance with this Article II, (a) evidence of shares in book-entry form (collectively, referred to herein as “New Shares”), representing the shares of Buyer Common Stock to be issued to holders of Seller Common Stock, and (b) cash in lieu of any fractional shares (such cash and New Shares for shares of Buyer Common Stock, together with any dividends or other distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”), to be issued pursuant to Section 1.5 and paid pursuant to Section 2.2(a).
2.2   Exchange of Shares.
(a)   Buyer and Seller shall instruct the Exchange Agent to mail, as promptly as practicable after the Effective Time, but in no event later than five (5) business days thereafter, to each holder of record of one or more Old Shares representing shares of Seller Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Shares shall pass, only upon proper delivery of the Old Shares to the Exchange Agent) and instructions for use in effecting the surrender of the Old Shares in exchange for New Shares representing the number of whole shares of Buyer Common Stock and any cash in lieu of fractional shares, which the shares of Seller Common Stock represented by such Old Share or Old Shares shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or other distributions to be paid pursuant to Section 2.2(b). Upon proper surrender of an Old Share or Old Shares for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Share or Old Shares shall be entitled to receive in exchange therefor, as applicable, (i) New Shares representing that number of whole shares of Buyer Common Stock to which such holder of Seller Common Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of (A) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Share or Old Shares surrendered pursuant to the provisions of this Article II and (B) any dividends or other distributions which the holder thereof has the right to receive pursuant to Section 2.2(b), and the Old Share or Old Shares so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or dividends or other distributions payable to holders of Old Shares. Until surrendered as contemplated by this Section 2.2, each Old Share shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of Buyer Common Stock which the shares of Seller Common Stock represented by such Old Share have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or other distributions as contemplated by this Section 2.2.

(b)   No dividends or other distributions declared with respect to Buyer Common Stock shall be paid to the holder of any unsurrendered Old Share until the holder thereof shall surrender such Old Share in accordance with this Article II. After the surrender of an Old Share in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Buyer Common Stock which the shares of Seller Common Stock represented by such Old Share have been converted into the right to receive.
(c)   If any New Share representing shares of Buyer Common Stock is to be issued in a name other than that in which the Old Share or Old Shares surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Share or Old Shares so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Share representing shares of Buyer Common Stock in any name other than that of the registered holder of the Old Share or Old Shares surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(d)   After the Effective Time, there shall be no transfers on the stock transfer books of Seller of the shares of Seller Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Shares representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for New Shares representing shares of Buyer Common Stock as provided in this Article II.
(e)   Notwithstanding anything to the contrary contained herein, no New Shares or scrip representing fractional shares of Buyer Common Stock shall be issued upon the surrender for exchange of Old Shares, no dividend or other distribution with respect to Buyer Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Buyer. In lieu of the issuance of any such fractional share, Buyer shall pay to each former holder of Seller Common Stock who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of Buyer Common Stock on The NASDAQ Stock Market LLC (“NASDAQ”) as reported by The Wall Street Journal for the consecutive period of five (5) full trading days ending on the day preceding the Closing Date by (ii) the fraction of a share (after taking into account all shares of Seller Common Stock held by such holder immediately prior to the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of Buyer Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.
(f)   Any portion of the Exchange Fund that remains unclaimed by the holders of Seller Common Stock for twelve (12) months after the Effective Time shall be paid to the Surviving Corporation. Any former holders of Seller Common Stock who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the shares of Buyer Common Stock and cash in lieu of any fractional shares, and any unpaid dividends and other distributions on the Buyer Common Stock deliverable in respect of each former share of Seller Common Stock that such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Buyer, Seller, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Seller Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
(g)   Buyer shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash in lieu of fractional shares of Buyer Common Stock, any dividends or other distributions payable pursuant to this Section 2.2 or any other consideration otherwise payable pursuant to this Agreement to any holder of Seller Common Stock or Seller Equity Award such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of Tax law. To the extent that amounts are so withheld by Buyer or the Exchange Agent, as the case may be, and paid over to the appropriate Governmental Entity, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Seller Common Stock or Seller Equity Award in respect of which the deduction and withholding was made by Buyer or the Exchange Agent, as the case may be.
(h)   In the event any Old Share shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the applicable certificate to be lost, stolen or destroyed and, if required by Buyer or the Exchange Agent, the posting by such person of a bond in such amount as Buyer or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the shares of Buyer Common Stock and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
Except (a) as disclosed in the disclosure schedule delivered by Seller to Buyer concurrently herewith (the “Seller Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Seller Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Seller that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article III shall be deemed to qualify (A) any other section of this Article III specifically referenced or cross-referenced and (B) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any Seller Reports filed by Seller after January 1, 2025 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly nonspecific or cautionary, predictive or forward-looking in nature), and assuming each party’s compliance with its obligations set forth in Section 1.12, Seller hereby represents and warrants to Buyer as follows:
3.1   Corporate Organization.
(a)   Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Indiana and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”) that has elected to be treated as a financial holding company under the BHC Act. Seller has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Seller is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Seller. As used in this Agreement, “Material Adverse Effect” means, with respect to Buyer, Seller or the Surviving Corporation, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event, (E) public disclosure of the execution of this Agreement, public disclosure, implementation or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees) or actions expressly permitted or required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby (it being understood that this clause (E) shall not apply to a breach of any representation or warranty intended to address the announcement, pendency, implementation or consummation of the transactions contemplated hereby), (F) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying causes of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred, except to the extent otherwise excepted by this proviso) or (G) the expenses incurred by Seller or Buyer in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement; except, with respect to subclauses (A), (B), (C) or (D) to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, “Subsidiary,” when used with respect to any person, means any subsidiary of such person within the meaning ascribed to such term in either Rule 1-02 of Regulation S-X promulgated by the SEC under the Exchange Act or the BHC Act; and “Significant Subsidiaries” shall have the meaning ascribed to it in Rule 1-02 of Regulation S-X promulgated by the SEC under the Exchange Act. True and complete copies of the Restated Articles of Seller (as amended, the “Seller Articles”) and the Amended and Restated By-Laws of Seller (the “Seller Bylaws”), as in effect as of the date of this Agreement, have previously been made available by Seller to Buyer.
(b)   Each Subsidiary of Seller (the “Seller Subsidiaries”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Seller and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Seller to pay dividends or other distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or other distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Seller that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law and applicable regulations, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 3.1(b) of the Seller Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Seller as of the date hereof.
3.2   Capitalization.
(a)   As of the date of this Agreement, the authorized capital stock of Seller consists of 10,000,000 shares of Seller Common Stock and 10,000,000 shares of preferred stock, no par value per share (“Seller Preferred Stock”). As of June 30, 2026, there were (i) 4,333,002 shares of Seller Common Stock outstanding, which includes 2,976 shares of Seller Common Stock granted in respect of outstanding Seller Director Restricted Stock Awards, 39,064 shares of Seller Common Stock granted in respect of outstanding Seller Employee Restricted Stock Awards and 16,021 shares of Seller Common Stock reserved for issuance upon the settlement of outstanding Seller Performance Stock Unit Awards (assuming performance goals applicable to Seller Performance Stock Unit Awards are satisfied at the maximum level) (ii) no shares of Seller Common Stock held in treasury, (iii) 250,889 shares of Seller

Common Stock reserved for issuance pursuant to future grants under a Seller Stock Plan, (iv) no shares of Seller Preferred Stock outstanding and (v) no shares of Seller Preferred Stock held in treasury. As of the date of this Agreement, except as set forth in the immediately preceding sentence, there are no other shares of capital stock or other equity or voting securities of Seller issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Seller Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Seller may vote. No trust preferred or subordinated debt securities of Seller are issued or outstanding. Other than Seller Equity Awards issued prior to the date of this Agreement as described in this Section 3.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, stock units, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, or valued by reference to, shares of capital stock or other equity or voting securities of or ownership interest in Seller, or contracts, commitments, understandings or arrangements by which Seller may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Seller, or that otherwise obligate Seller to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which Seller is a party or is bound with respect to the voting or transfer of Seller Common Stock or other equity interests of Seller.
(b)   Section 3.2(b) of the Seller Disclosure Schedule sets forth, as of July 21, 2026, a correct and complete listing of all Seller Equity Awards, including the number of Seller Common Stock subject to each Seller Equity Award, the holder, type of award, grant date, vesting schedule and exercise price (if applicable) (the “Seller Equity Award Schedule”). Seller shall provide Buyer with an updated Seller Equity Award Schedule no later than five (5) business days prior to the Effective Time.
(c)   Seller owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of Seller Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under any provision of applicable state law comparable to 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Seller Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
3.3   Authority; No Violation.
(a)   Seller has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Merger and the Bank Merger) have been duly and validly approved by the Board of Directors of Seller. The Board of Directors of Seller has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Seller and its shareholders and has directed that the Merger and the other transactions contemplated by this Agreement be submitted to Seller’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for (i) the approval of the Merger and the other transactions contemplated by this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Seller Common Stock entitled to vote on the Merger and the other transactions contemplated by this Agreement (the “Requisite Seller Vote”) and (ii) the adoption and approval of the Bank Merger Agreement by the Board of Directors of Seller Bank and Seller as Seller Bank’s sole shareholder, no other corporate proceedings on the part of Seller are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and (assuming due authorization, execution and delivery by Buyer)

constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).
(b)   Neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby, including the Bank Merger, nor compliance by Seller with any of the terms or provisions hereof, will (i) violate any provision of the Seller Articles or the Seller Bylaws or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Seller or any Seller Subsidiary or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Seller or any Seller Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Seller or any Seller Subsidiary is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (A) and (B) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Seller.
3.4   Consents and Approvals.   Except for (a) the filing of any required applications, filings and notices, as applicable, with NASDAQ, (b) the filing of any required applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act with respect to the Merger, Section 18(c) of the Federal Deposit Insurance Act (the “Bank Merger Act”) with respect to the Bank Merger and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices with the Ohio Department of Commerce, Division of Financial Institutions (the “ODFI”) and the Indiana Department of Financial Institutions (the “IDFI”) in connection with the Merger and the Bank Merger, as applicable, and approval of such applications, filings and notices, (d) the filing of any required applications, filings or notices with any other state banking or insurance authorities listed on Section 3.4 of the Seller Disclosure Schedule or Section 4.4 of the Buyer Disclosure Schedule and approval of such applications, filings and notices, (e) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the meeting of Seller’s shareholders to be held in connection with the Merger and the other transactions contemplated by this Agreement (including any amendments or supplements thereto, the “Proxy Statement”), and of the registration statement on Form S-4 in which the Proxy Statement will be included as a prospectus, to be filed with the SEC by Buyer in connection with the Merger and the other transactions contemplated by this Agreement (the “S-4”) and the declaration of effectiveness of the S-4, (f) the filing of the Certificates of Merger with and/or acceptance for record of the Certificate of Merger by the Ohio Secretary pursuant to the ORC and the Articles of Merger by the Indiana Secretary pursuant to the IBCL, respectively, and the filing of the Bank Merger Certificates and (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Buyer Common Stock pursuant to this Agreement and the approval of the listing of such Buyer Common Stock on NASDAQ, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by Seller of this Agreement or (ii) the consummation by Seller of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Seller is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.
3.5   Reports.
(a)   Seller and each of Seller Subsidiaries have timely filed (or furnished) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2024 with (i) any state banking regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) the ODFI and the IDFI, as applicable, (vi) any foreign regulatory authority and (vii) any self-regulatory organization (an “SRO”) ((i) — (vii), collectively, “Regulatory Agencies”), including, without limitation, any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Seller. Subject to Section 9.14, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Seller and Seller Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Seller, investigation into the business or operations of Seller or any Seller Subsidiary since January 1, 2024, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Seller or any Seller Subsidiary, and (iii) there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Seller or any of Seller Subsidiary since January 1, 2024; in the case of each of clauses (i) through (iii), which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Seller.
(b)   An accurate copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished by Seller to the SEC since December 31, 2023 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the “Seller Reports”) is publicly available. No such Seller Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Seller Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Seller has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Seller Reports.
3.6   Financial Statements.
(a)   The financial statements of Seller and Seller Subsidiaries included (or incorporated by reference) in the Seller Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Seller and Seller Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Seller and Seller Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Seller and Seller Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Since January 1, 2021, no independent public accounting firm of Seller has resigned (or informed Seller that it intends to resign) or been dismissed as independent public accountants of Seller as a result of, or in connection with, any disagreements with Seller on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b)   Except as would not, either individually or in the aggregate, be material to Seller and Seller Subsidiaries, taken as a whole, neither Seller nor any Seller Subsidiary has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Seller included in its Annual and Quarterly Reports on Form 10-K and Form 10-Q for the fiscal year and quarter ended December 31, 2025 and March 31, 2026, respectively, (including any notes thereto) and for liabilities incurred in the ordinary course of business since December 31, 2025, or in connection with this Agreement and the transactions contemplated hereby.
(c)   The records, systems, controls, data and information of Seller and Seller Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Seller or Seller Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control, including by third-party service providers, that would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Seller. Seller (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to ensure that material information relating to Seller, including Seller Subsidiaries, is made known to the chief executive officer and the chief financial officer of Seller by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Seller’s outside auditors and the audit committee of Seller’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which would reasonably be expected to adversely affect Seller’s ability to record, process, summarize and report financial information, and (B) to the knowledge of Seller, any fraud, whether or not material, that involves management or other employees who have a significant role in Seller’s internal controls over financial reporting. To the knowledge of Seller, there is no reason to believe that Seller’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due and for so long as this Agreement continues in existence.
(d)   Since January 1, 2024, (i) neither Seller nor any of Seller Subsidiaries, nor, to the knowledge of Seller, any director, officer, auditor, accountant or representative of Seller or any of Seller Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Seller or any of Seller Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Seller or any of Seller Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Seller or any of Seller Subsidiaries, whether or not employed by Seller or any of Seller Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Seller or any of its officers, directors, employees or agents to the Board of Directors of Seller or any committee thereof or, to the knowledge of Seller, to any director or officer of Seller.
3.7   Broker’s Fees.   With the exception of the engagement of Stephens Inc. (“Stephens”), neither Seller nor any Seller Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement. Seller has disclosed to Buyer as of the date hereof the aggregate fees provided for in connection with the engagement by Seller of Stephens related to the Merger and the other transactions contemplated hereby.
3.8   Absence of Certain Changes or Events.
(a)   Since December 31, 2025, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Seller.
(b)   Except in connection with the transactions contemplated by this Agreement, since December 31, 2025 through the date hereof, Seller and Seller Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

3.9   Legal Proceedings.
(a)   Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Seller, neither Seller nor any of Seller Subsidiaries is a party to any, and there are no pending or, to Seller’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Seller or any of Seller Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.
(b)   There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Seller, any of Seller Subsidiaries or the assets of Seller or any of Seller Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates) that would reasonably be expected to be material to Seller and Seller Subsidiaries, taken as a whole.
3.10   Taxes and Tax Returns.
(a)   Each of Seller and Seller Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither Seller nor any of Seller Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of Seller and Seller Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of Seller and Seller Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither Seller nor any of Seller Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. The federal income Tax Returns of Seller and Seller Subsidiaries for all years to and including 2021 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Neither Seller nor any of Seller Subsidiaries has received written notice of assessment or a written proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Seller and Seller Subsidiaries or the assets of Seller and Seller Subsidiaries. There are no private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. Neither Seller nor any of Seller Subsidiaries is a party to or is bound by any Tax sharing, Tax allocation or Tax indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Seller and Seller Subsidiaries). Neither Seller nor any of Seller Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Seller) or (ii) has any liability for the Taxes of any person (other than Seller or any of Seller Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Seller nor any of Seller Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Seller nor any of Seller Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1). At no time during the past five (5) years has Seller been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. There are no Tax Liens upon any property or assets of Seller or any of Seller Subsidiaries except Liens for current Taxes not yet due and payable that may thereafter be paid without interest or penalty, and Liens for material Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP. No material claim has ever been made by any Governmental Entity in a jurisdiction where Seller or any of Seller Subsidiaries does not file Tax Returns that any such entity is, or may be, subject to taxation by that jurisdiction.

(b)   As used in this Agreement, “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, escheat, unclaimed property, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.
(c)   As used in this Agreement, “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.
3.11   Employee Benefit Plans.
(a)   Section 3.11(a) of the Seller Disclosure Schedule lists all material Seller Benefit Plans. For purposes of this Agreement, “Seller Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, retention, bonus, employment, change in control, termination or severance plans, programs, agreements or arrangements, whether written or unwritten, that are maintained, contributed to or sponsored or maintained by, or required to be contributed to, Seller or any of Seller Subsidiaries for the benefit of any current or former employee, officer or director of Seller or any of Seller Subsidiaries.
(b)   Seller has heretofore made available to Buyer true and complete copies (as applicable) of (i) each material Seller Benefit Plan, including any amendments thereto and all related trust documents, insurance contracts or other funding vehicles, and (ii) to the extent applicable, (A) the most recent summary plan description, if any, required under ERISA with respect to such Seller Benefit Plan, (B) the three (3) most recent annual reports (Form 5500), if any, filed with the IRS, (C) the most recently received IRS determination or opinion letter, if any, relating to such Seller Benefit Plan, (D) the most recently prepared actuarial report for each Seller Benefit Plan (if applicable), (E) all material non-routine correspondence to or from any Governmental Entity received in the last three (3) years with respect to such Seller Benefit Plan (F) the testing results for each Seller Benefit Plan’s three (3) most recently completed years, (G) all IRS Forms 1094-C (with IRS Forms 1095-C attached) and IRS confirmations of filings for the 2019 through the current calendar years, (H) any submission under any voluntary compliance program during the last six (6) years, (I) current COBRA forms, and (J) the three (3) most recent safe harbor notices for any Seller Benefit Plan that is a Code Section 401(k) plan.
(c)   Each Seller Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.
(d)   Section 3.11(d) of the Seller Disclosure Schedule identifies each Seller Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Seller Qualified Plans”). The IRS has issued a favorable determination letter with respect to each Seller Qualified Plan and the related trust, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the IRS to the pre-approved plan sponsor, and, to the knowledge of Seller, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Seller Qualified Plan or the related trust.
(e)   Neither Seller, nor any of Seller Subsidiaries nor any of their respective ERISA Affiliates has contributed (or had any obligation of any sort) in the last six (6) years to a plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA. For purposes of this Agreement, “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(f)   None of Seller nor any of Seller Subsidiaries or any of their respective ERISA Affiliates has, at any time during the last six (6) years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of Seller, any of Seller Subsidiaries or any of their respective ERISA Affiliates has incurred any material liability to a Multiemployer Plan or a Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or a Multiple Employer Plan that has not been satisfied in full.
(g)   Neither Seller nor any of Seller Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or their dependents, except as required by Section 4980B of the Code.
(h)   All contributions required to be made to any Seller Benefit Plan by applicable law or by any plan document, and all premiums due or payable with respect to insurance policies funding any Seller Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Seller, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to Seller and Seller Subsidiaries.
(i)   There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to Seller’s knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against the Seller Benefit Plans, any fiduciaries thereof with respect to their duties to the Seller Benefit Plans or the assets of any of the trusts under any of the Seller Benefit Plans, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to Seller and Seller Subsidiaries.
(j)   Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) entitle any current or former employee, officer, director or individual independent contractor of Seller or any of Seller Subsidiaries to any payment or benefit, (ii) result in, accelerate, cause the vesting, exercisability, funding, payment or delivery of, or increase in the amount or value of, any payment, right or other benefit to any current or former employee, officer, director or independent contractor of Seller or any of Seller Subsidiaries, (iii) accelerate the timing of or cause Seller or any of Seller Subsidiaries to transfer or set aside any assets to fund any material benefits under any Seller Benefit Plan, or (iv) result in any limitation on the right of Seller or any of Seller Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Seller Benefit Plan or related trust.
(k)   No amount paid or payable (whether in cash, in property, or in the form of benefits) by Seller or any of Seller Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. Section 3.11(k) of the Seller Disclosure Schedule contains Seller’s true and correct Code Section 280G calculations.
(l)   Neither Seller nor any of Seller Subsidiaries is a party to any plan, program, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Sections 409A or 4999 of the Code (or any corresponding provisions of state or local law relating to Tax).
(m)   No Seller Benefit Plan is maintained outside the jurisdiction of the United States or covers any Seller employee who resides or works outside of the United States.
(n)   Neither the Seller 401(k) Plan, nor any fiduciary, trustee or administrator thereof, has engaged in a breach of fiduciary responsibility or any non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which could reasonably be expected to result in any material liability to the Seller.

3.12   Employees
(a)   There are no pending or, to the knowledge of Seller, threatened labor grievances or unfair labor practice claims or charges against Seller or any of Seller Subsidiaries, or any strikes or other labor disputes against Seller or any of Seller Subsidiaries. Neither Seller nor any of Seller Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Seller or any of Seller Subsidiaries and, to the knowledge of Seller, there are no organizing efforts by any union or other group seeking to represent any employees of Seller and Seller Subsidiaries.
(b)   Seller and Seller Subsidiaries are in compliance in all material respects with, and since December 31, 2023 have complied in all material respects with, all laws regarding employment and employment practices, terms and conditions of employment, wages and hours, paid sick leave, classification of employees and independent contractors, equitable pay practices, privacy rights, labor disputes, employment discrimination, sexual or racial harassment or discrimination, workers’ compensation or long-term disability policies, retaliation, immigration, family and medical leave, occupational safety and health and other laws in respect of any reduction in force (including notice, information and consultation requirements).
(c)   (i) To the knowledge of Seller, no written allegations of sexual or racial harassment or sexual or race-based misconduct have been made since December 31, 2023 against any employee of Seller, (ii) since December 31, 2023, neither Seller nor any of Seller Subsidiaries has entered into any settlement agreement related to allegations of sexual or racial harassment or sexual or race-based misconduct by any employee of Seller, and (iii) there are no proceedings currently pending or, to the knowledge of Seller, threatened related to any allegations of sexual or racial harassment or sexual or race-based misconduct by any employee of Seller.
3.13   Compliance with Applicable Law.   Seller and each of Seller Subsidiaries hold, and have at all times since December 31, 2023, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where the failure to hold such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Seller, and, to the knowledge of Seller, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Seller and each of Seller Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Seller or any of Seller Subsidiaries, including all laws relating to the privacy and security of data or information that constitutes personal data or personal information or similar term under applicable law (“Personal Data”), the Gramm-Leach-Bliley Act (together with all rules promulgated thereunder, the “GLBA”), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any final regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other laws relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, the European Union’s General Data Protection Regulation (Regulation EU 2016/679) (including all related national laws, regulations and secondary legislation, the “GDPR”) and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Each of Seller Subsidiaries that is an insured depository institution has a Community Reinvestment Act rating of “satisfactory” or better. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Seller, none of Seller, or any of Seller Subsidiaries or, to the knowledge of Seller, any director, officer, employee, agent or other person acting on behalf of Seller or any of Seller Subsidiaries has, directly or indirectly, (a) used any funds of Seller or any of Seller Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Seller or any of Seller Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of Seller or any of Seller Subsidiaries, (e) made any fraudulent entry on the books or records of Seller or any of Seller Subsidiaries, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Seller or any of Seller Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Seller or any of Seller Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department. Neither Seller nor any Seller Subsidiary (x) maintains or has maintained any Personal Data outside of the United States, or (y) has disclosed or transferred any Personal Data relating to individuals residing in the European Economic Area outside of the European Economic Area except where such disclosure or transfer complied with the GDPR. Seller maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any (i) breach of security leading to the accidental or unlawful destruction, loss, alteration, unavailability, unauthorized disclosure or processing of, or access to, Personal Data transmitted, stored or otherwise processed, (ii) the unauthorized acquisition or processing of Personal Data that materially compromises the security, confidentiality, or integrity of Personal Data, (iii) ransomware, malware, or unauthorized access to Seller IT Systems or (iv) any incident defined as a personal data breach, security breach, security incident, data breach or similar term in applicable laws (clauses (i) through (iv), a “Seller Security Breach”). “Seller IT Systems” means all information management equipment and systems necessary to or used in or to support the business of Seller and Seller Subsidiaries, including all software, all databases and data systems and all computer hardware and other information and communications technology systems. To the knowledge of Seller, Seller has not experienced any Seller Security Breach that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Seller. To the knowledge of Seller, there are no data security or other technological vulnerabilities with respect to Seller’s information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Seller. No claims or actions have been asserted, or to the knowledge of Seller, threatened, against Seller or any of Seller Subsidiaries alleging a violation of such person’s privacy, personal or confidentiality rights under any applicable laws, rules, policies, procedures or contracts, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Seller. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Seller, Seller and Seller Subsidiaries have properly administered all accounts for which any of them acts as a fiduciary, including accounts for which any of them serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of their governing documents and applicable state, federal and foreign law. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Seller, none of Seller, any of Seller Subsidiaries, or to Seller’s knowledge, any of its or Seller Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.
3.14   Certain Contracts.
(a)   Except as filed with or incorporated into any Seller Report filed prior to the date hereof, neither Seller nor any of Seller Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral, but excluding any Seller Benefit Plan): (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); (ii) which contains a provision that materially restricts the conduct or any line of business by Seller or any of Seller Subsidiaries or upon consummation of the transactions contemplated by this Agreement will materially restrict the ability of the Surviving Corporation or any of its affiliates to engage in any line of business or in any geographic region (including any exclusivity or exclusive dealing provisions with such an effect); (iii) which is a collective bargaining agreement or similar agreement with any labor organization; (iv) any of the benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of the Requisite Seller Vote or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, where such increase or acceleration of benefits or obligations, right of cancellation or termination, or change in calculation of value of benefits would, either individually or in the aggregate, (A) create a payment obligation in excess of $100,000, calculated as of June 30, 2026, or (B) reasonably be expected to have a Material Adverse Effect on Seller; (v) (A) that relates to the incurrence of indebtedness by Seller or any of Seller Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business), (B) that provides for the guarantee, support, assumption or endorsement by Seller or any of Seller Subsidiaries of, or any similar commitment by Seller or any of Seller Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in the principal amount of $2,000,000 or more, or (C) that provides for any material indemnification or similar obligations on the part of Seller or any of Seller Subsidiaries; (vi) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Seller or Seller Subsidiaries, taken as a whole; (vii) which creates future payment obligations in excess of $250,000 per annum or $50,000 with respect to any individual payment other than any such contracts which are terminable by Seller or any of Seller Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than extensions of credit, other customary banking products offered by Seller or Seller Subsidiaries, or derivatives issued or entered into in the ordinary course of business; (viii) that is a settlement, consent or similar agreement and contains any material continuing obligations of Seller or any of Seller Subsidiaries; (ix) that is a lease of real property to which Seller or any of Seller Subsidiaries is a party; (x) that is a joint venture, partnership or similar contract (however named) involving a sharing of profits, losses, costs or liabilities by it with any other person; (xi) in which Seller or any of Seller Subsidiaries grants or is granted a license or similar under any material Intellectual Property, excluding, in each case, (A) contracts providing rights for generally commercially available off-the-shelf software licensed or provided on non-discriminatory terms and (B) non-exclusive contracts entered into with customers or suppliers in the ordinary course of business; (xii) that is a material consulting agreement, to which Seller or any of Seller Subsidiaries is a party with payments in excess of $100,000 per annum; or (xiii) that relates to the acquisition or disposition of any person, business or asset and under which Seller or Seller Subsidiaries have or may have a material obligation or liability. Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a) (excluding any Seller Benefit Plan), whether or not set forth in the Seller Disclosure Schedule, is referred to herein as a “Seller Contract.” Seller has made available to Buyer true, correct and complete copies of each Seller Contract in effect as of the date hereof.
(b)   In each case, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Seller, (i) each Seller Contract is valid and binding on Seller or one of Seller Subsidiaries, as applicable, and in full force and effect, (ii) Seller and each of Seller Subsidiaries has in all material respects complied with and performed all obligations required to be performed by it to date under each Seller Contract, (iii) to the knowledge of Seller, each third-party counterparty to each Seller Contract has in all material respects complied with and performed all obligations required to be performed by it to date under such Seller Contract, (iv) Seller does not have knowledge of, and has not received notice of, any violation of any Seller Contract by any of the other parties thereto, (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of Seller or any of Seller Subsidiaries, or to the knowledge of Seller, any other party thereto, of or under any such Seller Contract and (vi) no third-party counterparty to any Seller Contract has exercised or threatened in writing to exercise any force majeure (or similar) provision to excuse non-performance or performance delays in any Seller Contract.
3.15   Agreements with Regulatory Agencies.   Subject to Section 9.14, neither Seller nor any of Seller Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2024, a recipient of any supervisory letter from, or since January 1, 2024, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Seller Disclosure Schedule, a “Seller Regulatory Agreement”), nor has Seller or any of Seller Subsidiaries been advised in writing since January 1, 2024, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Seller Regulatory Agreement.
3.16   Risk Management Instruments.   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Seller, (a) all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Seller, any of Seller Subsidiaries or for the account of a customer of Seller or one of Seller Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Seller or one of Seller Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect; and (b) Seller and each of Seller Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Seller’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.
3.17   Environmental Matters.   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Seller, Seller and Seller Subsidiaries are in compliance, and have complied since January 1, 2024, with each federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement applicable to Seller and Seller Subsidiaries relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no pending legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of Seller, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Seller or any of Seller Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against Seller, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Seller. To the knowledge of Seller, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Seller.
3.18   Investment Securities and Commodities.
   (a)   Each of Seller and Seller Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Liens, except as set forth in the financial statements included in the Seller Reports or to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Seller or Seller Subsidiaries. Such securities and commodities are valued on the books of Seller in accordance with GAAP in all material respects.
(b)   Seller and Seller Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Seller believes are prudent and reasonable in the context of such businesses, and Seller and Seller Subsidiaries have, since January 1, 2024, been in compliance with such policies, practices and procedures in all material respects. Prior to the date of this Agreement, Seller has made available to Buyer the material terms of such policies, practices and procedures.

3.19   Real Property.
(a)    Section 3.19 of the Seller Disclosure Schedule sets forth an accurate description of the real property to which Seller has good, valid and indefeasible title (“Owned Real Property”), or a valid and subsisting leasehold interest, subleasehold interest, or license to (“Leased Real Property” and, together with the Owned Real Property, the “Real Property”).
(b)   The Real Property listed in Section 3.19 of the Seller Disclosure Schedule comprises all of Seller’s real property interests used in the conduct of the business and operations of Seller as currently conducted and, to the knowledge of Seller, there are no facts or circumstances that would prevent the Real Property from being occupied or otherwise used by the Surviving Corporation after the Closing in the same manner as prior to the Closing, subject to the terms of any leases, as applicable.
(c)   All Leased Real Property is held under leases or subleases (collectively, the “Real Property Leases”) and all Owned Real Property is held under deeds (“Real Property Deeds” and, together with Real Property Leases, “Real Property Instruments”), that are valid instruments enforceable in accordance with their respective terms, free and clear of all Liens, except (i) statutory Liens arising or incurred in the ordinary course of business and securing payments which are not yet due and payable, (ii) Liens for real property or similar or customary Taxes not yet due and payable, and (iii) easements or other rights that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair or interfere with business operations at such properties.
(d)   There are no leases, subleases, licenses, concessions or other contractual obligations entered into by Seller granting to any person other than a Seller Subsidiary the right of use or occupancy of all or any portion of the Owned Real Property.
(e)   Seller or a Seller Subsidiary is in sole possession of the Leased Real Property and has not assigned, licensed, subleased, transferred, conveyed, mortgaged, encumbered or otherwise granted to any person all or any portion of its respective interest in any of the Real Property Leases or the right to use or occupy such Leased Real Property. Seller has paid all rent and other expenses due and payable under each such Real Property Lease.
(f)   Seller has made available to Buyer accurate and complete copies of all Real Property Instruments and any guarantees, amendments, extensions, renewals or other agreements with respect thereto.
(g)   No third party or parties have any options, rights of first offer or first refusal or any other similar right to purchase the Owned Real Property or any portion or interest therein. Neither Seller nor any Seller Subsidiary is obligated under any outstanding and exercised options, rights of first offer or first refusal to purchase any of the Leased Real Property.
(h)   To Seller’s knowledge, neither the condition, nor the use of the Owned Real Property or the Leased Real Property, by Seller or Seller’s Subsidiaries, contravenes or violates in any material respect any applicable zoning, use, occupancy, building, wetlands or environmental regulation, ordinance or other applicable law relating to the use or operation of the Real Property.
3.20   Intellectual Property.   Seller and each of Seller Subsidiaries owns (free and clear of any material Liens), or is licensed or authorized to use, all material Intellectual Property used in, held for use in or necessary for the conduct of its business as currently conducted, as set forth on Section 3.20 of the Seller Disclosure Schedule. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Seller, (a) (i) to the knowledge of Seller, the conduct of their businesses by Seller and Seller Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in material compliance with any applicable license pursuant to which Seller or any Seller Subsidiary acquired the right to use any Intellectual Property, and (ii) to the knowledge of Seller, no person has asserted in writing since January 1, 2024 to Seller that Seller or any of Seller Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) no person is challenging or, to the knowledge of Seller, infringing on, misappropriating or otherwise violating, any right of Seller or any of Seller Subsidiaries with respect to any Intellectual Property owned by Seller or Seller Subsidiaries that are held for use in or necessary for the conduct of its business as currently conducted,

(c) neither Seller nor any Seller Subsidiary has, since January 1, 2024, received any written notice of any pending claim with respect to any Intellectual Property owned by Seller or any Seller Subsidiary, and (d) Seller and Seller Subsidiaries have taken commercially reasonable actions to maintain and protect all Intellectual Property owned by Seller and Seller Subsidiaries held for use in or necessary for the conduct of its business as currently conducted. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, social media identifiers and accounts, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets and confidential or proprietary know-how or information; copyrights and rights in works of authorship (including software), and all registrations, applications for registration, renewals, common law rights and moral rights associated with the foregoing; rights in data and databases; all other intellectual property or proprietary rights anywhere in the world.
3.21   Related Party Transactions.   There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Seller or any of Seller Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Seller or any of Seller Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Seller Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Seller) on the other hand, of the type required to be reported in any Seller Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act (taking into account all relevant instructions and guidance for reporting under Item 404 of Regulation S-K) that have not been so reported on a timely basis.
3.22   State Takeover Laws.   The Board of Directors of Seller has approved this Agreement, the Merger and the other transactions contemplated hereby as required to render inapplicable to such agreements and transactions any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law (any such laws, “Takeover Statutes”). In accordance with Section 23-1-44-8 of the IBCL and the Seller Articles, no appraisal or dissenters’ rights will be available to the holders of Seller Common Stock in connection with the Merger.
3.23   Reorganization.   Seller has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
3.24   Opinion.   Prior to the execution of this Agreement, the Board of Directors of Seller has received an opinion (which, if initially rendered verbally, has been or will be confirmed in a written opinion, dated the same date) of Stephens to the effect that, as of the date of such opinion, and based upon and subject to the factors, qualifications, assumptions, and limitations set forth therein, the Exchange Ratio in the Merger is fair from a financial point of view to the holders of Seller Common Stock (solely in their capacity as such). Such opinion has not been amended or rescinded as of the date of this Agreement.
3.25   Seller Information.   The information relating to Seller and Seller Subsidiaries provided by Seller or its representatives to be contained in the Proxy Statement and the S-4, and the information relating to Seller and Seller Subsidiaries that is provided by Seller or its representatives for inclusion in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to Buyer or any of Buyer Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Proxy Statement and the portions of the S-4 that contain information provided by Seller relating to Seller and any of Seller Subsidiaries will comply in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations under the Securities Act and the Exchange Act.

3.26   Loan Portfolio.
(a)   As of the date hereof, neither Seller nor any of Seller Subsidiaries is a party to any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) with any borrower (each a “Borrower”) in which Seller or any Seller Subsidiary of is a creditor which as of June 30, 2026, had an outstanding balance plus unfunded commitments, if any, of $250,000 or more and under the terms of which the Borrower was, as of June 30, 2026, over ninety (90) days or more delinquent in payment of principal or interest. Set forth in Section 3.26(a) of the Seller Disclosure Schedule is a true, correct and complete list of (i) all of the Loans of Seller and Seller Subsidiaries that, as of June 30, 2026, had an outstanding balance of $250,000 or more and (A) were classified by Seller as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans”, “Watch” or words of similar import, (B) were the subject of any notice to Seller or any of Seller Subsidiaries from any obligor of adverse environmental conditions potentially affecting the value of any collateral for such Loan, (C) with respect to which Seller has knowledge of potential violations of any Environmental Laws that may have occurred on the property serving as collateral for such Loan or by any obligor of such Loan and (D) represent an extension of credit to an executive officer or director of Seller or Seller Subsidiaries or an entity controlled by an executive officer or director of Seller or Seller Subsidiaries, in each case together with the principal amount of each such Loan and the identity of the Borrower thereunder, together with the aggregate principal amount of such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (ii) each asset of Seller or any of Seller Subsidiaries that, as of June 30, 2026, is classified as “Other Real Estate Owned” and the book value thereof.
(b)   Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Seller, each Loan of Seller and Seller Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Seller and Seller Subsidiaries as secured Loans, has been secured by valid Liens, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions and (iv) to the knowledge of Seller, none of the Loans of Seller or Seller Subsidiaries is subject to any material offset or claim of offset and the aggregate loan balances in excess of Seller’s allowance for loan and lease losses are, based on past loan experience and as determined in accordance with applicable accounting and regulatory requirements, collectible in accordance with their terms (except as limited above) and all uncollectible loans have been charged off.
(c)   Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Seller, each outstanding Loan of Seller or any of Seller Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Seller and Seller Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.
(d)   There has been no default on, or forgiveness or waiver of, in whole or in part, any Loan made to an executive officer or director of Seller or Seller Subsidiaries or an entity controlled by an executive officer or director of Seller or Seller Subsidiaries during the three (3) years immediately preceding the date hereof.
(e)   Seller’s allowance for loan and lease losses reflected in the financial statements of Seller (including footnotes thereto) was determined on the basis of Seller’s continuing review and evaluation of the portfolio of the Loans of Seller and Seller Subsidiaries under the requirements of GAAP and applicable law, was established in a manner consistent with Seller’s internal policies, and, in the reasonable judgment of Seller, was adequate in all material respects under the requirements of GAAP and all applicable law to provide for possible or specific losses, net of recoveries relating to the Loans previously charged-off, on the Loans of Seller and Seller Subsidiaries.

3.27   Insurance.   Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Seller, Seller and Seller Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Seller reasonably has determined to be prudent and consistent with industry practice, and Seller and Seller Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Seller and Seller Subsidiaries, Seller or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.
3.28   Information Security.   Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Seller, to the knowledge of Seller, since January 1, 2024, no third party has gained unauthorized access to any Seller IT System controlled by and material to the operation of the business of Seller and Seller Subsidiaries.
3.29   Subordinated Indebtedness.   Seller and the Seller Subsidiaries have no subordinated indebtedness, junior subordinated debentures or trust preferred securities or any agreements related thereto.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
Except (a) as disclosed in the disclosure schedule delivered by Buyer to Seller concurrently herewith (the “Buyer Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Buyer Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Buyer that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (A) any other section of this Article IV specifically referenced or cross-referenced and (B) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any Buyer Reports filed by Buyer after January 1, 2025 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly nonspecific or cautionary, predictive or forward-looking in nature), and assuming each party’s compliance with its obligations set forth in Section 1.12, Buyer hereby represents and warrants to Seller as follows:
4.1   Corporate Organization.
(a)   Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and is a bank holding company duly registered under the BHC Act that has elected to be treated as a financial holding company under the BHC Act. Buyer has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Buyer is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer. True and complete copies of the Buyer Articles and Buyer Regulations, as in effect as of the date of this Agreement, have previously been made available by Buyer to Seller.
(b)   Each Significant Subsidiary of Buyer (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Buyer, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Buyer (a “Buyer Subsidiary”) to pay dividends or other distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or other distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Buyer that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 4.1(b) of the Buyer Disclosure Schedule sets forth a true and complete list of all Significant Subsidiaries of Buyer as of the date hereof.
4.2   Capitalization.
(a)   As of the date of this Agreement, the authorized capital stock of Buyer consists of 160,000,000 shares of Buyer Common Stock and 10,000,000 shares of preferred stock, with or without par value (the “Buyer Preferred Stock”). As of June 30, 2026, there were (i) 104,956,458 shares of Buyer Common Stock outstanding, which number includes 1,136,359 shares of Buyer Common Stock granted in respect of outstanding Buyer Common Stock subject to vesting, repurchase or other lapse restriction (“Buyer Restricted Stock Awards”), (ii) 5,306,214 shares of Buyer Common Stock held in treasury, (iii) zero shares of Buyer Common Stock reserved for issuance upon the exercise of options to purchase shares of Buyer Common Stock (the “Buyer Options” and together with Buyer Restricted Stock Awards, “Buyer Equity Awards”), (iv) 3,827,872 shares of Buyer Common Stock reserved for issuance pursuant to future grants under the Buyer Stock Plans, and (v) zero shares of Buyer Preferred Stock outstanding. As of the date of this Agreement, except as set forth in the immediately preceding sentence and for changes since June 30, 2026, resulting from the exercise, vesting or settlement of any Buyer Equity Awards described in the immediately preceding sentence, there are no other shares of capital stock or other equity or voting securities of Buyer issued, reserved for issuance or outstanding. As used herein, the “Buyer Stock Plans” means the Buyer 1999 Stock Incentive Plan, Buyer Key Executive Short Term Incentive Plan, MainSource Financial Group, Inc. 2007 Stock Incentive Plan and Buyer 2020 Stock Plan and Buyer 2026 Stock Plan. All of the issued and outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Buyer may vote. No trust preferred or subordinated debt securities of Buyer are issued or outstanding. Other than Buyer Equity Awards issued prior to the date of this Agreement as described in this Section 4.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, or valued by reference to, shares of capital stock or other equity or voting securities of or ownership interest in Buyer, or contracts, commitments, understandings or arrangements by which Buyer may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Buyer, or that otherwise obligate Buyer to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which Buyer is a party or is bound with respect to the voting or transfer of Buyer Common Stock or other equity interests of Buyer.
(b)   Buyer owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Buyer Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under any provision of applicable state law comparable to 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Buyer Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3   Authority; No Violation.
(a)   Buyer has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Merger and the Bank Merger) have been duly and validly approved by the Board of Directors of Buyer. The Board of Directors of Buyer has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Buyer and its shareholders. Except for the adoption and approval of the Bank Merger Agreement by the Board of Directors of Buyer Bank and Buyer as Buyer Bank’s sole shareholder, no other corporate proceedings on the part of Buyer are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and (assuming due authorization, execution and delivery by Seller) constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of Buyer Common Stock to be issued in the Merger have been validly authorized, when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Buyer will have any preemptive right or similar rights in respect thereof.
(b)   Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby, including the Bank Merger, nor compliance by Buyer with any of the terms or provisions hereof, will (i) violate any provision of the Buyer Articles or the Buyer Regulations, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer, any of Buyer Significant Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Buyer or any of Buyer Significant Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer or any of Buyer Significant Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (A) and (B) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Buyer.
4.4   Consents and Approvals.   Except for (a) the filing of any required applications, filings and notices, as applicable, with NASDAQ, (b) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act with respect to the Merger, the Bank Merger Act with respect to the Bank Merger and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices with the ODFI and the IDFI in connection with the Merger and the Bank Merger, as applicable, and approval of such applications, filings and notices, (d) the filing of any required applications, filings or notices with any other state banking or insurance authorities listed on Section 3.4 of the Seller Disclosure Schedule or Section 4.4 of the Buyer Disclosure Schedule and approval of such applications, filings and notices, (e) the filing with the SEC of the Proxy Statement and the S-4 in which the Proxy Statement will be included as a prospectus, and the declaration of effectiveness of the S-4, (f) the filing of the Certificates of Merger with and/or acceptance for record of the Certificates of Merger by the Ohio Secretary pursuant to the ORC and the Articles of Merger by the Indiana Secretary pursuant to the IBCL, respectively, and the filing of the Bank Merger Certificates and (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Buyer Common Stock pursuant to this Agreement and the approval of the listing of such Buyer Common Stock on NASDAQ, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Buyer of this Agreement or (ii) the consummation by Buyer of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Buyer is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

4.5   Reports.
(a)   Buyer and each of Buyer Subsidiaries have timely filed (or furnished) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2024 with any Regulatory Agencies, including, without limitation, any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Buyer. Subject to Section 9.14, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Buyer and Buyer Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Buyer, investigation into the business or operations of Buyer or any of Buyer Subsidiaries since January 1, 2024, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Buyer or any of Buyer Subsidiaries, and (iii) there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Buyer or any of Buyer Subsidiaries since January 1, 2024; in the case of each of clauses (i) through (iii), which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Buyer.
(b)   An accurate copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished by Buyer to the SEC since December 31, 2023 pursuant to the Securities Act or the Exchange Act (the “Buyer Reports”) is publicly available. No such Buyer Report as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Buyer Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Buyer has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Buyer Reports.
4.6   Financial Statements.
(a)   The financial statements of Buyer and Buyer Subsidiaries included (or incorporated by reference) in the Buyer Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Buyer and Buyer Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Buyer and Buyer Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Buyer and Buyer Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Since January 1, 2021, no independent public accounting firm of Buyer has resigned (or informed Buyer that it intends to resign) or been dismissed as independent public accountants of Buyer as a result of, or in connection with, any disagreements with Buyer on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)   Except as would not, either individually or in the aggregate, be material to Buyer and Buyer Subsidiaries, taken as a whole, neither Buyer nor any of Buyer Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Buyer included in its Annual and Quarterly Reports on Form 10-K and Form 10-Q for the fiscal year and quarter ended December 31, 2025 and March 31, 2026, respectively, (including any notes thereto) and for liabilities incurred in the ordinary course of business since December 31, 2025, or in connection with this Agreement and the transactions contemplated hereby.
(c)   The records, systems, controls, data and information of Buyer and Buyer Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Buyer or Buyer Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Buyer. Buyer (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Buyer, including Buyer Subsidiaries, is made known to the chief executive officer and the chief financial officer of Buyer by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Buyer’s outside auditors and the audit committee of Buyer’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which would reasonably be expected to adversely affect Buyer’s ability to record, process, summarize and report financial information, and (B) to the knowledge of Buyer, any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal controls over financial reporting. To the knowledge of Buyer, there is no reason to believe that Buyer’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due and for so long as this Agreement continues in existence.
(d)   Since January 1, 2024, (i) neither Buyer nor any of Buyer Subsidiaries, nor, to the knowledge of Buyer, any director, officer, auditor, accountant or representative of Buyer or any of Buyer Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Buyer or any of Buyer Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Buyer or any of Buyer Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Buyer or any of Buyer Subsidiaries, whether or not employed by Buyer or any of Buyer Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Buyer or any of its officers, directors, employees or agents to the Board of Directors of Buyer or any committee thereof or, to the knowledge of Buyer, to any director or officer of Buyer.
4.7   Broker’s Fees.   With the exception of the engagement of Morgan Stanley & Co. LLC neither Buyer nor any Buyer Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.
4.8   Absence of Certain Changes or Events.
(a)   Since December 31, 2025, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Buyer.

(b)   Except in connection with the transactions contemplated by this Agreement, since December 31, 2025 through the date hereof, Buyer and Buyer Significant Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.
4.9   Legal Proceedings.
(a)   Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Buyer, neither Buyer nor any of Buyer Significant Subsidiaries is a party to any, and there are no pending or, to Buyer’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Buyer or any of Buyer Significant Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.
(b)   There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Buyer, any of Buyer Subsidiaries or the assets of Buyer or any of Buyer Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates) that would reasonably be expected to be material to Buyer and Buyer Subsidiaries, taken as a whole.
4.10   Taxes and Tax Returns.   Each of Buyer and Buyer Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither Buyer nor any of Buyer Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of Buyer and Buyer Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of Buyer and Buyer Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither Buyer nor any of Buyer Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. The federal income Tax Returns of Buyer and Buyer Subsidiaries for all years to and including 2021 have been examined by the Internal Revenue Service or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Neither Buyer nor any of Buyer Subsidiaries has received written notice of assessment or a written proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Buyer and Buyer Subsidiaries or the assets of Buyer and Buyer Subsidiaries. There are no private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. Neither Buyer nor any of Buyer Subsidiaries is a party to or is bound by any Tax sharing, Tax allocation or Tax indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Buyer and Buyer Subsidiaries). Neither Buyer nor any of Buyer Subsidiaries (a) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Buyer) or (b) has any liability for the Taxes of any person (other than Buyer or any of Buyer Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Buyer nor any of Buyer Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Buyer nor any of Buyer Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1). At no time during the past five (5) years has Buyer been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. There are no Tax Liens upon any property or assets of Buyer or any of Buyer Subsidiaries except Liens for current Taxes not yet due and payable that may thereafter be paid without interest or penalty, and Liens for material Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP. No material claim has ever been made by any Governmental Entity in a jurisdiction where Buyer or any of Buyer Subsidiaries does not file Tax Returns that any such entity is, or may be, subject to taxation by that jurisdiction.

4.11   Employee Benefit Plans.
(a)   For purposes of this Agreement, “Buyer Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, retention, bonus, employment, change in control, termination or severance plans, programs, agreements or arrangements, whether written or unwritten, that are maintained, contributed to or sponsored or maintained by, or required to be contributed to, Buyer or any of Buyer Subsidiaries for the benefit of any current or former employee, officer or director of Buyer or any of Buyer Subsidiaries.
(b)   Each Buyer Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.
(c)   The IRS has issued a favorable determination letter with respect to each Buyer Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Buyer Qualified Plans”) and the related trust, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the IRS to the pre-approved plan sponsor, and, to the knowledge of Buyer, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Buyer Qualified Plan or the related trust.
(d)   Neither Buyer, any of Buyer Subsidiaries nor any of their respective ERISA Affiliates has contributed (or had any obligation of any sort) in the last six (6) years to a plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA.
(e)   None of Buyer, any of Buyer Subsidiaries or any of their respective ERISA Affiliates has, at any time during the last six (6) years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan, and none of Buyer, any of Buyer Subsidiaries or any of their respective ERISA Affiliates has incurred any material liability to a Multiemployer Plan or a Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or a Multiple Employer Plan that has not been satisfied in full.
(f)   Neither Buyer nor any of Buyer Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or their dependents, except as required by Section 4980B of the Code.
(g)   All contributions required to be made to any Buyer Benefit Plan by applicable law or by any plan document, and all premiums due or payable with respect to insurance policies funding any Buyer Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Buyer, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to Buyer and Buyer Subsidiaries.
(h)   There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to Buyer’s knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against the Buyer Benefit Plans, any fiduciaries thereof with respect to their duties to the Buyer Benefit Plans or the assets of any of the trusts under any of the Buyer Benefit Plans, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to Buyer and Buyer Subsidiaries.
(i)   Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) entitle any current or former employee, officer, director or individual independent contractor of Buyer or any of Buyer Subsidiaries to any payment or benefit, (ii) result in, accelerate, cause the vesting, exercisability, funding, payment or delivery of, or increase in the amount or value of, any payment, right or other benefit to any current or former employee, officer, director or independent contractor of Buyer or any of Buyer Subsidiaries, (iii) accelerate the timing of or cause Buyer or any of Buyer Subsidiaries to transfer or set aside any assets to fund any material benefits under any Buyer Benefit Plan, or (iv) result in any limitation on the right of Buyer or any of Buyer Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Buyer Benefit Plan or related trust.
(j)   No amount paid or payable (whether in cash, in property, or in the form of benefits) by Buyer or any of Buyer Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.
(k)   Neither Buyer nor any of Buyer Subsidiaries is a party to any plan, program, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Sections 409A or 4999 of the Code (or any corresponding provisions of state or local law relating to Tax).
(l)   No Buyer Benefit Plan is maintained outside the jurisdiction of the United States or covers any Buyer employee who resides or works outside of the United States.
4.12   Employees
(a)   There are no pending or, to the knowledge of Buyer, threatened material labor grievances or material unfair labor practice claims or charges against Buyer or any of Buyer Subsidiaries, or any strikes or other material labor disputes against Buyer or any of Buyer Subsidiaries. Neither Buyer nor any of Buyer Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Buyer or any of Buyer Subsidiaries and, to the knowledge of Buyer, there are no organizing efforts by any union or other group seeking to represent any employees of Buyer and Buyer Subsidiaries.
(b)   Buyer and Buyer Subsidiaries are in compliance in all material respects with, and since December 31, 2023 have complied in all material respects with, all laws regarding employment and employment practices, terms and conditions of employment, wages and hours, paid sick leave, classification of employees and independent contractors, equitable pay practices, privacy rights, labor disputes, employment discrimination, sexual or racial harassment or discrimination, workers’ compensation or long-term disability policies, retaliation, immigration, family and medical leave, occupational safety and health and other laws in respect of any reduction in force (including notice, information and consultation requirements).
(c)   (i) To the knowledge of Buyer, no written allegations of sexual or racial harassment or sexual or race-based misconduct have been made since December 31, 2023 against any employee of Buyer at the level of executive officer and above, (ii) since December 31, 2023, neither Buyer nor any of Buyer Subsidiaries has entered into any settlement agreement related to allegations of sexual or racial harassment or sexual or race-based misconduct by any employee of Buyer at the level of executive officer and above, and (iii) there are no proceedings currently pending or, to the knowledge of Buyer, threatened related to any allegations of sexual or racial harassment or sexual or race-based misconduct by any employee of Buyer at the level of executive officer and above.
4.13   Compliance with Applicable Law.   Buyer and each of Buyer Subsidiaries hold, and have at all times since December 31, 2023, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where the failure to hold such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer, and, to the knowledge of Buyer, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Buyer and each of Buyer Subsidiaries have complied in all material respects with and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Buyer or any of Buyer Subsidiaries, including all laws relating to Personal Data, the GLBA, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the

Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any final regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other laws relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Each of Buyer’s Subsidiaries that is an insured depository institution has a Community Reinvestment Act rating of “satisfactory” or better. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Buyer, none of Buyer, or any of Buyer Subsidiaries, or, to the knowledge of Buyer, any director, officer, employee, agent or other person acting on behalf of Buyer or any of Buyer Subsidiaries has, directly or indirectly, (a) used any funds of Buyer or any of Buyer Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Buyer or any of Buyer Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of Buyer or any of Buyer Subsidiaries, (e) made any fraudulent entry on the books or records of Buyer or any of Buyer Subsidiaries, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Buyer or any of Buyer Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Buyer or any of Buyer Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.
4.14   Agreements with Regulatory Agencies.   Subject to Section 9.14, neither Buyer nor any of Buyer Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2024, a recipient of any supervisory letter from, or since January 1, 2024, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Buyer Disclosure Schedule, a “Buyer Regulatory Agreement”), nor has Buyer or any of Buyer Subsidiaries been advised in writing since January 1, 2024, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Buyer Regulatory Agreement.
4.15   Risk Management Instruments.   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer, (a) all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Buyer, any of Buyer Subsidiaries or for the account of a customer of Buyer or one of Buyer Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Buyer or one of Buyer Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect; and (b) Buyer and each of Buyer Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Buyer’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.
4.16   Investment Securities and Commodities.
(a)   Each of Buyer and Buyer Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any

Liens, except as set forth in the financial statements included in the Seller Reports or to the extent such securities and commodities are pledged in the ordinary course of business to secure obligations of Buyer or Buyer Subsidiaries. Such securities and commodities are valued on the books of Buyer in accordance with GAAP in all material respects.
(b)   Buyer and Buyer Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Buyer believes are prudent and reasonable in the context of such businesses, and Buyer and Buyer Subsidiaries have, since January 1, 2024, been in compliance with such policies, practices and procedures in all material respects. Prior to the date of this Agreement, Buyer has made available to Seller the material terms of such policies, practices and procedures.
4.17   Related Party Transactions.   There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Buyer or any of Buyer Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Buyer or any of Buyer Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Buyer Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Buyer) on the other hand, of the type required to be reported in any Buyer Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act (taking into account all relevant instructions and guidance for reporting under Item 404 of Regulation S-K) that have not been so reported on a timely basis.
4.18   State Takeover Laws.   The Board of Directors of Buyer has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable Takeover Statutes.
4.19   Reorganization.   Buyer has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
4.20   Buyer Information.   The information that is provided by Buyer relating to Buyer and Buyer Subsidiaries to be contained in the Proxy Statement and the S-4, and the information relating to Buyer and Buyer Subsidiaries that is provided by Buyer or its representatives for inclusion in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to Seller or any of Seller Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Proxy Statement and S-4 (except for such portions thereof that relate to Seller or any of Seller Subsidiaries) will comply in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations under the Securities Act and the Exchange Act.
4.21   Information Security.   Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Buyer, to the knowledge of Buyer, since January 1, 2024, no third party has gained unauthorized access to any Buyer information systems controlled by and material to the operation of the business of Buyer and Buyer Subsidiaries.
ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1   Conduct of Businesses Prior to the Effective Time.   During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Seller Disclosure Schedule or the Buyer Disclosure Schedule), required by law or as consented to in writing by the other party (such consent not to be unreasonably withheld, conditioned or delayed), (a) Seller shall, and shall cause Seller Subsidiaries to, (i) conduct its business in the ordinary course in all material respects, (ii) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and (b) each of Buyer and Seller shall, and shall cause Buyer Subsidiaries and Seller Subsidiaries, respectively, to, take no action intended to, or that would reasonably be expected to, result in any of the conditions to the Merger set forth in, in the case of Seller, Section 7.1 or Section 7.2, and in the case of Buyer, Section 7.1 or Section 7.3, not being satisfied in a timely manner, or materially adversely affect, delay or impair its ability to perform its obligations, covenants, and agreements, including, without limitation, the ability of either Seller or Buyer to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby, under this Agreement or to consummate the transactions contemplated hereby, in each case, except as may be required by applicable law.
5.2   Seller Forbearances.   During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Seller Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, Seller shall not, and shall not permit any of Seller Subsidiaries to, without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed):
(a)   other than (i) federal funds borrowings and Federal Home Loan Bank borrowings, in each case with a maturity not in excess of six (6) months, and (ii) deposits, certificates of deposit or other customary banking products such as letters of credit, in each case in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of Seller or any of Seller Subsidiaries to Seller or any of Seller Subsidiaries), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;
(b)
(i)   adjust, split, combine or reclassify any capital stock;
(ii)   make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, except quarterly dividends paid by Seller in the ordinary course and consistent with past practices and as contemplated in Section 6.18 and dividends paid by any of the Subsidiaries of Seller to Seller or any Seller Subsidiaries;
(iii)   grant any stock options, stock appreciation rights, performance shares, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any shares of capital stock or other equity or voting securities of Seller or any of Seller Subsidiaries; or
(iv)   issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any securities of Seller or any of Seller Subsidiaries, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any securities of Seller or any of Seller Subsidiaries, except pursuant to the exercise of stock options or stock appreciation rights or the vesting or settlement of equity compensation awards in accordance with their terms;
(c)   sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly-owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business, or pursuant to contracts or agreements in force at the date of this Agreement;
(d)   except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business, make any material investment in or acquisition of (whether by purchase of stock or other equity securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or the property or assets of any other person, in each case, other than a wholly-owned Subsidiary of Seller;
(e)   terminate, materially amend, or waive any material provision of any Seller Contract, make any change in any instrument or agreement governing the terms of any of its securities or enter into any contract that would constitute a Seller Contract if it were in effect on the date of this Agreement;
(f)   except as required under applicable law, or the terms of any Seller Benefit Plan existing as of the date hereof or Section 6.6 of this Agreement, (i) enter into, establish, adopt, amend or terminate any Seller Benefit Plan, or any arrangement that would be a Seller Benefit Plan if in effect on the date hereof, other than with respect to broad-based welfare benefit plans (other than severance) in the ordinary course of business consistent with past practice and as would not reasonably be expected to materially increase the cost of benefits under any such Seller Benefit Plan, (ii) increase the compensation or benefits payable to any current or former employee, director or individual consultant, other than increases for current employees with an annual base salary below $150,000 in connection with a promotion (permitted hereunder) or change in responsibilities, in each case, in the ordinary course of business consistent with past practice and to a level consistent with similarly situated peer employees, (iii) accelerate the vesting of any equity-based awards or other compensation or benefits, (iv) enter into any new, or amend any existing, employment, severance, change in control, retention, collective bargaining agreement or similar agreement or arrangement, (v) fund any rabbi trust or similar arrangement, or in any other way secure the payment of compensation or benefits under any Seller Benefit Plan, as the case may be, (vi) terminate the employment or services of any employee with an annual base salary equal to or in excess of $150,000, other than for cause, or (vii) hire or promote any employee with an annual base salary equal to or in excess of $150,000 (other than as a replacement hire or promotion on substantially similar terms of employment as the departed employee), or significantly change the responsibilities assigned to any such employee;
(g)   settle any material claim, suit, action or proceeding, except for claims involving solely monetary remedies in an amount and for consideration not in excess of $200,000, and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or Seller Subsidiaries or the Surviving Corporation;
(h)   take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(i)   amend its articles of incorporation or certificate of incorporation, its bylaws or comparable governing documents of any of the Seller Subsidiaries;
(j)   materially restructure or materially change the composition of its investment securities portfolio or derivatives portfolio or its interest rate exposure, through purchases or sales, or the manner in which the portfolio is classified or reported;
(k)   implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;
(l)   enter into any new line of business or, other than in the ordinary course of business (which may include partnering with third parties in origination, flow, servicing and other capacities) consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any Governmental Entity;
(m)   enter into any new credit or new lending relationships greater than $500,000 that would require an exception to Seller’s and Seller Subsidiaries’ formal loan policy as in effect as of the date of this Agreement or that are not in compliance with the provisions of such loan policy;

(n)   other than incident to a loan restructuring, extend additional credit to any person and any director or officer of, or any owner of a material interest in, such person (any of the foregoing with respect to a person being referred to as a “Borrowing Affiliate”) if such person or such Borrowing Affiliate is the obligor under any indebtedness to Seller or any of Seller Subsidiaries which constitutes a nonperforming loan or against any part of such indebtedness Seller or any of Seller Subsidiaries has established loss reserves or any part of which has been charged-off by Seller or any of Seller Subsidiaries;
(o)   make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;
(p)   merge or consolidate itself or any of Seller Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of Seller Subsidiaries;
(q)   make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, waive or extend any statute of limitations with respect to material Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any material right to claim a refund of Taxes; or
(r)   agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.
For purposes of Section 5.2, Buyer shall use commercially reasonable efforts to respond, as promptly as reasonably practicable, to any request in writing from Seller seeking prior written consent of Buyer under Section 5.2.
5.3   Buyer Forbearances.   During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Buyer Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, Buyer shall not, and shall not permit any of Buyer Subsidiaries to, without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed):
(a)   amend the Buyer Articles or Buyer Regulations in a manner that would materially and adversely affect the holders of the Seller Common Stock, or adversely affect the holders of the Seller Common Stock relative to other holders of the Buyer Common Stock;
(b)   adjust, split, combine or reclassify any capital stock of Buyer or make, declare or pay any extraordinary dividend on any capital stock of Buyer;
(c)   incur any indebtedness for borrowed money (other than indebtedness of Buyer or any of Buyer Subsidiaries to Buyer or any of Buyer Subsidiaries) that would reasonably be expected to prevent Buyer or Buyer Subsidiaries from assuming Seller’s or Seller Subsidiaries’ outstanding indebtedness;
(d)   take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or
(e)   agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.
For purposes of Section 5.3, Seller shall use commercially reasonable efforts to respond, as promptly as reasonably practicable, to any request in writing from Buyer seeking prior written consent of Seller under Section 5.3.
ARTICLE VI
ADDITIONAL AGREEMENTS
6.1   Regulatory Matters.
(a)   Seller and Buyer shall promptly prepare, and Buyer shall file with the SEC, the S-4, in which the Proxy Statement will be included as a prospectus. The parties shall cooperate with each other and use reasonable best efforts to make such filing as promptly as reasonably practicable and, in any event, within forty-five (45) days of the date of this Agreement. Each of Buyer and Seller shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the S-4 effective for so long as necessary to consummate the transactions contemplated by this Agreement, and Seller shall thereafter as promptly as practicable mail or deliver the Proxy Statement to its shareholders. Buyer shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Seller shall furnish all information concerning Seller and the holders of Seller Common Stock as may be reasonably requested in connection with any such action.
(b)   The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of applications, notices, petitions and filings in respect of the Requisite Regulatory Approvals, use their reasonable best efforts to make such filings within thirty (30) days of the date of this Agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Buyer and Seller shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Buyer and Seller, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby. Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences, in each case subject to applicable law. As used in this Agreement, “Requisite Regulatory Approvals” means all regulatory authorizations, consents, orders or approvals (and the expiration or termination of all statutory waiting periods in respect thereof) (i) from the Federal Reserve Board and the ODFI and (ii) set forth in Sections 3.4 and 4.4 that are necessary to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation.
(c)   Each party shall use its reasonable best efforts to resolve any objection that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to require Buyer and Seller or any of their respective Subsidiaries, and neither Buyer and Seller nor any of their respective Subsidiaries shall be permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities or Regulatory Agencies that would reasonably be expected to have a material adverse effect on the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Merger and the Bank Merger (a “Materially Burdensome Regulatory Condition”).
(d)   To the extent permitted by applicable law, Buyer and Seller shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and shareholders, as applicable, and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Buyer, Seller or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.
(e)   To the extent permitted by applicable law, Buyer and Seller shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.
6.2   Access to Information; Confidentiality.
(a)   Upon reasonable notice and subject to applicable laws, each of Buyer and Seller, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to certain mutually agreed-upon Representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to such of its properties, books, contracts, commitments, personnel, information technology systems, and records as are reasonably necessary to verify the representations and warranties of the other, and to prepare for the Merger and the other matters contemplated by this Agreement, and each shall cooperate with the other party in preparing to execute after the Effective Time, the conversion or consolidation of systems and business operations generally, and, during such period, each of Buyer and Seller shall, and shall cause Buyer Subsidiaries and Seller Subsidiaries, respectively, to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that Buyer or Seller, as the case may be, is not permitted to disclose under applicable law), and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Notwithstanding the foregoing, neither Buyer and Seller nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Buyer’s or Seller’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary or similar duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Any access to Personal Data granted pursuant to this Section shall be subject to such additional limitations as Buyer or Seller may reasonably require to prevent disclosure or use of any such Personal Data other than in compliance with applicable privacy laws. Without limiting the generality of the foregoing, none of Buyer, Seller, nor any of their respective Representatives shall disclose to any third party any Personal Data unless the individual(s) to whom that Personal Data pertains has consented to that disclosure.
(b)   During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, Seller shall within twenty (20) calendar days of each Measuring Date deliver a consolidated balance sheet and income statement of Seller and a certificate setting forth the Adjusted Tangible Shareholders’ Equity as of such Measuring Date. “Adjusted Tangible Shareholders’ Equity” shall mean the consolidated shareholders’ equity of Seller for the quarter ended June 30, 2026 calculated in accordance with GAAP, plus all earnings of Seller during the period from June 30, 2026 to the applicable Measuring Date. “Measuring Date” shall mean the last day of the month for each month between the date of this Agreement and the Effective Time.
(c)   Each of Buyer and Seller shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or Representatives pursuant to Section 6.2(a) or Section 6.2(b) in confidence to the extent required by, and in accordance with, the provisions of the Mutual Confidentiality and Non-Disclosure Agreement, dated as of March 6, 2026, between Buyer and Seller (the “Confidentiality Agreement”).

(d)   No investigation by either of the parties or their respective Representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
6.3   Shareholder Approval.
(a)   Seller shall call, give notice of, convene and hold a meeting of its shareholders (the “Seller Meeting”) to be held as soon as reasonably practicable after the S-4 is declared effective, for the purpose of obtaining (i) the Requisite Seller Vote required in connection with the Merger and the other transactions contemplated by this Agreement and (ii) if so desired and mutually agreed, a vote upon other matters of the type customarily brought before a meeting of shareholders in connection with the approval of a merger or the other transactions contemplated by a merger agreement. Seller shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. The Seller Meeting may be held virtually, subject to applicable law and the organizational documents of Seller.
(b)   Subject to Section 6.3(c), Seller and its Board of Directors shall use its reasonable best efforts to obtain from the shareholders of Seller the Requisite Seller Vote, including by communicating to the Seller shareholders the recommendation of Seller’s Board of Directors (and including such recommendation in the Proxy Statement) that the shareholders of Seller approve the Merger and the other transactions contemplated by this Agreement (the “Seller Board Recommendation”). Seller and its Board of Directors shall not (i) withhold, withdraw, modify or qualify in a manner adverse to Buyer the Seller Board Recommendation, (ii) fail to make the Seller Board Recommendation in the Proxy Statement, (iii) adopt, approve, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (iv) fail to publicly and without qualification (A) recommend against any Acquisition Proposal or (B) reaffirm the Seller Board Recommendation, in each case within ten (10) business days (or such fewer number of days as remains prior to the Seller Meeting, as applicable) after an Acquisition Proposal is made public or any request by Buyer to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing, a “Recommendation Change”).
(c)   Subject to Section 8.1 and Section 8.2, if the Board of Directors of Seller, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the Seller Board Recommendation, the Board of Directors of Seller may, prior to the receipt of the Requisite Seller Vote, submit the Merger and the other transactions contemplated by this Agreement to its shareholders, without recommendation (which, for the avoidance of doubt, shall constitute a Recommendation Change) (although the resolutions approving this Agreement, the Merger and other transactions contemplated by this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of Seller may communicate the basis for its lack of a recommendation to its shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided, that the Board of Directors of Seller may not take any actions under this sentence unless it (i) gives Buyer at least five (5) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an Acquisition Proposal, the latest material terms and conditions of, and the identity of the third party making, any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (ii) at the end of such notice period, takes into account any amendment or modification to this Agreement proposed by Buyer and, after receiving the advice of its outside counsel and, with respect to financial matters, its outside financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the Seller Board Recommendation, as the case may be. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3(c) and will require a new notice period as referred to in this Section 6.3(c).

(d)   Seller shall adjourn or postpone the Seller Meeting, if, as of the time for which such meeting is originally scheduled, there are insufficient shares of Seller Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Seller has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Seller Vote, and subject to the terms and conditions of this Agreement, Seller shall continue to use reasonable best efforts to solicit proxies from its shareholders in order to obtain the Requisite Seller Vote. Notwithstanding anything to the contrary herein, but subject to the obligation to adjourn or postpone such meeting as set forth in the immediately preceding sentence, unless this Agreement has been terminated in accordance with its terms, the Seller Meeting shall be convened and the Merger and the other transactions contemplated by this Agreement shall be submitted to the shareholders of Seller at the Seller Meeting, and nothing contained herein shall be deemed to relieve Seller of such obligation.
6.4   Legal Conditions to Merger.   Subject in all respects to Section 6.1 of this Agreement, each of Buyer and Seller shall, and shall cause Buyer Subsidiaries and Seller Subsidiaries, respectively, to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal and regulatory requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Buyer or Seller or any of their respective Subsidiaries in connection with the Merger and the Bank Merger and the other transactions contemplated by this Agreement.
6.5   Stock Exchange Listing.
(a)   Buyer shall cause the shares of Buyer Common Stock to be issued in the Merger to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time.
(b)   Prior to the Closing Date, Seller shall cooperate with Buyer and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of NASDAQ to enable the delisting by the Surviving Corporation of Seller Common Stock from NASDAQ and the deregistration of Seller Common Stock under the Exchange Act as promptly as practicable after the Effective Time.
6.6   Employee Matters.
(a)   Buyer, as the Surviving Corporation, shall provide the employees of Seller and Seller Subsidiaries as of the Effective Time who remain employed with Buyer or Buyer Subsidiaries (the “Continuing Employees”), during the period commencing at the Effective Time and ending on the first anniversary of the Effective Time (the “Continuation Period”), with the following: (i) annual base salary or wages, as applicable, that are no less favorable than the annual base salary or wages in effect for each such Continuing Employee immediately prior to the Effective Time; (ii) all employee statutory entitlements; and (iii) all employee benefits (other than severance, which will be provided as set forth in Section 6.6(b)), and other compensation (including incentive compensation), in each case substantially comparable in the aggregate to that provided to similarly situated employees of Buyer and Buyer Subsidiaries.
(b)   Buyer, as the Surviving Corporation, shall provide the employees of Seller and Seller Subsidiaries as of the Effective Time with severance benefits as set forth on Section 6.6(b) of the Seller Disclosure Schedule.
(c)   With respect to any employee benefit plans of Buyer or Buyer Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Time (the “New Plans”), Buyer, as the Surviving Corporation, and its Subsidiaries shall (i) use commercially reasonable efforts to waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Seller Benefit Plan, (ii) use commercially reasonable efforts to mitigate the impact on each such employee and their eligible dependents with respect to any co-payments or coinsurance and deductibles paid prior to the Effective Time under a Seller Benefit Plan that provides health care benefits in satisfying any applicable deductible, co-payment, coinsurance or maximum out-of-pocket requirements under any New Plans, (iii) recognize all service of such employees with Seller and Seller Subsidiaries for all purposes in any New Plan to the same extent that such service was taken into account under the analogous Seller Benefit Plan prior to the Effective Time and (iv) honor any accrued paid time off, vacation or other approved leave; provided, that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of service, (B) for purposes of any defined benefit pension plan, or (C) for purposes of any benefit plan that is a frozen plan or provides grandfathered benefits. Seller will provide the information reasonably necessary for Buyer to recognize annual co-payments, coinsurance, deductibles and out-of-pocket expenses in accordance with this Section 6.6(c) no later than fifteen (15) days prior to the Closing Date.
(d)   With respect to any 401(k) plan sponsored or maintained by Seller and Seller Subsidiaries, including, without limitation, the Peoples Bank Employees’ Savings & Profit Sharing Plan and Trust (each, a “Seller 401(k) Plan”) that offers a company stock fund as an investment option, Seller shall cause any such company stock fund(s) to be “frozen” to any new investments as of ten (10) business days prior to the Effective Time. Prior to the freezing of any such company stock fund(s), Seller shall provide Seller 401(k) Plan participants with any and all notices required by law with respect to such change in investment availability. Upon and after the date of the freezing of such company stock fund(s), no participant may direct that any portion of such participant’s individual account balance under any Seller 401(k) Plan that is not currently invested in a company stock fund be transferred to or invested in any company stock fund. Further, Seller shall cause any Seller 401(k) Plan to be terminated effective as of the day immediately prior to the Effective Time and contingent upon the occurrence of the Closing. In accordance with such termination, (i) Seller shall provide Buyer with evidence that such plan has been terminated (the form and substance of which shall be subject to reasonable review and comment by Buyer) not later than two (2) business days immediately preceding the Effective Time, and (ii) the Continuing Employees of Seller shall be eligible to participate, effective as of the Effective Time or as soon as administratively practicable thereafter, in a 401(k) plan sponsored or maintained by Buyer or one of its Subsidiaries (a “Buyer 401(k) Plan”). Buyer and Seller shall take any and all actions as may be required, including amendments to any Seller 401(k) Plan and/or Buyer 401(k) Plan, to permit the Continuing Employees of Seller who are then actively employed to make rollover contributions to the Buyer 401(k) Plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in the form of cash, notes (in the case of loans) or a combination thereof.
(e)   Buyer, as the Surviving Corporation, shall assume and honor the Seller Benefit Plans set forth on Section 6.6(e) of the Seller Disclosure Schedule in accordance with their terms. Seller agrees that the transactions contemplated by this Agreement shall constitute a “change in control”, “change of control” or other similar concept under any Seller Benefit Plan, and prior to the Effective Time, the Seller Board of Directors or Seller Compensation Committee shall be empowered to take such action as necessary to declare such status under such Seller Benefit Plans.
(f)   Nothing in this Agreement shall confer upon any employee, officer, director or consultant of Seller, Buyer or any of their respective Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, Seller, Buyer or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, Seller, Buyer or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee (including any Continuing Employee), officer or consultant of the Surviving Corporation, Seller, Buyer or any of their respective Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Seller benefit plan, Buyer benefit plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Seller benefit plan, Buyer benefit plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including, without limitation, any current or former employee, officer, director or consultant of Seller, Buyer or any of their respective Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
(g)   Immediately prior to the Closing, Seller will terminate and liquidate the Post-2004 Deferred Compensation Plan for the Directors of Seller Bank, the Seller Bank Unqualified Deferred Compensation Plan, and any and all other deferred compensation arrangements.
6.7   Indemnification; Directors’ and Officers’ Insurance.
(a)   From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless and shall advance expenses as incurred, in each case to the extent (subject to applicable law) such persons are indemnified, held harmless or entitled to such advancement of expenses as of the date of this Agreement by Seller pursuant to the Seller Articles, Seller Bylaws, the governing or organizational documents of any Subsidiary of Seller, any indemnification agreements in existence as of the date hereof that have been disclosed to Buyer or the IBCL, each present and former director, officer or employee of Seller and Seller Subsidiaries (in each case, when acting in such capacity) (collectively, the “Seller Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages, liabilities and other amounts incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director, officer or employee of Seller or any of Seller Subsidiaries and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided, that in the case of advancement of expenses, the Seller Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Seller Indemnified Party is not entitled to indemnification.
(b)   For a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Seller (provided, that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims against the present and former officers and directors of Seller or any of Seller Subsidiaries arising from facts or events which occurred at or before the Effective Time; provided, that the Surviving Corporation shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by Seller for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. Seller will reasonably cooperate with Buyer to effectuate the obligations set forth in this Section 6.7(b), including, but not limited to, providing Buyer with an agent of record or similar instrument.
(c)   The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Seller Indemnified Party and his or her heirs and representatives. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving person of such consolidation or merger, or (ii) transfers all or substantially all of its assets or deposits to any other person or engages in any similar transaction, then in each such case the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.7.
6.8   Additional Agreements.   In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Buyer, on the one hand, and a Subsidiary of Seller, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger or the Bank Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Buyer.
6.9   Advice of Changes.   Buyer and Seller shall each promptly advise the other party of any effect, change, event, circumstance, condition, occurrence or development (a) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it or (b) that it believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.9 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.
6.10   Shareholder Litigation.   Each party shall give the other party prompt notice of any shareholder litigation (including any demand letter) against such party or its Subsidiaries, directors or officers relating to the transactions contemplated by this Agreement. Seller shall (a) give Buyer the opportunity to participate at Buyer’s expense in the defense or settlement of any such litigation, (b) give Buyer a reasonable opportunity to review and comment on all filings or responses to be made in connection with any such litigation, and will in good faith take such comments into account and (c) not agree to settle any such litigation without Buyer’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that Buyer shall not be obligated to consent to any settlement which does not include a full release of Buyer and its affiliates or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Corporation or any of its affiliates.
6.11   Acquisition Proposals.
(a)   Seller agrees that it will not, and will cause each of Seller Subsidiaries and its and their officers, directors, employees, agents, advisors and representatives (such individuals with respect to either party, collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any Acquisition Proposal or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, indication of interest, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.11) in connection with or relating to any Acquisition Proposal. Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to the receipt of the Requisite Seller Vote, Seller receives an unsolicited bona fide written Acquisition Proposal that did not result from or arise in connection with a breach of this Section 6.11, Seller may, and may permit Seller Subsidiaries and its and Seller Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the person making the Acquisition Proposal if the Board of Directors of Seller concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its outside financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided, that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, Seller shall have entered into a confidentiality agreement with the person making such Acquisition Proposal on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with Seller. Seller will, and will cause Seller Subsidiaries and Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Buyer with respect to any Acquisition Proposal. Seller will promptly (within twenty-four (24) hours) advise Buyer following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), will provide Buyer with an unredacted copy of any such Acquisition Proposal and any draft agreements, proposals or other materials received from or on behalf of the person making such inquiry or Acquisition Proposal in connection with such inquiry or Acquisition Proposal, and will keep Buyer apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. Seller shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of Seller Subsidiaries is a party in accordance with the terms thereof. As used in this Agreement, “Acquisition Proposal” means other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (A) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of Seller and Seller Subsidiaries or 25% or more of any class of equity or voting securities of Seller or Seller Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Seller, (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of Seller or Seller Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Seller, or (C) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Seller or Seller Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Seller. As used in this Agreement, “Superior Proposal” means a bona fide, written Acquisition Proposal that the Board of Directors of Seller has determined in good faith (after consultation with its outside counsel and outside financial advisors) is more favorable from a financial point of view to the holders of Seller Common Stock than the Merger and the other transactions contemplated by this Agreement (taking into account any amendment or modification to this Agreement proposed by Buyer pursuant to Section 6.3(c) and all financial, legal, regulatory, timing, financing, conditionality and other aspects of such proposal and of this Agreement that the Board of Directors of Seller deems relevant); provided, that for purposes of this definition, each reference in the definition of “Acquisition Proposal” to “25%” shall be deemed to be a reference to “50%.”
(b)   Nothing contained in this Agreement shall prevent Seller or its Board of Directors from complying with Rules 14d-9 and 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.
6.12   Public Announcements.   Seller and Buyer agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by the parties. Thereafter, each of the parties agrees that no public release or announcement or statement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance or (b) for such releases, announcements or statements that are consistent with other such releases, announcement or statements made after the date of this Agreement in compliance with this Section 6.12.
6.13   Change of Method.   Seller and Buyer shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of Seller and Buyer (including the provisions of Article I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, that unless this Agreement is amended by agreement of each party in accordance with Section 9.2, no such change shall (a) alter or change the Exchange Ratio or the number of shares of Buyer Common Stock received by holders of Seller Common Stock in exchange for each share of Seller Common Stock, (b) adversely affect the Tax treatment of holders of Seller Common Stock or Buyer Common Stock pursuant to this Agreement, (c) adversely affect the Tax treatment of Seller or Buyer pursuant to this Agreement or (d) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.2.
6.14   Restructuring Efforts.   If Seller shall have failed to obtain the Requisite Seller Vote at the duly convened Seller Meeting or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transactions contemplated by this Agreement, including by merging Seller into a newly created wholly owned subsidiary of Buyer (it being understood that neither party shall have any obligation to alter or change any material terms, including the Exchange Ratio or the amount or kind of the consideration to be issued to holders of the capital stock of Seller as provided for in this Agreement, in a manner adverse to such party or its shareholders) and/or resubmit the Merger and the other transactions contemplated by this Agreement (or such transactions as restructured pursuant to this Section 6.14) to Seller’s shareholders for approval.
6.15   Takeover Statutes.   None of Seller, Buyer or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party shall, and shall cause the members of its Board of Directors to, grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.
6.16   Exemption from Liability under Section 16(b).   Buyer and Seller agree that, in order to most effectively compensate and retain Seller Section 16 Individuals, both prior to and after the Effective Time, it is desirable that Seller Section 16 Individuals not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Seller Common Stock into Buyer Common Stock in connection with the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.16. Seller shall deliver to Buyer in a reasonably timely fashion prior to the Effective Time accurate information regarding those officers and directors of Seller subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Seller Section 16 Individuals”), and the Board of Directors of Buyer and of Seller, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of Seller) any dispositions of Seller Common Stock by the Seller Section 16 Individuals, and (in the case of Buyer) any acquisitions of Buyer Common Stock by any Seller Section 16 Individuals who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.
6.17   Certain Tax Matters.
(a)   Each of Buyer and Seller shall use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Each of Buyer and Seller shall use its reasonable best efforts and shall cooperate with one another to obtain the opinions of counsel referred to in Section 7.2(c) and Section 7.3(c). In connection with the foregoing, (i) Seller shall deliver to the counsel that is delivering the opinion referred to in Section 7.2(c) and Section 7.3(c) a duly executed letter of representation customary for transactions of this type and reasonably satisfactory to such counsel, and (ii) Buyer shall deliver to the counsel that is delivering the opinion referred to in Section 7.2(c) and Section 7.3(c) a duly executed letter of representation customary for transactions of this type and reasonably satisfactory to such counsel, in the case of each of clauses (i) and (ii), at such times as such counsel shall reasonably request.
(b)   Each party hereto shall report the Merger as a “reorganization” within the meaning of Section 368(a) of the Code on all applicable Tax Returns, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.
6.18   Dividends.   After the date of this Agreement, Seller acknowledges that it shall coordinate with Buyer regarding the declaration and payment of any dividends in respect of Seller Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of

Seller Common Stock shall not receive two regular quarterly dividends, or fail to receive one dividend, for any quarter with respect to their shares of Seller Common Stock and any shares of Buyer Common Stock any such holder receives in exchange therefor in the Merger.
ARTICLE VII
CONDITIONS PRECEDENT
7.1   Conditions to Each Party’s Obligation to Effect the Merger.   The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
(a)   Shareholder Approvals.   This Agreement shall have been approved by the shareholders of Seller by the Requisite Seller Vote.
(b)   NASDAQ Listing.   The shares of Buyer Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on NASDAQ, subject to official notice of issuance.
(c)   Regulatory Approvals.   (i) All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated, and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.
(d)   S-4.   The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for such purpose shall have been initiated or threatened by the SEC and not withdrawn.
(e)   No Injunctions or Restraints; Illegality.   No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement.
7.2   Conditions to Obligations of Buyer.   The obligation of Buyer to effect the Merger is also subject to the satisfaction or waiver by Buyer at or prior to the Effective Time of the following conditions:
(a)   Representations and Warranties.   The representations and warranties of Seller set forth in Sections 3.2(a) (Capitalization) and 3.8(a) (Absence of Certain Changes or Events) (in each case after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date), and the representations and warranties of Seller set forth in Sections 3.1(a) (Corporate Organization), 3.1(b) (Corporate Organization; Subsidiaries), 3.2(b) (Capitalization; Subsidiaries), 3.3(a) (Authority; No Violation) and 3.7 (Broker’s Fees) (in each case, read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date). All other representations and warranties of Seller set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date); provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Seller or the Surviving Corporation. Buyer shall have received a certificate signed on behalf of Seller by the Chief Executive Officer and the Chief Financial Officer of Seller to the foregoing effect.
(b)   Performance of Obligations of Seller.   Seller shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Effective Time, and Buyer shall have received a certificate signed on behalf of Seller by the Chief Executive Officer and the Chief Financial Officer of Seller to such effect.
(c)   Federal Tax Opinion.   Buyer shall have received the opinion of Squire Patton Boggs (US) LLP, in form and substance reasonably satisfactory to Buyer, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Buyer and Seller, reasonably satisfactory in form and substance to such counsel.
(d)   FIRPTA Certificate.   Seller shall have delivered to Acquiror a properly executed statement from Seller that meets the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), dated as of the Closing Date in a form and substance reasonably acceptable to Buyer.
7.3   Conditions to Obligations of Seller.   The obligation of Seller to effect the Merger is also subject to the satisfaction or waiver by Seller at or prior to the Effective Time of the following conditions:
(a)   Representations and Warranties.   The representations and warranties of Buyer set forth in Sections 4.2(a) (Capitalization) and 4.8(a) (Absence of Certain Changes or Events) (in each case, after giving effect to the lead-in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date), and the representations and warranties of Buyer set forth in Sections 4.1(a) (Corporate Organization), 4.1(b) (Corporate Organization; Subsidiaries) (with respect to Significant Subsidiaries only), 4.2(b) (Capitalization; Subsidiaries) (with respect to Significant Subsidiaries only), 4.3(a) (Authority; No Violation) and 4.7 (Broker’s Fees) (in each case, read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date). All other representations and warranties of Buyer set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date), provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Buyer. Seller shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to the foregoing effect.
(b)   Performance of Obligations of Buyer.   Buyer shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Effective Time, and Seller shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to such effect.
(c)   Federal Tax Opinion.   Seller shall have received the opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP, in form and substance reasonably satisfactory to Seller, dated as of the

Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Buyer and Seller, reasonably satisfactory in form and substance to such counsel.
ARTICLE VIII
TERMINATION AND AMENDMENT
8.1   Termination.   This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite Seller Vote:
(a)   by mutual written consent of Buyer and Seller;
(b)   by either Buyer or Seller if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;
(c)   by either Buyer or Seller if the Merger shall not have been consummated on or before the date that is the twelve (12) month anniversary of the date of this Agreement (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;
(d)   by either Buyer or Seller (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Seller, in the case of a termination by Buyer, or Buyer, in the case of a termination by Seller, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Buyer, or Section 7.3, in the case of a termination by Seller, and which is not cured within forty-five (45) days following written notice to Seller, in the case of a termination by Buyer, or Buyer, in the case of a termination by Seller, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);
(e)   by Buyer prior to such time as the Requisite Seller Vote is obtained, if (i) Seller or the Board of Directors of Seller shall have made a Recommendation Change or (ii) Seller or the Board of Directors of Seller shall have breached its obligations under Section 6.3 or 6.11 in any material respect; or
(f)   by Seller, prior to such time as the Requisite Seller Vote is obtained, in order to enter into a definitive agreement providing for a Superior Proposal, if Seller has complied in all material respects with Section 6.11 and the applicable provisions of Section 6.3(c) with respect to such Superior Proposal.
The party desiring to terminate this Agreement pursuant to clauses (b) through (f) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.5, specifying the provision or provisions hereof pursuant to which such termination is effected.
8.2   Effect of Termination.
(a)   In the event of termination of this Agreement by either Buyer or Seller as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Buyer, Seller, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(c), Section 6.12 and this Section 8.2 and Article IX (other than Section 9.1) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Buyer nor Seller shall be relieved or released from any liabilities or damages arising out of its fraud or its willful and material breach of any provision of this Agreement.
(b)   In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of Seller or shall have been made directly to the shareholders of Seller generally or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the Seller Meeting) an Acquisition Proposal, in each case with respect to Seller and (A) (1) thereafter this Agreement is terminated by either Buyer or Seller pursuant to Section 8.1(c) without the Requisite Seller Vote having been obtained (and all other conditions set forth in Sections 7.1 and 7.3 were satisfied or were capable of being satisfied prior to such termination) or (2) thereafter this Agreement is terminated by Buyer pursuant to Section 8.1(d) as a result of a willful breach by Seller, and (B) prior to the date that is twelve (12) months after the date of such termination, Seller enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Seller shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Buyer, by wire transfer of same day funds, a fee equal to $9,000,000 (the “Termination Fee Amount”); provided, that for purposes of this Section 8.2(b), all references in the definition of Acquisition Proposal to “twenty-five percent (25)%” shall instead refer to “fifty percent (50%)”.
(c)   In the event that this Agreement is terminated by Buyer pursuant to Section 8.1(e) or by Seller pursuant to Section 8.1(f), then Seller shall pay by wire transfer of same day funds, the Termination Fee Amount within two (2) business days of the date of such termination.
(d)   Notwithstanding anything to the contrary herein, but without limiting the right of Buyer to recover liabilities or damages arising out of Seller’s fraud or its willful and material breach of any provision of this Agreement, in no event shall Seller be required to pay the Termination Fee Amount more than once.
(e)   Each of Buyer and Seller acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if Seller fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, Buyer commences a suit that results in a judgment against Seller for the Termination Fee Amount or any portion thereof, Seller shall pay the costs and expenses of Buyer (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if Seller fails to pay the amounts payable pursuant to this Section 8.2, then Seller shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” published in The Wall Street Journal on the date on which such payment was required to be paid and ending on the date that such overdue amount is actually paid. The amounts payable by Seller pursuant to Section 8.2(b), Section 8.2(c) and this Section 8.2(e), constitute liquidated damages and not a penalty, and except in the case of fraud or willful and material breach, shall be the sole monetary remedy of Buyer in the event of a termination of this Agreement specified in such applicable section.
ARTICLE IX
GENERAL PROVISIONS
9.1   Nonsurvival of Representations, Warranties and Agreements.   None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 6.7 and for those other covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

9.2   Amendment.   Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite Seller Vote; provided, that after approval of the Merger and the other transactions contemplated by this Agreement by the shareholders of Seller, there may not be, without further approval of the shareholders of Seller, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties hereto.
9.3   Extension; Waiver.   At any time prior to the Effective Time, each of the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by such other party pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained herein; provided, that after the receipt of the Requisite Seller Vote, there may not be, without further approval of the shareholders of Seller, as applicable, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
9.4   Expenses.   Except as otherwise provided in Section 8.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, that the costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC or any other Governmental Entity in connection with the Merger shall be borne equally by Buyer and Seller.
9.5   Notices.   All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon confirmation of receipt, (b) on the first (1st) business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
if to Buyer, to:
First Financial Bancorp.
255 East 5th Street, Suite 700
Cincinnati, OH 45202
Attention:   Karen B. Woods, General Counsel and Chief Administrative Officer
Email:        karen.woods@bankatfirst.com
With a copy (which shall not constitute notice) to:
Squire Patton Boggs (US) LLP
201 E. Fourth Street, Suite 1900
Cincinnati, OH 45202
Attention:   James J. Barresi
Email:       James.Barresi@squirepb.com
if to Seller, to:
Finward Bancorp
9204 Columbia Avenue
Munster, IN 46321
Attention:   Benjamin Bochnowski
Email:        bbochnowski@ibankpeoples.com

With a copy (which shall not constitute notice) to:
Finward Bancorp
9204 Columbia Avenue
Munster, IN 46321
Attention:   David J. Kwait, J.D.
Email:      dkwait@ibankpeoples.com
and
Barack Ferrazzano Kirschbaum & Nagelberg LLP
200 W Madison Street, Suite 3900
Chicago, IL 60606
Attention:   Abdul Mitha
Email:        abdul.mitha@bfkn.com
9.6   Interpretation.   The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” mean the date of this Agreement. As used in this Agreement, the “knowledge” of Seller means the actual knowledge of any of the officers of Seller listed on Section 9.6 of the Seller Disclosure Schedule, and the “knowledge” of Buyer means the actual knowledge of any of the officers of Buyer listed on Section 9.6 of the Buyer Disclosure Schedule. As used herein, (a) “business day” means any day other than a Saturday, a Sunday or a day on which banks in the State of Ohio are authorized by law or executive order to be closed, (b) “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (c) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (d) “made available” means any document or other information that (i) is included in the virtual data room of a party prior to the date hereof or (ii) filed by a party with the SEC and publicly available on EDGAR prior to the date hereof and (e) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Merger and the Bank Merger. The Seller Disclosure Schedule and the Buyer Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.
9.7   Counterparts.   This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
9.8   Entire Agreement.   This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
9.9   Governing Law; Jurisdiction.
(a)   This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to any applicable conflicts of law.

(b)   Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the U.S. Federal District Court in the Southern District of Ohio or, if that court does not have subject matter jurisdiction, in any state court located in The City of Cincinnati in the State of Ohio (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.
9.10   Waiver of Jury Trial.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.
9.11   Assignment; Third-Party Beneficiaries.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
9.12   Specific Performance.   The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.
9.13   Severability.   Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.
9.14   Confidential Supervisory Information.   Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined or identified in 12 C.F.R. § 261.2(b) and 12 C.F.R. § 4.32(b)) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.
9.15   Delivery by Electronic Transmission.   This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file or other electronic means, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file or other electronic means to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of e-mail delivery of a “.pdf” format data file or other electronic means as a defense to the formation of a contract and each party hereto forever waives any such defense.
9.16   No Other Representations or Warranties.
(a)   Except for the representations and warranties made by Seller in Article III and by Buyer in Article IV, neither Seller, Buyer, nor any other person makes any express or implied representation or warranty with respect to Seller, Buyer or their respective Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and each of Seller and Buyer hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Seller nor Buyer, as applicable, nor any other person makes or has made any representation or warranty to Buyer or Seller, as applicable, or any of their respective affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Seller or Buyer, as applicable, or any of their respective Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Seller in Article III and by Buyer in Article IV, any oral or written information presented to Buyer or Seller, as applicable, or any of their respective affiliates or Representatives in the course of their respective due diligence investigation of Seller or Buyer, as applicable, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b)   Each of Seller and Buyer acknowledges and agrees that neither Buyer, Seller nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III and Article IV.
[Signature Page Follows]

IN WITNESS WHEREOF, Buyer and Seller have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.
FIRST FINANCIAL BANCORP.
By:
/s/ Archie Brown

Name: Archie Brown
Title: President and Chief Executive Officer
FINWARD BANCORP
By:
/s/ Benjamin Bochnowski

Name: Benjamin Bochnowski
Title: President and Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

Annex B
July 21, 2026
Board of Directors
Finward Bancorp
9204 Columbia Avenue
Munster, IN 46321
Dear Members of the Board:
We have acted as your financial advisor in connection with the proposed merger (the “Transaction”) of Finward Bancorp (the “Company”) with and into First Financial Bancorp. (the “Buyer”). You have requested that we provide our opinion (the “Opinion”) as investment bankers as to whether the consideration to be received by the Shareholders (as defined below) in the Transaction is fair from a financial point of view to the common stockholders of the Company (solely in their capacity as such, the “Shareholders”).
Pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and between the Company and the Buyer, and subject to the terms, conditions and limitations set forth therein, we understand that, subject to potential adjustments as described in the Agreement, each outstanding share of the Company’s common stock will be converted into the right to receive 1.35 shares of the Buyer’s common stock, and the aggregate value of the consideration expected to be exchanged by the Buyer to acquire all of the outstanding common stock and other equity interests in the Company, based on the Buyer’s closing stock price of $35.48 on July 20, 2026, would be approximately $208.3 million. The terms and conditions of the Transaction are more fully set forth in the Agreement.
In connection with developing our Opinion we have:
(i)
reviewed certain publicly available financial statements and reports regarding the Company and the Buyer;

(ii)
reviewed certain audited financial statements regarding the Company and the Buyer;

(iii)
reviewed certain internal financial statements, management reports and other financial and operating data concerning the Company prepared by management of the Company;

(iv)
reviewed, on a pro forma basis, in reliance upon certain financial projections and other information and assumptions concerning the Company provided or made available by or on behalf of the Company, and certain financial projections and other information and assumptions concerning the Buyer provided or made available by or on behalf of the Buyer and, where applicable, consensus research estimates, the effect of the Transaction on the balance sheet, capitalization ratios, earnings and tangible book value of the Buyer;

(v)
reviewed the reported prices and trading activity for the common stock of the Company and the Buyer;

(vi)
compared the financial performance of the Company and the Buyer with that of certain other publicly-traded companies and their securities that we deemed relevant to our analysis of the Transaction;

(vii)
reviewed the financial terms, to the extent publicly available, of certain merger or acquisition transactions that we deemed relevant to our analysis of the Transaction;

(viii)
reviewed the most recent draft of the Agreement and related documents provided to us by the Company;

(ix)
discussed with management of the Company and management of the Buyer the operations of and future business prospects for the Company and the Buyer, respectively;

(x)
assisted in your deliberations regarding the material terms of the Transaction and your negotiations with the Buyer; and

(xi)
performed such other analyses and provided such other services as we have deemed appropriate.

We have relied on the accuracy and completeness of the information, financial data and financial forecasts provided or made available to us by or on behalf of the Company and the Buyer and of the other information reviewed by us in connection with the preparation of our Opinion, and our Opinion is based upon such information. We have not independently verified or undertaken any responsibility to independently verify the accuracy or completeness of any of such information, data or forecasts. Management of the Company has assured us that it is not aware of any relevant information that has been omitted or remains undisclosed to us. We have not assumed any responsibility for making or undertaking an independent evaluation or appraisal of any of the assets or liabilities of the Company or of the Buyer, and we have not been furnished with any such evaluations or appraisals; nor have we evaluated the solvency or fair value of the Company or of the Buyer under any laws relating to bankruptcy, insolvency or similar matters. We have not assumed any obligation to conduct any physical inspection of the properties, facilities, assets or liabilities (contingent or otherwise) of the Company or the Buyer. We have not received or reviewed any individual loan or credit files nor have we made an independent evaluation of the adequacy of the allowance for credit losses of the Company or the Buyer. We have not made an independent analysis of the effects of potential future changes in the rate of inflation or of prevailing rates of interest or other market developments or disruptions, or of the effects of any global conflicts or hostilities or any other disaster or adversity, on the business or prospects of the Company or the Buyer. With respect to the financial projections and other information and assumptions concerning the Company and the Buyer provided or made available to us by or on behalf of the Company and the Buyer, we have assumed that such financial projections and other information and assumptions have been reasonably prepared and reflect the best then currently available estimates and judgments of the preparer thereof as to the future financial performance of the Company or the Buyer, as applicable, and provide a reasonable basis for our analysis. With respect to the consensus research estimates concerning the Company and the Buyer upon which portions of our analyses were based, we have assumed that such consensus research estimates provide a reasonable basis for our analysis. We recognize that such financial projections, consensus research estimates and other information and assumptions are based on numerous variables, assumptions and judgments that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions) and that actual results could vary significantly from such financial projections, consensus research estimates and other information and assumptions, and we express no opinion as to the reliability of such financial projections, consensus research estimates and other information and assumptions.
As part of our investment banking business, we regularly issue fairness opinions and are continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and other purposes. We are familiar with the Company and the Buyer. We issue periodic research reports regarding the business and prospects of the Company and the Buyer, and we make a market in the stock of the Company and the Buyer. We have previously provided investment banking services to the Company. We have not, however, received any fees for providing investment banking services to the Company or the Buyer within the past two years. Within the past two years, we or our affiliates have provided securities brokerage services to the Buyer and have received customary compensation for such services. We serve as financial adviser to the Company in connection with the Transaction, and we are entitled to receive from the Company reimbursement of our expenses and a fee for our services as financial adviser to the Company, a significant portion of which is contingent upon the consummation of the Transaction. We are also entitled to receive a fee from the Company for providing our Opinion to the Board of Directors of the Company. The Company has also agreed to indemnify us for certain liabilities arising out of our engagement, including certain liabilities that could arise out of our providing this Opinion letter. We expect to pursue future investment banking services assignments with participants in this Transaction. In the ordinary course of business, Stephens Inc. and its affiliates and employees at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt, equity or derivative securities of any participants in the Transaction.

We are not legal, accounting, regulatory, or tax experts, and we have relied solely, and without independent verification, on the assessments of the Company and its other advisors with respect to such matters. We have assumed, with your consent, that the Transaction will not result in any materially adverse legal, regulatory, accounting or tax consequences for the Company or its shareholders and that any reviews of legal, accounting, regulatory or tax issues conducted as a result of the Transaction will be resolved favorably to the Company and its shareholders. We do not express any opinion as to any tax or other consequences that might result from the Transaction.
The Opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on the date hereof and on the information made available to us as of the date hereof. Market price data used in connection with this Opinion is based on reported market closing prices as of July 20, 2026. It should be understood that subsequent developments may affect this Opinion and that we do not have any obligation to update, revise or reaffirm this Opinion or otherwise comment on events occurring after the date hereof. We further note that volatility or disruptions in the credit and financial markets relating to, among other things, potential future changes in the rate of inflation or prevailing rates of interest or other market developments or disruptions, or the effects of any global conflicts or hostilities or any other disaster or adversity, may or may not have an effect on the Company or the Buyer, and we are not expressing an opinion as to the effects of such volatility or disruptions on the Transaction or any party to the Transaction. We further express no opinion as to the prices at which shares of the Buyer’s or Company’s common stock may trade at any time subsequent to the announcement of the Transaction.
In connection with developing this Opinion, we have assumed that, in all respects material to our analyses:
(i)
the Transaction and any related transactions will be consummated on the terms of the latest draft of the Agreement provided to us, without material waiver or modification;

(ii)
the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct;

(iii)
each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

(iv)
all conditions to the completion of the Transaction will be satisfied within the time frames contemplated by the Agreement without any waivers;

(v)
that in the course of obtaining the necessary regulatory, lending or other consents or approvals (contractual or otherwise) for the Transaction and any related transactions, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that would have a material adverse effect on the contemplated benefits of the Transaction to the Shareholders;

(vi)
there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of the Company or the Buyer since the date of the most recent financial statements made available to us, and that no legal, political, economic, regulatory or other development has occurred that will adversely impact the Company or the Buyer; and

(vii)
the Transaction will be consummated in a manner that complies with applicable law and regulations.

This Opinion is directed to, and is for the use and benefit of, the Board of Directors of the Company (in its capacity as such) solely for purposes of assisting with its review and deliberations regarding the Transaction. Our Opinion does not address the merits of the underlying decision by the Company to engage in the Transaction, the merits of the Transaction as compared to other alternatives potentially available to the Company or the relative effects of any alternative transaction in which the Company might engage, nor is it intended to be a recommendation to any person or entity as to any specific action that should be taken in connection with the Transaction, including with respect to how to vote or act with respect to the Transaction. This Opinion is not intended to confer any rights or remedies upon any other person or entity. In addition, except as explicitly set forth in this letter, you have not asked us to address, and this Opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company. We have not been asked to express any opinion, and do not express any opinion, as to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or to any group of such officers, directors or employees, whether relative to the compensation to other shareholders of the Company or otherwise.
Our Fairness Opinion Committee has approved the Opinion set forth in this letter. Neither this Opinion nor its substance may be disclosed by you to anyone other than your advisors without our written permission. Notwithstanding the foregoing, this Opinion and a summary discussion of our underlying analyses and role as financial adviser to the Company may be included in communications to shareholders of the Company, provided that this Opinion letter is reproduced in its entirety, and we approve of the content of such disclosures prior to any filing, distribution or publication of such shareholder communications and prior to distribution of any amendments thereto.
Based on the foregoing and our general experience as investment bankers, and subject to the limitations, assumptions and qualifications stated herein, we are of the opinion, on the date hereof, that the consideration to be received by the Shareholders in the Transaction is fair to the Shareholders from a financial point of view.
Very truly yours,
STEPHENS INC.